AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1996
                                                     REGISTRATION NO. 333-12757
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         CB COMMERCIAL HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6531                   52-1616016
     (STATE OR OTHER         (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                           533 SOUTH FREMONT AVENUE
                      LOS ANGELES, CALIFORNIA 90071-1798
                                (213) 613-3123
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                JAMES J. DIDION
                            CHIEF EXECUTIVE OFFICER
                         CB COMMERCIAL HOLDINGS, INC.
                           533 SOUTH FREMONT AVENUE
                      LOS ANGELES, CALIFORNIA 90071-1798
                                (213) 613-3123
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

       RICHARD S. GREY, ESQ.                    GREGG A. NOEL, ESQ.
      PETER V. LEPARULO, ESQ.                   RAND S. APRIL, ESQ.
   PILLSBURY MADISON & SUTRO LLP     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           P.O. BOX 7880                   300 GRAND AVENUE, SUITE 3400
  SAN FRANCISCO, CALIFORNIA 94120          LOS ANGELES, CALIFORNIA 90071

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                 TITLE OF EACH CLASS OF                          MAXIMUM AGGREGATE        AMOUNT OF
               SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.................................       $117,477,675         $39,205(2)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) This filing fee has previously been paid.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED NOVEMBER 25, 1996

PROSPECTUS
                                4,347,000 SHARES


                            [LOGO OF CB COMMERCIAL]

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.

                                  COMMON STOCK

                                  -----------

  All of the 4,347,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of CB Commercial Real Estate Services Group, Inc. (the "Company") offered hereby (the "Offering") are being sold by the Company. Prior to the Offering, there has been no established public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock offered hereby will be between $21.50 and $23.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "CBCG."

  The Company has been a reporting company under the Securities Exchange Act of 1934, as amended, since 1989 as a result of an offering to its employees registered under the Securities Act of 1933, as amended, of shares of its B-2 common stock, which are currently held of record by 1,467 holders. See "The Recapitalization."

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC   DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share.....................................  $          $            $
--------------------------------------------------------------------------------
Total(3)...................................... $          $            $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,111,000.
(3) The Company has granted the several Underwriters an option, exercisable within 30 days after the date of the Prospectus, to purchase up to an additional 652,050 shares of Common Stock to cover over-allotments, if any. If all of such shares of Common Stock are purchased, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $    , $
    and $    , respectively. See "Underwriting."

                                  -----------

  The Shares are offered by the several Underwriters, subject to prior sale when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares
will be made in New York, New York on or about         , 1996.

                                  -----------

MERRILL LYNCH & CO.                                        MONTGOMERY SECURITIES

                                  -----------

                The date of this Prospectus is November  , 1996.

             [MAP OF U.S. WITH LOCATION OF OFFICES AND BAR CHART]


         A bar graph which depicts the Company's revenue for each of the four quarters and the trailing four quarters in the years 1992-1995 and for the first two quarters of 1996.
         Photographs of directors and officers along the left side of the fold out. Graphic depiction of World Map showing location of Company's offices.




  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere in this Prospectus. Prospective investors should carefully consider the matters set forth in "Risk Factors." Except as set forth in the consolidated financial statements and notes thereto or otherwise as specified herein, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Effective upon consummation of the Offering, the Company will change its name from CB Commercial Holdings, Inc. to CB Commercial Real Estate Services Group, Inc. Unless the context requires otherwise, the term the "Company" or "CB Commercial" means CB Commercial Real Estate Services Group, Inc. and each of its consolidated subsidiaries.

                                COMPANY OVERVIEW

  Founded in 1906, the Company believes that it is the largest vertically-integrated commercial real estate services company in the United States with aggregate 1995 revenue of $468.5 million and 231 business unit offices in 107 locations. In addition, the Company has established exclusive alliances with international commercial real estate service firms which have offices in an additional 109 locations in 30 countries. These relationships are reciprocal referral arrangements whereby the Company's clients who require services in a geographic region serviced by its alliance partners must be referred by the Company to its alliance partner operating in that region. Conversely, the Company's alliance partners are obligated to refer their clients with commercial real estate needs in the United States to the Company. These alliances have not generated significant revenues to date. The Company provides a full range of services to commercial real estate tenants, owners, and investors including: (i) brokerage (facilitating sales and leases), investment properties (acquisitions and sales on behalf of investors), corporate services, property management, and real estate market research (collectively, "Property and User Services"), and (ii) mortgage banking (mortgage loan origination and servicing), investment management and advisory services, and valuation and appraisal services (collectively, "Investor Services"). The Company believes that, on the basis of revenues, its brokerage and independent commercial mortgage origination businesses are the largest such businesses in the United States, and that the Company is among the top ten providers of commercial property management, investment management and advisory services and commercial mortgage loan servicing in the United States. The Company's diverse client base includes local, national and multinational corporations, financial institutions, pension funds and other tax exempt entities, local, state and national governmental entities, and individuals.

  The Company believes that it enjoys a variety of competitive advantages in the commercial real estate services industry, including the Company's--

 . Significant deal flow and strong market presence in its core brokerage and property management businesses, both of which are employed for the benefit of all of the Company's business disciplines;

 . 90-year tradition and history of providing high-quality services and client coverage and internationally recognized "brand" identity which the Company believes is widely respected in the real estate services industry;

 . Experienced and trained professionals in all business disciplines, including almost 2,000 sales professionals in Property and User Services who have an average tenure of more than eight years with the Company;

 .  Multi-discipline capabilities and extensive multi-market network;

 . State-of-the-art technology and professional education programs which enable the Company to deliver superior services;

 . Experienced management team, the members of which have an average tenure of more than 16 years with the Company and will own approximately 15.2% of the Company's Common Stock (including exercisable stock options and shares held through the Company's Deferred Compensation Plan) after the Offering; and

 . Employees who will own more than 40% of the Company's Common Stock after the Offering.

  As part of its growth strategy, the Company is continually assessing acquisition opportunities. Management believes that there are significant opportunities in the fragmented and consolidating real estate services industry to acquire additional companies to complement and expand the Company's existing operations. Since the beginning of 1995, the Company has completed three strategic acquisitions. In July 1996, the Company acquired L.J. Melody & Company and L.J. Melody & Company of California (collectively "L.J. Melody"), a nationally-known mortgage banking firm, for $15 million. The L.J. Melody acquisition provides the Company with leadership for its own mortgage banking business, access to loan sources not previously available to the Company and an enhanced ability to access the Company's deal flow in its investment properties and brokerage businesses as a source of mortgage originations. In June 1995, the Company acquired Westmark Realty Advisors L.L.C. ("Westmark"), an investment management and advisory business with approximately $3.0 billion of assets under management, for $37.5 million, plus a supplemental purchase price component of up to $18.0 million based upon Westmark's adjusted operating income. The Westmark acquisition has moved the Company into a business area which the Company believes has the potential for significant growth. In April 1995, the Company acquired Langdon Rieder Corporation ("Langdon Rieder"), a nationally-known tenant representation firm, for $1.5 million in cash and a deferred payment of $1.9 million payable over three years. The deferred payment is subject to forfeiture under certain circumstances. The Langdon Rieder acquisition strengthened the Company's ability to provide sophisticated tenant representation services to its corporate clients. See "Business--Acquisitions."

                                INDUSTRY TRENDS

  Over the last ten years, the commercial real estate industry has experienced various structural changes and more recently has been experiencing a broad recovery from the real estate "depression" of the early 1990s. The Company believes that these factors and the resulting trends, which are summarized below, create an opportunity for the Company to leverage its experience, multi-discipline integrated services, multi-market presence and brand equity to its competitive advantage--

 . CHANGING COMPOSITION AND NEEDS OF INVESTORS AND OWNERS. Investors in and owners of commercial real estate assets have become increasingly institutional (including pension funds, life insurance companies, banks and publicly-held REITs) with geographically diverse portfolios. With respect to institutions other than REITs, this change in the ownership characteristics and management requirements of institutional real estate investors and owners has fueled the demand for, and growth of, sophisticated multi-service, nationally-oriented real estate service providers. As REITs are internally managed and therefore tend to outsource only their brokerage services, their demand for the Company's other real estate services is expected to be less than that of other institutional investors.

 . CONTINUING OUTSOURCING TREND. The Company believes that the combination of corporate managements' heightened awareness that corporate real estate assets are a major component of corporate net worth and competitive pressures encouraging a greater focus on core businesses has caused corporations to downsize and, as a result, outsource their non-core activities to third-parties. As a consequence, the demand for multi-disciplined, multi-market professional real estate services firms that provide integrated services capable of supplementing a corporate real estate department has increased significantly.

 . ONGOING INDUSTRY CONSOLIDATION. The Company also believes that the combination of institutional and corporate real estate service needs and demands, together with the real estate "depression" of the early 1990s, has made it necessary for real estate services firms to (i) provide comprehensive, high-quality services, (ii) make significant investments in corporate infrastructure, including information technology and professional education, and (iii) have access to sufficient capital to support these service and investment needs. These factors have fueled the consolidating industry environment, which the Company believes will motivate local and regional real estate service providers to sell to, or form alliances with, major national and international companies.

 . EXPANDING CMBS MARKET. Wall Street firms and financial institutions have recently been providing a significant amount of third-party commercial mortgage financing and have been accessing the public debt markets by issuing commercial mortgage-backed securities ("CMBS") in order to securitize their portfolios and avoid holding mortgage loans for the long-term, resulting in increasing liquidity in the real estate markets. The Company's access to real estate transaction deal flow and national mortgage origination capabilities enable it to benefit from this expansion of the CMBS market which creates demand for mortgage originations.

 . RECOVERING MARKETS. Coincident with the long term structural shifts in the commercial real estate industry, commercial real estate markets in the United States have been recovering over the last several years, experiencing increased leasing and sale activity in many product types and geographic market areas. As a result, brokerage and property management fees, which are based upon a percentage of transaction value and total rent collections, respectively, have begun to increase.

                           THE COMPANY'S BUSINESSES

PROPERTY AND USER SERVICES

  Property and User Services include a broad range of services, delivered primarily to users and owners of commercial real estate, including brokerage (facilitating sales and leases), investment properties (acquisitions and sales on behalf of investors), corporate services, property management, and real estate market research. These services are provided with respect to a wide range of commercial real estate properties, including, but not limited to, office space, industrial buildings, retail properties, multifamily residential properties and unimproved land.

  Brokerage. Brokerage, the Company's original and core business, advises buyers, sellers, landlords and tenants in connection with the leasing and sale of office space, industrial buildings, retail properties, multifamily residential properties and unimproved land. Brokerage employs approximately 1,640 sales professionals nationally generating significant deal flow and real-time market data. This market presence provides the Company with a competitive advantage in developing business opportunities and client contacts and in developing CB Commercial's brand identity for the Company's other business disciplines. The Company believes its commercial brokerage business is the market-leader in the United States based upon both 1995 revenue, which totaled approximately $294.3 million, and the number of completed transactions, which totaled approximately 19,800.

  Investment Properties. The Company provides sophisticated strategic planning for, and execution of, acquisitions and sales of income-producing commercial properties for its clients through its investment properties sales professionals. In 1995, approximately 1,000 sales transactions were completed with some of the country's largest and most sophisticated investors, including, as examples, Prudential Insurance Co., RREEF and Security Capital. With aggregate estimated sales consideration of more than $4.0 billion in 1995, the Company believes that it is one of the largest providers of investment properties sales services in the United States.

  Corporate Services. Corporate services, which generally operates through the CBC/Madison Advisory Group, addresses the multiple-market domestic and international real estate needs of corporate America by providing comprehensive, quality services on a cost efficient basis through a single point-of-contact at the Company. Corporate services coordinates the utilization of all the Company's various disciplines to deliver an integrated service to some of the largest and most sophisticated companies in the United States, including, as examples, Eastman Kodak, Ford Motor Company, and Allstate Insurance Company. CBC/Madison Advisory Group directly addresses client demand driven by corporate downsizing, outsourcing, and alliance partnering, expanding a client's real estate department and performing most of the functions involved in corporate real estate administration. CBC/Madison Advisory Group has been one of the Company's fastest growing services, with revenue having increased at a compound annual rate of 50% from 1993 through 1995.

  Property Management. Property management provides operations, maintenance, marketing and leasing services for income-producing properties owned primarily by institutional investors. The Company provides asset management-oriented services to its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. The Company was recently ranked the eighth largest property management firm in the United States by National Real Estate Investor's 1996 Annual Survey based on square footage under management during 1995. As of September 30, 1996, the Company managed 792 properties aggregating approximately 104 million square feet.

  Real Estate Market Research. The Company provides its research and forecasting services to its other businesses as well as outside corporate and institutional investor clients through CB Commercial/Torto Wheaton Research, the widely-recognized research division of the Company based in Boston, Massachusetts. The Company's research reports and forecasts are utilized by all of the Company's businesses to assist clients with analysis and interpretation of market data in order to provide them with a competitive edge in the rapidly changing real estate marketplace. The Company's publications and products provide real estate data for more than 50 of the largest Metropolitan Statistical Areas ("MSAs") in the United States and are sold on a subscription basis to many of the largest portfolio managers, insurance companies and pension funds in the United States.

INVESTOR SERVICES

  Investor Services includes mortgage banking (mortgage loan origination and servicing), investment management and advisory services, and valuation and appraisal services relating primarily to office space, industrial buildings, retail properties, multifamily residential properties and unimproved land.

  Mortgage Banking. The Company provides its mortgage origination and servicing through L.J. Melody, a wholly-owned subsidiary of the Company acquired in July 1996 and based in Houston, Texas. On a combined basis including originations by L.J. Melody prior to its acquisition, the Company originated approximately
$2.3 billion, $2.0 billion and $1.1 billion of mortgage loans in 1995, 1994 and 1993, respectively. As part of these origination activities, the Company originates mortgages through special conduit arrangements with affiliates of Merrill Lynch, Citicorp, and Lehman Brothers which permit it to service the mortgage loans that it originates and is currently negotiating a similar arrangement with an affiliate of NationsBank. In addition, the Company is a major mortgage originator for insurance companies having originated, on a combined basis, mortgage loans in the names of the insurance companies valued at approximately $1.6 billion in 1995, of which it serviced $891.4 million. As of December 31, 1995, 1994 and 1993, the Company, on a combined basis, serviced mortgage loan portfolios of approximately $7.3 billion, $7.1 billion and $6.3 billion, respectively. Based upon available statistics, the Company believes that, on a combined basis, it is the largest independent commercial mortgage originator in the United States (originating mortgage loans for others, as opposed to originating mortgage loans for its own account). As of December 31, 1995, the Company, on a combined basis, was the eighth largest commercial mortgage loan servicer in the United States. The Company believes it will have a significant competitive advantage in the commercial mortgage loan origination business due to its anticipated integration with the deal flow generated through the Company's brokerage and investment properties sales activities. This integration will not only provide advantages to mortgage banking, but will also facilitate sales transactions enhancing the Company's capability to execute clients' sales assignments.

  Investment Management and Advisory. The Company provides its investment management and advisory services primarily to large institutions and pension funds through Westmark which employs over 100 professionals and operates nationally from its headquarters in Los Angeles, California. Westmark operates as a separate and independent subsidiary, providing advisory services and managing approximately $3.7 billion in tax-exempt capital invested in more than 220 office, industrial and retail properties located in more than 40 major U.S. markets with an aggregate of more than 40 million square feet. The Company's investment management and advisory activities include creating investment products, raising investor capital, identifying and acquiring specific properties and managing the operations and dispositions of the assets. As of September 30, 1996, the

Company represented more than 180 investors in 13 commingled funds and a variety of nondiscretionarily managed separate accounts.

  Valuation and Appraisal Services. Valuation and appraisal services delivers sophisticated commercial real estate valuations through a variety of products including market value appraisals, portfolio valuations, discounted cash flow analyses, litigation support, feasibility land use studies and fairness opinions. The Company's appraisal staff has more than 80 professionals with approximately 50% of its professionals holding the Member Appraisal Institute ("MAI") professional designation. Valuation and appraisal services operates nationally through 21 regional offices, and its clients are generally portfolio owners, both corporate and institutional. The Company believes it is among the leading commercial real estate appraisal firms in the United States.

                                  THE OFFERING

Common Stock offered by the Compa-  4,347,000 shares(1)
 ny................................
Common Stock to be outstanding af-  13,266,171 shares(1)(2)
 ter the Offering..................
Use of proceeds.................... The net proceeds from the Offering will be used to repay a portion of the Company's
                                    senior secured indebtedness and to pay
                                    accrued and unpaid interest on the
                                    Company's senior subordinated indebtedness.
                                    Any remaining net proceeds will be used for
                                    general corporate purposes, including to
                                    fund acquisitions. See "Use of Proceeds."
Listing............................ The Common Stock has been approved for listing on the Nasdaq National Market under
                                    the symbol "CBCG."

--------
(1) Does not include up to 652,050 shares subject to an over-allotment option granted to the Underwriters by the Company. See "Underwriting."
(2) Excludes (i) 1,046,890 shares issuable upon exercise of stock options under the Company's stock option plans as of September 30, 1996, (ii) shares of Class C-R and Class J common stock to be repurchased by the Company for an aggregate of $8,000 in connection with the Offering and (iii) 4,000,000 shares of Preferred Stock convertible into a lesser number of shares of Common Stock at the option of the holder after the Offering, which number will not exceed 3,120,000 (assuming there are no dilutive issuances requiring adjustment under the Certificates of Designation for such Preferred Stock). Includes 444,444 shares of Common Stock issuable upon conversion of the 800,000 shares of the Company's Class C-1 common stock (assuming an initial public offering price per share of $22.50). See "Capitalization" and "Description of Capital Stock--Preferred Stock" and "--The Recapitalization."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table sets forth summary financial and other data for the Company on a consolidated historical basis and a consolidated pro forma basis for the periods and dates indicated. The summary historical balance sheet data as of December 31, 1995 and 1994 and the statement of operations data for each of the three years in the period ended December 31, 1995 are derived from the financial statements of the Company that have been audited by Arthur Andersen LLP, independent public accountants, included herein. The summary historical balance sheet data as of December 31, 1993, 1992 and 1991 and the statement of operations data for the years ended December 31, 1992 and 1991 are derived from audited financial statements not included herein. The summary historical financial data for each of the nine month periods ended September 30, 1996 and 1995 are derived from unaudited financial statements prepared on the same basis as the audited financial statements and containing, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for such periods. Period to period comparability in 1995 and 1996 is affected by the Westmark acquisition completed in June 1995 and the L.J. Melody acquisition completed in July 1996. A significant portion of the Company's revenue is transactional in nature and seasonal. Historically, this seasonality has caused the Company's revenue, operating income and net income to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year ending December 31, 1996 or for any future period.

  The summary unaudited pro forma statement of operations data, balance sheet data and other data give effect to the acquisitions of Westmark, L.J. Melody as well as the Offering and Recapitalization as if such transactions had occurred as of January 1, 1995 with respect to operating and other data, and as if the Offering and the Recapitalization had occurred as of September 30, 1996 with respect to the pro forma balance sheet data. The pro forma financial data set forth below is not necessarily indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

  The information set forth below should be read in conjunction with "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements for each of the Company, L.J. Melody and Westmark and related notes thereto which are included elsewhere in this Prospectus.

                           NINE MONTHS ENDED SEPTEMBER 30,
                    ------------------------------------------------
                       1996         1996         1996        1995
                    -----------  -----------  ----------  ----------
                           PRO FORMA
                    ------------------------
                                 ACQUISITION
                    ACQUISITION      AND
                       ONLY       OFFERING
                    -----------  -----------
                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue.........    $  394,280   $  394,280   $  390,863  $  324,890
Costs and
 expenses:
Commissions,
 fees and other
 incentives.....       198,240      198,240      195,465     167,569
Operating,
 administrative
 and other......       160,741      160,741      159,196     134,839
Depreciation and
 amortization (1).      10,267       10,267        9,749       8,173
Non-recurring
 charges........           --           --           --          --
                    ----------   ----------   ----------  ----------
Operating income
 (loss).........        25,032       25,032       26,453      14,309
Interest income.         1,180        1,180        1,035       1,228
Interest
 expense........        18,099       13,672       17,883      16,944
                    ----------   ----------   ----------  ----------
Income (loss)
 before
 provision
 (benefit) for
 income tax.....         8,113       12,540        9,605      (1,407)
Provision for
 income tax.....         4,323        6,094        4,610         238
Reduction of
 valuation
 allowances.....       (40,400)     (40,400)     (40,400)        --
                    ----------   ----------   ----------  ----------
Net provision
 (benefit) for
 income tax (2).       (36,077)     (34,306)     (35,790)        238
                    ----------   ----------   ----------  ----------
Net income
 (loss).........    $   44,190   $   46,846   $   45,395  $   (1,645)
                    ==========   ==========   ==========  ==========
Net income
 (loss) per
 common and
 common
 equivalent
 share
 outstanding....    $     3.19   $     3.36   $     3.28  $    (0.14)
Number of shares
 used in
 computing per
 share
 amounts (3)....    13,858,176   13,049,618   13,858,176  11,908,995
OTHER DATA:
EBITDA (4)......                              $   36,202  $   22,482
Ratio of
 earnings to
 fixed
 charges (5)....                                    1.42         --
Deficiency of
 earnings to
 fixed charges
 (5)............                                     --   $   (1,407)
Net cash
 provided by
 (used in)
 operating
 activities.....                              $   24,170  $      551
Net cash (used
 in) investing
 activities.....                              $   (9,517) $  (21,960)
Net cash
 provided by
 (used in)
 financing
 activities.....                              $  (12,795) $    3,481
Investments
 under
 management at
 period end (6).                              $3,730,226  $3,918,825
Loans originated
 (7)............                              $1,715,467  $  603,097
Loans serviced
 (7)............                              $7,498,905  $3,671,532
Total
 consideration
 of properties
 sold  .........                              $6,393,389  $4,517,550
Number of sale
 transactions...                                   2,758       2,491
Number of lease
 transactions...                                  12,521      12,733
                                              ----------  ----------
Total sale and
 lease
 transactions...                                  15,279      15,224
                                              ==========  ==========
Square feet
 under
 management (8).                                 103,754      95,406

                                                 YEAR ENDED DECEMBER 31,
                     ------------------------------------------------------------------------------------
                         1995         1995        1995        1994        1993        1992        1991
                     ------------ ------------ ----------  ----------  ----------  ----------  ----------
                             PRO FORMA
                     -------------------------
                                  ACQUISITIONS
                     ACQUISITIONS     AND
                         ONLY       OFFERING
                     ------------ ------------
                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue.........      $  489,684   $  489,684  $  468,460  $  428,988  $  392,037  $  360,223  $  338,119
Costs and
 expenses:
Commissions,
 fees and other
 incentives.....         245,564      245,564     239,018     225,085     206,070     187,582     175,142
Operating,
 administrative
 and other......         200,341      200,341     187,968     170,234     160,073     152,402     159,791
Depreciation and
 amortization (1).        14,502       14,502      11,631       8,091      49,606      45,855      51,946
Non-recurring
 charges........             --           --          --          --          --        4,500      12,030
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).........          29,277       29,277      29,843      25,578     (23,712)    (30,116)    (60,790)
Interest income.           1,926        1,926       1,674       1,109         915       1,083       1,349
Interest
 expense........          26,080       20,177      23,267      17,362      14,240      15,516      24,805
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Income (loss)
 before
 provision
 (benefit) for
 income tax.....           5,123       11,026       8,250       9,325     (37,037)    (44,549)    (84,246)
Provision for
 income tax.....             220        2,581         841         152         112          12         135
Reduction of
 valuation
 allowances.....             --           --          --          --          --          --          --
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Net provision
 (benefit) for
 income tax (2).             220        2,581         841         152         112          12         135
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Net income
 (loss).........      $    4,903   $    8,445  $    7,409  $    9,173  $  (37,149) $  (44,561) $  (84,381)
                      ==========   ==========  ==========  ==========  ==========  ==========  ==========
Net income
 (loss) per
 common and
 common
 equivalent
 share
 outstanding....      $     0.36   $     0.35  $     0.55  $     0.69  $    (3.21) $    (3.88) $    (7.39)
Number of shares
 used in
 computing per
 share
 amounts (3)....      13,591,420   12,782,862  13,591,420  13,355,997  11,555,523  11,496,256  11,398,967
OTHER DATA:
EBITDA (4)......                               $   41,474  $   33,669  $   25,894  $   15,739  $   (8,844)
Ratio of
 earnings to
 fixed
 charges (5)....                                     1.28        1.40         --          --          --
Deficiency of
 earnings to
 fixed charges
 (5)............                                      --          --   $  (37,037) $  (44,549) $  (84,246)
Net cash
 provided by
 (used in)
 operating
 activities.....                               $   30,632  $   31,418  $   19,609  $   10,911  $  (25,307)
Net cash (used
 in) investing
 activities.....                               $  (24,888) $   (3,865) $   (5,629) $   (4,821) $   (3,715)
Net cash
 provided by
 (used in)
 financing
 activities.....                               $  (11,469) $   (4,923) $  (14,662) $   (2,157) $   16,012
Investments
 under
 management at
 period end (6).                               $3,901,727  $  879,809  $  760,554  $  883,761  $  776,010
Loans originated
 (7)............                               $  989,872  $  874,159  $  613,071  $  458,792  $  135,022
Loans serviced
 (7)............                               $3,779,069  $3,578,962  $3,140,635  $3,787,941  $3,830,502
Total
 consideration
 of properties
 sold  .........                               $6,549,861  $6,521,451  $4,995,234  $4,478,472  $3,986,576
Number of sale
 transactions...                                    3,503       3,693       3,249       3,042       2,590
Number of lease
 transactions...                                   17,476      17,930      18,338      17,909      17,431
                                               ----------  ----------  ----------  ----------  ----------
Total sale and
 lease
 transactions...                                   20,979      21,623      21,587      20,951      20,021
                                               ==========  ==========  ==========  ==========  ==========
Square feet
 under
 management (8).                                  105,356      92,311      76,065      70,707      71,156

                              AS OF SEPTEMBER 30,                        AS OF DECEMBER 31,
                         -------------------------------  ----------------------------------------------------
                           1996       1996       1995       1995       1994       1993       1992       1991
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------
                         PRO FORMA
                         OFFERING
                         ---------
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $ 26,502   $  24,903  $  10,842  $  23,045  $  28,770  $   6,140  $   6,822  $  2,889
Total assets............  248,835     232,575    180,038    190,954    150,100    128,914    173,274   212,249
Total long-term debt....  143,113     231,986    252,468    250,142    233,571    239,853    239,473   240,401
Total liabilities.......  250,596     339,469    344,184    345,642    314,648    303,774    311,630   306,123
Total stockholders' eq-
 uity (deficit).........   (1,761)   (106,894)  (164,146)  (154,688)  (164,548)  (174,860)  (138,356)  (93,874)


                                                   (footnotes on following page)

-------
(1) 1993, 1992, and 1991 reflect the amortization of intangibles associated with the acquisition in 1989 of CB Commercial Real Estate Group, Inc. of $42.9 million, $40.7 million and $47.1 million, respectively.
(2) Net provision (benefit) for income tax on a consolidated basis for the nine months ended September 30, 1996 was a benefit of ($35.8) million, a change of $36.0 million from a $0.2 million provision for the nine months ended September 30, 1995. During the quarter ended September 30, 1996, the Company projected, on a more likely than not basis, that a portion of its net operating loss carryforwards ("NOLs") would be realized in current and future periods and, accordingly, reduced existing deferred tax asset valuation allowances by $45.7 million, of which $5.3 million has been allocated to the purchase price of L.J. Melody, based on its estimated future potential to generate taxable income, and the remaining $40.4 million has been recorded as a tax benefit (a reduction in income taxes provision). With the recognition of the deferred tax asset, current and future provisions for income tax will be recorded at the full effective tax rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Net Operating Losses."
(3) Includes the dilutive effect of 1,046,890 shares issuable upon exercise of stock options outstanding as of September 30, 1996 under the Company's stock option plans. Acquisitions and offering pro forma data excludes shares of Class C-R and Class J common stock to be repurchased by the Company in connection with the Offering and shares of Preferred Stock convertible at the option of the holder into Common Stock after the Offering. Pro forma data includes 444,444 shares of Common Stock issuable upon conversion of the 800,000 shares of the Company's Class C-1 common stock (assuming an initial public offering price per share of $22.50). See "Description of Capital Stock--Preferred Stock" and "--The Recapitalization."
(4) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, consisting of depreciation and the amortization of intangible assets relating to acquisitions. Management believes that the presentation of EBITDA will enhance a reader's understanding of the Company's operating performance and ability to service debt as it provides a measure of cash generated that can be used by the Company to service its debt and for other required or discretionary purposes. Management has used EBITDA as one of the primary measures of operating performance in evaluating its recent acquisitions. Net cash available to the Company for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures are deducted from EBITDA. EBITDA should not be considered as an alternative either (i) to operating income (determined in accordance with generally accepted accounting principles ("GAAP")) or (ii) operating cash flow (determined in accordance with GAAP).
(5) The ratio of earnings to fixed charges represents earnings before income taxes and fixed charges divided by fixed charges. Fixed charges include interest expense, one-third of rent expense relating to operating leases, and, for purposes of the pro forma ratios, preferred stock dividends. For purposes of this calculation preferred stock dividends are computed to demonstrate earnings required on a pre-tax basis. Deficiency of earnings to fixed charges is presented for periods when the Company's earnings were not sufficient to cover its fixed charges requirement. Earnings included non-cash depreciation and amortization charges of $9.7 million, $8.2 million, $11.6 million, $8.1 million, $49.6 million, $45.9 million and $51.9 million for the nine month periods ended September 30, 1996 and 1995, and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
(6) Investments under management represent the market value of the assets managed as of the end of the period shown.
(7) Mortgage loans originated represent the initial principal amount of loans originated during the period and loans serviced represents the outstanding principal balance of loans being serviced as of the end of the period shown. The increase in mortgage loans originated and serviced primarily reflects the acquisition of L.J. Melody on July 1, 1996.
(8) Square feet under management represents the total square footage of properties for which the Company provided property management services as of the end of the period shown.

                              THE RECAPITALIZATION

  Immediately prior to the closing of the Offering, (i) the Company's Certificate of Incorporation will be amended to, among other things, change the name of the Company from CB Commercial Holdings, Inc. to CB Commercial Real Estate Services Group, Inc., effect the conversion of the Class B-1 and Class B-2 common stock of the Company into the Common Stock on a 1-for-1 basis, effect the conversion of the Class C-1 common stock of the Company into a lesser number of shares of Common Stock based upon the initial public offering price per share and provide for the convertibility of the Company's Preferred Stock into Common Stock at the holder's option, and (ii) the Company will repurchase all of the outstanding shares of its Class C-R common stock and Class J common stock for $.01 per share, in each case upon the consummation of the Offering, as part of the proposed recapitalization of the Company's capital structure (the "Recapitalization"). The term Recapitalization as used herein refers to the above-described changes in the Company's capital structure and corporate governance, but does not include the Offering. After the Recapitalization, the holders of the 1,000,000 shares of Series A-1 Preferred Stock and the 2,000,000 shares of Series A-2 Preferred Stock will continue to have two votes and one vote per share, respectively, for such shares on all matters submitted to a vote of stockholders of the Company, and the 1,000,000 shares of Series A-3 Preferred Stock will continue to have no right to vote on matters unless otherwise entitled by statute. The Company is effecting the Recapitalization in order to simplify the Company's capital structure, whereas the Offering is being effected in order to enable the Company to pay down a portion of its outstanding secured debt and help to provide liquidity to the Company's stockholders. See "Description of Capital Stock--Preferred Stock" and "--The Recapitalization."

                             RECENT LITIGATION

  In August 1993, a former commissioned salesperson of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996 a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. The Company has been advised by its in-house counsel that it has grounds to file motions for a new trial and a reversal of the verdict and, if these motions are not granted, to pursue an appeal of the verdict. Included in the Company's September 30, 1996 financial statements is an accrual of $800,000 with respect to this case. This accrual was initially established at $250,000 in 1994 and increased to $800,000 in 1995 and represented the Company's estimate of its loss exposure for this matter based on its assessment and analysis as of those dates. As a result of the verdict and the Company's intention to file such motions or pursue such appeal, management is in the early stages of gathering information to reassess its estimate of loss exposure. At this early stage of reassessment, management cannot make a reasonable estimate of the ultimate loss amount, if any, other than to estimate that the loss exposure as a result of the damage award ranges from no loss to a maximum of $6.5 million. At $6.5 million the loss could have a material impact on the Company's 1996 consolidated financial statements. Based on available cash and anticipated cash flows, the Company believes that such a charge would not have an impact on the Company's ability to carry on its operations.

                          FORWARD LOOKING INFORMATION

  When used in this Prospectus, the words "expects," "anticipates," "estimates," "believes" and words of similar import may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" concerning projections of revenue growth and statements of management's objectives and expectations as to levels of expenditures, are subject to risks and uncertainties, including those set forth under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby.

GENERAL ECONOMIC CONDITIONS

  Periods of economic slowdown or recession, rising interest rates or declining demand for real estate will adversely affect certain segments of the Company's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenues from property management fees and brokerage commissions derived from property sales and leases. Such conditions could also lead to a decline in sale prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or increase in interest rates also may reduce the amount of loan originations and related servicing by the Company's commercial mortgage banking business. If the Company's brokerage and mortgage banking businesses are adversely affected, it is also quite likely that other segments of the Company's business will also be adversely affected, due to the relationship among the Company's various business segments.

GEOGRAPHIC CONCENTRATION

  For the year ended December 31, 1995, approximately $141.4 million or 37.0% of total sale and lease revenue of $382.4 million was generated from transactions originated in the state of California. Total revenue from sale and lease transactions for 1995 was 81.6% of the Company's total revenue for 1995. As a result of the geographic concentration in California, any negative performance of the commercial real estate markets and the local economies in various areas within California could materially adversely affect the Company's results of operations.

COMPETITION

  The Company competes in a variety of service disciplines within the commercial real estate industry, including (i) brokerage (facilitating sales and leases on behalf of investors), investment properties (acquisitions and sales), corporate services, property management, and real estate market research and (ii) mortgage banking (loan origination and servicing), investment management and advisory services, and valuation and appraisal services. Each of these business areas is highly competitive on a national as well as local level. The Company faces competition not only from other real estate service providers, but also from institutional lenders, insurance companies and investment advisory, mortgage banking, accounting and appraisal firms. Some of the Company's principal competitors in certain of these business areas are better established and have substantially more experience than the Company. Moreover, although many of the Company's competitors are local or regional firms that are substantially smaller than the Company on an overall basis, they may be substantially larger on a local or regional basis. Because of these factors, these companies may be better able than the Company to obtain new customers, pursue new business opportunities or to survive periods of industry consolidation. In addition, the Company has faced increased competition in recent years in the property management and investment advisory segment of its business which has resulted in decreased property management fee rates and margins and decreased investment advisory fees and margins. In general, in each of the Company's businesses there can be no assurance that the Company will be able to continue to compete effectively or that it will be able to maintain current commission or fee levels or margins or that it will not encounter increased competition which could limit the Company's ability to maintain or increase its market share.

  Coldwell Banker, a former sister company of CB Commercial Real Estate Group, Inc., recently acquired by HFS, Inc., has announced that it intends to expand its franchise program from the residential real estate brokerage franchising business into commercial brokerage franchising. The activities of Coldwell Banker franchisees as direct competitors of the Company could cause name confusion in the industry between the Company and Coldwell Banker franchisees, which could result in a dilution of the value of the trade name "CB Commercial." See "Business--Competition."

RISKS INHERENT IN ACQUISITION GROWTH STRATEGY

 Lack of Availability of Acquisition Candidates

  A significant component of the Company's growth in 1995 and 1996 has been, and part of its principal strategy for continued growth is, through acquisitions. Recent acquisitions have included L.J. Melody (mortgage banking services), Westmark (investment management and advisory services) and Langdon Rieder Corporation (tenant advisory services). The Company expects to continue its acquisition program. The Company's future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon favorable terms and conditions; however, there can be no assurance that future acquisitions can be consummated at favorable prices or upon favorable terms and conditions. In addition, acquisitions entail risks that businesses acquired will not perform in accordance with expectations and that business judgments with respect to the value, strengths and weaknesses of businesses acquired or the consequences of any such acquisition will prove incorrect. See "Business--Acquisitions."

 Difficulty of Integration

  In addition, there can be no assurance that significant difficulties in integrating operations acquired from other companies will not be encountered, including difficulties arising from the diversion of management's attention from other business concerns and the potential loss of key employees of either the Company or the acquired operations. The Company encountered a number of these difficulties when it acquired Westmark and, to a lesser extent, when it acquired L.J. Melody. The Company believes that most acquisitions will have an adverse impact on operating income and net income during the first six months following the acquisition. There can be no assurance that the Company's management will be able to effectively manage the acquired businesses or that such acquisitions will benefit the Company overall.

 Lack of Available Financing

  The Company will require additional financing to sustain its acquisition program. The Company expects to finance future acquisitions and internal growth through a combination of funds available under its senior secured credit facilities (as in effect following the consummation of the Offering), cash flow from operations, additional indebtedness incurred by the Company (including, in the case of acquisitions, seller financing) and public or private sales of the Company's capital stock. The covenants in the Company's credit agreements as in effect following the consummation of the Offering will restrict the Company's ability to raise additional capital in certain respects. There can be no assurance that financing will be available to the Company or, if available, that it will be sufficient to finance acquisitions and internal growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "The Company's Credit Agreements."

SEASONALITY

  A substantial component of the Company's revenues is transactional in nature and as a result is subject to seasonality. Historically, the Company's revenues, operating income and net income in the first two calendar quarters are generally lower than in the third and fourth calendar quarters due to seasonal fluctuations, which are consistent with the industry generally. In the first quarter of the calendar year, the Company has historically sustained a loss. The Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a consequence of the seasonality of revenues and the relatively constant level of quarterly expenses, a substantial majority of the Company's operating income and net income has historically been realized in the third and fourth calendar quarters. The Company believes that future operating results will continue to follow these historical patterns, although revenues are also likely to be affected by both broad economic fluctuations and supply and demand cyclicality relating to commercial real estate. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE COMPANY'S LEVERAGE AND INTANGIBLE NATURE OF ITS ASSETS

  Following the Offering, the Company will have indebtedness of approximately $167.7 million as to which it will have annual principal and interest obligations of more than $35.0 million which must be paid regardless of the Company's operating cash flow. Any material downturn in the Company's revenue or increase in its costs and expenses could result in the Company's being unable to meet its debt obligations.

  After giving effect to the Offering, the Company will have total assets of $248.8 million on a pro forma basis, approximately $73.5 million of which will be goodwill and other intangible assets which would not be realizable at their carrying amounts in liquidation.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following the Offering could have an adverse effect on the market price of the Common Stock. Of the approximately 13.26 million shares to be outstanding after the Offering, approximately 6.8 million shares will be eligible for sale in the public market immediately following the Offering. The Company's directors, executive officers and certain other officers and certain stockholders, including the trustee of the Company's 401(k) plan on behalf of the Company's employee plan participants holding approximately 6.8 million shares of Common Stock (including exercisable stock options and excluding shares held by the Company as fiduciary on behalf of its Deferred Compensation Plan participants) have agreed not to sell such shares or options convertible into such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated. After such 180 day period, approximately 5 million shares (including exercisable stock options and excluding shares held by the Company as fiduciary on behalf of its Deferred Compensation Plan participants) will become eligible for sale without any volume restriction, and approximately 1.8 million shares will become eligible for sale, subject to the volume limitations of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Furthermore, holders of the Company's 4,000,000 shares of outstanding Preferred Stock have the right to convert such shares into Common Stock after the date of the Offering at a conversion ratio ranging from .60 to .78 shares of Common Stock for each share of Preferred Stock, depending on the market price of the Common Stock. The holders of the Preferred Stock have agreed not to sell any shares of Common Stock they acquire upon such conversion for 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Thereafter, for an additional six months, such holders are contractually bound to sell such shares within the volume limitations of Rule 144 if the sale is made at a price per share below the initial public offering price unless such sales are pursuant to block trades which do not involve a broker's transaction executed on any exchange or in the over-the-counter market. See "Shares Eligible for Future Sale" and "Underwriting."

LACK OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained. The price of shares of Common Stock to be sold in the Offering will be determined by negotiations among the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of the Offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the Common Stock could be subject to significant fluctuations in response to quarter-to-quarter variations in operating results of the Company or its competitors, conditions in the commercial real estate industry, the commencement of, developments in or outcome of litigation, changes in estimates of the Company's performance by securities analysts, and other events or factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. See "Underwriting."

RETAINED RISKS OF MORTGAGE LOANS SOLD

  In connection with the Company's origination and sale of certain mortgage loans in its mortgage banking business, the Company must make certain representations and warranties concerning mortgages originated by the Company and sold to "conduit" purchasers or to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). These representations and warranties cover such matters as title to the mortgaged property, lien priority, environmental reviews and certain other matters. The Company's representations and warranties rely in part on similar representations and warranties made by the borrower or others. The Company would have a claim against the borrower or another party in the event of a breach of any of these representations or warranties; however, the Company's ability to recover on any such claim would be dependent upon the financial condition of the party against which such claim is asserted. There can be no assurance that the Company will not experience a material loss as a result of representations and warranties it makes.

POTENTIAL LACK OF SPACE TO LEASE

  A significant portion of the Company's brokerage business involves facilitating the lease of commercial property including retail, industrial, and office space. Since the real estate depression of the early 1990s, the development of new retail, industrial, and office space has been limited. As a consequence, in certain areas of the country there is beginning to be inadequate office, industrial and retail space to meet demand and there is a potential for a decline in the Company's overall number of lease transactions, the effect of which may, over time, be partially offset by increasing sales, including sales of undeveloped land (which would benefit the Company's brokerage business). There can be no assurance that any such increase in the sale of undeveloped land will coincide with any decline in the number of lease transactions.

STOCK OWNERSHIP BY OFFICERS AND EMPLOYEES

  Upon completion of this Offering, the present executive officers and employees of the Company will beneficially own more than 40% of the outstanding shares of Common Stock. These stockholders will have significant influence over the election of directors of the Company. Additionally, such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company and may allow significant influence and control over board decisions and corporate actions. See "Management" and "Principal Stockholders."

DILUTION

  The initial public offering price is expected to be substantially higher than the book value per share of Common Stock. As a result, purchasers of shares of Common Stock in the Offering will incur immediate and substantial dilution.

ENVIRONMENTAL CONCERNS

  Numerous laws and regulations have been enacted which regulate exposure to potentially hazardous materials often found in and around buildings. Some of these laws and regulations directly and indirectly impact the commercial real estate market by imposing additional costs and liability on owners, operators and sellers as well as lenders. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company. In addition, the failure of the Company to disclose environmental issues may subject the Company to liability to a buyer or lessee of property or to a purchaser of a mortgage loan.

FORWARD-LOOKING STATEMENTS

  When used in this Prospectus, the words "expects," "anticipates," "estimates," "believes" and words of similar import may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. Such statements, which include statements contained in "Prospectus Summary,"

"Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" concerning projections of revenue growth and statements of management's objectives and expectations as to levels of expenditures, are subject to risks and uncertainties, including those set forth under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  THE COMPANY

  The Company's business was founded under the name Tucker, Lynch & Coldwell by Colbert Coldwell in San Francisco in 1906 as a commercial real estate brokerage firm. The firm was renamed Coldwell, Cornwall & Banker with the arrival of Benjamin Arthur Banker in 1913, became Coldwell, Banker & Company in 1940 and was acquired by Sears, Roebuck & Co. ("Sears") in 1981.

  In March 1989 the Company was incorporated in Delaware for the purpose of acquiring Coldwell Banker Commercial Group, Inc. from Sears by a group of six officers of Coldwell Banker Commercial Group, Inc. led by Mr. James J. Didion, the Company's Chairman and Chief Executive Officer, and an investor group formed by Mr. Frederic V. Malek and The Carlyle Group, L.P., a Washington, D.C.-based private merchant bank. The acquisition was completed in April 1989 and the name of Coldwell Banker Commercial Group, Inc. was changed to CB Commercial Real Estate Group, Inc. in 1991. The Company is a holding company that conducts its operations solely through CB Commercial Real Estate Group, Inc. and its subsidiaries. In connection with the Offering the Company will change its name to CB Commercial Real Estate Services Group, Inc.

  The Company's executive offices are located at 533 South Fremont Avenue, Los Angeles, California 90071-1798 and its telephone number is (213) 613-3123.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 4,347,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $90.5 million ($104.0 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $22.50 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company.

  The Company intends to use $79.9 million of the net proceeds ($86.7 million if the Underwriter's over-allotment option is exercised in full) to repay a portion of the Company's senior secured indebtedness and $9.0 million (whether or not the Underwriter's over-allotment option is exercised in full) to pay accrued and unpaid interest on the Company's senior subordinated indebtedness. The remaining $1.6 million of net proceeds ($8.3 million if the Underwriters' over-allotment option is exercised in full) will be used for general corporate purposes, including to fund acquisitions. Pending such uses, the net proceeds will be invested in short-term, investment grade, interest-bearing securities.

  As of September 30, 1996, the balance of the Company's outstanding senior secured indebtedness was $139.8 million and bore interest at a rate of approximately 7.0% per annum. The terms of the senior secured indebtedness, as amended in connection with the Recapitalization and the Offering, will provide for a final maturity date of December 31, 2001. As of September 30, 1996, the balance of the Company's senior subordinated indebtedness was $71.0 million and bore interest at a rate of 5.875% per annum. The terms of the senior subordinated indebtedness, as amended in connection with the Recapitalization and the Offering, will provide for a final maturity date of July 23, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--The Company's Credit Agreements."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The holders of the Company's Series A-1, Series A-2 and Series A-3 Preferred Stock (collectively, the "Preferred Stock") are entitled to quarterly dividends of $0.25 per share. Until the Company has completed its acquisition program, it does not intend to pay the dividend on the Preferred Stock. As a consequence, such dividend will accumulate and bear interest which will be paid on a current basis, and the Company will be prohibited from voluntarily prepaying long-term debt until such accumulated dividend and interest have been paid in full. In addition to the restrictions imposed by the terms of the Preferred Stock, the Company's credit agreements, as amended, will restrict its ability to pay dividends with respect to the Common Stock. See "Business--The Company's Credit Agreements" and "Description of Capital Stock--Preferred Stock."

  Prior to the Offering, there has been no established public market for the Company's Common Stock. As of September 30, 1996, there were 1,467 holders of record of the Company's Class B-2 Common Stock, nine holders of record of the Company's Class B-1 Common Stock, two holders of record of the Company's Class C-R Common Stock, three holders of record of the Company's Class C-1 Common Stock and two holders of record of the Company's Class J Common Stock. As of September 30, 1996, there was one holder of record of the Company's Series A-1 Preferred Stock, two holders of record of the Company's Series A-2 Preferred Stock and one holder of record of the Company's Series A-3 Preferred Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the Offering at an assumed initial public offering price of $22.50 per share and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's consolidated financial statements, including the related notes thereto, all appearing elsewhere in this Prospectus.

                                                  AS OF SEPTEMBER 30, 1996
                                                  ------------------------------
                                                    ACTUAL      AS ADJUSTED(1)
                                                  ------------  ----------------
                                                        (IN THOUSANDS)
Long-term obligations, less current portion...... $    231,986    $    143,113
Stockholders' equity:
  Preferred Stock, $.01 par value;--8,000,000
   shares authorized; 4,000,000 shares issued and
   outstanding;--4,000,000 shares issued and
   outstanding, as adjusted(2)...................           40              40
  Common Stock, $.01 par value;--100,000,000
   shares authorized; 10,074,729 shares issued
   and outstanding; 13,266,171 shares issued and
   outstanding, as adjusted......................          101             133
  Additional paid-in capital.....................      117,826         208,266
  Notes receivable from sale of stock............       (5,109)         (5,109)
  Accumulated deficit............................     (219,752)       (205,091)
                                                  ------------    ------------
    Total stockholders' equity (deficit)......... $   (106,894)   $     (1,761)
                                                  ------------    ------------
Total capitalization............................. $    125,092    $    141,352
                                                  ============    ============

--------
(1) Assumes an increase in the Company's authorized Common Stock to 100,000,000 shares of Common Stock, the conversion of the Class B-1 and Class B-2 common stock of the Company into Common Stock on a 1-for-1 basis, the conversion of the 800,000 shares of the Class C-1 common stock of the Company into 444,444 shares of Common Stock assuming an initial public offering price per share in the Offering of $22.50, and the repurchase by the Company for $0.01 per share of the 800,000 outstanding shares of the Company's Class C-R common stock and two outstanding shares of the Company's Class J common stock, which in each case will occur upon the consummation of the Offering as part of the Recapitalization. See "Description of Capital Stock--The Recapitalization."
(2) The Preferred Stock is convertible into Common Stock at the holder's option after the consummation of the Offering at a ratio based upon the per share market price of the Common Stock, ranging from .60 shares of Common Stock per share of Preferred Stock at a market price of $30.00 or more per share of Common Stock to .78 shares of Common Stock per share of Preferred Stock at a market price of $10.00 to $21.99 per share of Common Stock. No conversion of the Preferred Stock is permitted when the market price of the Common Stock is below $10.00 per share. See "Description of Capital Stock--Preferred Stock."

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table sets forth selected financial and other data for the Company on a consolidated historical basis and a consolidated pro forma basis for the periods and dates indicated. The selected historical balance sheet data as of December 31, 1995 and 1994 and the statement of operations data for each of the three years in the period ended December 31, 1995 are derived from the financial statements of the Company that have been audited by Arthur Andersen LLP, independent public accountants, included herein. The selected historical balance sheet data as of December 31, 1993, 1992 and 1991 and the statement of operations data for the years ended December 31, 1992 and 1991 are derived from audited financial statements not included herein. The selected historical financial data for each of the nine-month periods ended September 30, 1996 and 1995 are derived from unaudited financial statements prepared on the same basis as the audited financial statements and containing, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for such periods. Period to period comparability in 1995 and 1996 is affected by the Westmark acquisition completed in June 1995 and the L.J. Melody acquisition completed in July 1996. A significant portion of the Company's revenue is transactional in nature and seasonal. Historically, this seasonality has caused the Company's revenue, operating income and net income to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year ending December 31, 1996 or for any future period.

  The selected unaudited pro forma statement of operations data, balance sheet data and other data give effect to the acquisitions of Westmark, L.J. Melody as well as the Offering and Recapitalization as if such transactions had occurred as of January 1, 1995 with respect to operating and other data, and as if the Offering and the Recapitalization had occurred as of September 30, 1996 with respect to the pro forma balance sheet data. The pro forma financial data set forth below is not necessarily indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

  The information set forth below should be read in conjunction with "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements for each of the Company, L.J. Melody and Westmark and related notes thereto which are included elsewhere in this Prospectus.

                           NINE MONTHS ENDED SEPTEMBER 30,
                    ------------------------------------------------
                       1996         1996         1996        1995
                    -----------  -----------  ----------  ----------
                           PRO FORMA
                    ------------------------
                                 ACQUISITION
                    ACQUISITION      AND
                       ONLY       OFFERING
                    -----------  -----------
                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS
 DATA:
Revenue.........    $  394,280   $  394,280   $  390,863  $  324,890
Costs and
 expenses:
Commissions,
 fees and other
 incentives.....       198,240      198,240      195,465     167,569
Operating,
 administrative
 and other......       160,741      160,741      159,196     134,839
Depreciation and
 amortization (1).      10,267       10,267        9,749       8,173
Non-recurring
 charges........           --           --           --          --
                    ----------   ----------   ----------  ----------
Operating income
 (loss).........        25,032       25,032       26,453      14,309
Interest income.         1,180        1,180        1,035       1,228
Interest
 expense........        18,099       13,672       17,883      16,944
                    ----------   ----------   ----------  ----------
Income (loss)
 before
 provision
 (benefit) for
 income tax.....         8,113       12,540        9,605      (1,407)
Provision for
 income tax.....         4,323        6,094        4,610         238
Reduction of
 valuation
 allowances.....       (40,400)     (40,400)     (40,400)        --
                    ----------   ----------   ----------  ----------
Net provision
 (benefit) for
 income tax (2).       (36,077)     (34,306)     (35,790)        238
                    ----------   ----------   ----------  ----------
Net income
 (loss).........    $   44,190   $   46,846   $   45,395  $   (1,645)
                    ==========   ==========   ==========  ==========
Net income
 (loss) per
 common and
 common
 equivalent
 share
 outstanding....    $     3.19   $     3.36   $     3.28  $    (0.14)
Number of shares
 used in
 computing per
 share
 amounts (3)....    13,858,176   13,049,618   13,858,176  11,908,995
OTHER DATA:
EBITDA (4)......                              $   36,202  $   22,482
Ratio of
 earnings to
 fixed charges
 (5)............                                    1.42         --
Deficiency of
 earnings to
 fixed
 charges (5)....                                     --   $   (1,407)
Net cash
 provided by
 (used in)
 operating
 activities.....                              $   24,170  $      551
Net cash (used
 in) investing
 activities.....                              $   (9,517) $  (21,960)
Net cash
 provided by
 (used in)
 financing
 activities.....                              $  (12,795) $    3,481
Investments
 under
 management at
 period end (6).                              $3,730,226  $3,918,825
Loans originated
 (7)............                              $1,715,467  $  603,097
Loans serviced
 (7)............                              $7,498,905  $3,671,532
Total
 consideration
 of properties
 sold  .........                              $6,393,389  $4,517,550
Number of sale
 transactions...                                   2,758       2,491
Number of lease
 transactions...                                  12,521      12,733
                                              ----------  ----------
Total sale and
 lease
 transactions...                                  15,279      15,224
                                              ==========  ==========
Square feet
 under
 management (8).                                 103,754      95,406

                                                 YEAR ENDED DECEMBER 31,
                     ------------------------------------------------------------------------------------
                         1995         1995        1995        1994        1993        1992        1991
                     ------------ ------------ ----------  ----------  ----------  ----------  ----------
                             PRO FORMA
                     -------------------------
                                  ACQUISITIONS
                     ACQUISITIONS     AND
                         ONLY       OFFERING
                     ------------ ------------
                                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS
 DATA:
Revenue.........      $  489,684   $  489,684  $  468,460  $  428,988  $  392,037  $  360,223  $  338,119
Costs and
 expenses:
Commissions,
 fees and other
 incentives.....         245,564      245,564     239,018     225,085     206,070     187,582     175,142
Operating,
 administrative
 and other......         200,341      200,341     187,968     170,234     160,073     152,402     159,791
Depreciation and
 amortization (1).        14,502       14,502      11,631       8,091      49,606      45,855      51,946
Non-recurring
 charges........             --           --          --          --          --        4,500      12,030
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).........          29,277       29,277      29,843      25,578     (23,712)    (30,116)    (60,790)
Interest income.           1,926        1,926       1,674       1,109         915       1,083       1,349
Interest
 expense........          26,080       20,177      23,267      17,362      14,240      15,516      24,805
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Income (loss)
 before
 provision
 (benefit) for
 income tax.....           5,123       11,026       8,250       9,325     (37,037)    (44,549)    (84,246)
Provision for
 income tax.....             220        2,581         841         152         112          12         135
Reduction of
 valuation
 allowances.....             --           --          --          --          --          --          --
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Net provision
 (benefit) for
 income tax (2).             220        2,581         841         152         112          12         135
                      ----------   ----------  ----------  ----------  ----------  ----------  ----------
Net income
 (loss).........      $    4,903   $    8,445  $    7,409  $    9,173  $  (37,149) $  (44,561) $  (84,381)
                      ==========   ==========  ==========  ==========  ==========  ==========  ==========
Net income
 (loss) per
 common and
 common
 equivalent
 share
 outstanding....      $     0.36   $     0.35  $     0.55  $     0.69  $    (3.21) $    (3.88) $    (7.39)
Number of shares
 used in
 computing per
 share
 amounts (3)....      13,591,420   12,782,862  13,591,420  13,355,997  11,555,523  11,496,256  11,398,967
OTHER DATA:
EBITDA (4)......                               $   41,474  $   33,669  $   25,894  $   15,739  $   (8,844)
Ratio of
 earnings to
 fixed charges
 (5)............                                     1.28        1.40         --          --          --
Deficiency of
 earnings to
 fixed
 charges (5)....                                      --          --   $  (37,037) $  (44,549) $  (84,246)
Net cash
 provided by
 (used in)
 operating
 activities.....                               $   30,632  $   31,418  $   19,609  $   10,911  $  (25,307)
Net cash (used
 in) investing
 activities.....                               $  (24,888) $   (3,865) $   (5,629) $   (4,821) $   (3,715)
Net cash
 provided by
 (used in)
 financing
 activities.....                               $  (11,469) $   (4,923) $  (14,662) $   (2,157) $   16,012
Investments
 under
 management at
 period end (6).                               $3,901,727  $  879,809  $  760,554  $  883,761  $  776,010
Loans originated
 (7)............                               $  989,872  $  874,159  $  613,071  $  458,792  $  135,022
Loans serviced
 (7)............                               $3,779,069  $3,578,962  $3,140,635  $3,787,941  $3,830,502
Total
 consideration
 of properties
 sold  .........                               $6,549,861  $6,521,451  $4,995,234  $4,478,472  $3,986,576
Number of sale
 transactions...                                    3,503       3,693       3,249       3,042       2,590
Number of lease
 transactions...                                   17,476      17,930      18,338      17,909      17,431
                                               ----------  ----------  ----------  ----------  ----------
Total sale and
 lease
 transactions...                                   20,979      21,623      21,587      20,951      20,021
                                               ==========  ==========  ==========  ==========  ==========
Square feet
 under
 management (8).                                  105,356      92,311      76,065      70,707      71,156

                              AS OF SEPTEMBER 30,                        AS OF DECEMBER 31,
                         -------------------------------  ----------------------------------------------------
                           1996       1996       1995       1995       1994       1993       1992       1991
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------
                         PRO FORMA
                         OFFERING
                         ---------
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $ 26,502   $  24,903  $  10,842  $  23,045  $  28,770  $   6,140  $   6,822  $  2,889
Total assets............  248,835     232,575    180,038    190,954    150,100    128,914    173,274   212,249
Total long-term debt....  143,113     231,986    252,468    250,142    233,571    239,853    239,473   240,401
Total liabilities.......  250,596     339,469    344,184    345,642    314,648    303,774    311,630   306,123
Total stockholders' eq-
 uity (deficit).........   (1,761)   (106,894)  (164,146)  (154,688)  (164,548)  (174,860)  (138,356)  (93,874)

                                                   (footnotes on following page)

--------
(1) 1993, 1992, and 1991 reflect the amortization of intangibles associated with the acquisition in 1989 of CB Commercial Real Estate Group, Inc. of $42.9 million, $40.7 million and $47.1 million, respectively.
(2) Net provision (benefit) for income tax on a consolidated basis for the nine months ended September 30, 1996 was a benefit of ($35.8) million, a change of $36.0 million from a $0.2 million provision for the nine months ended September 30, 1995. During the quarter ended September 30, 1996, the Company projected, on a more likely than not basis, that a portion of its NOLs would be realized in current and future periods and, accordingly, reduced existing deferred tax asset valuation allowances by $45.7 million, of which $5.3 million has been allocated to the purchase price of L.J. Melody, based on its estimated future potential to generate taxable income, and the remaining $40.4 million has been recorded as a tax benefit (a reduction in income taxes provision). With the recognition of the deferred tax asset, current and future provisions for income tax will be recorded at the full effective tax rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Net Operating Losses."
(3) Includes the dilutive effect of 1,046,890 shares issuable upon exercise of stock options outstanding as of September 30, 1996 under the Company's stock option plans. Acquisitions and offering pro forma data excludes shares of Class C-R and Class J common stock to be repurchased by the Company in connection with the Offering and shares of Preferred Stock convertible at the option of the holder into Common Stock after the Offering. Pro forma data includes 444,444 shares of Common Stock issuable upon conversion of the 800,000 shares of the Company's Class C-1 common stock (assuming an initial public offering price per share of $22.50). See "Description of Capital Stock--Preferred Stock" and "--The Recapitalization."
(4) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, consisting of depreciation and the amortization of intangible assets relating to acquisitions. Management believes that the presentation of EBITDA will enhance a reader's understanding of the Company's operating performance and ability to service debt as it provides a measure of cash generated that can be used by the Company to service its debt and for other required or discretionary purposes. Management has used EBITDA as one of the primary measures of operating performance in evaluating its recent acquisitions. Net cash available to the Company for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures are deducted from EBITDA. EBITDA should not be considered as an alternative either (i) to operating income (determined in accordance with GAAP) or (ii) operating cash flow (determined in accordance with GAAP).
(5) The ratio of earnings to fixed charges represents earnings before income taxes and fixed charges divided by fixed charges. Fixed charges include interest expense, one-third of rent expense relating to operating leases, and, for purposes of the pro forma ratios, preferred stock dividends. For purposes of this calculation preferred stock dividends is computed to demonstrate earnings required on a pre-tax basis. Deficiency of earnings to fixed charges is presented for periods when the Company's earnings were not sufficient to cover its fixed charges requirement. Earnings included non-cash depreciation and amortization charges of $9.7 million, $8.2 million, $11.6 million, $8.1 million, $49.6 million, $45.9 million and $51.9 million for the nine month periods ended September 30, 1996 and 1995, and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
(6) Investments under management represent the market value of the assets managed as of the end of the period shown.
(7) Mortgage loans originated represent the initial principal amount of loans originated during the period and loans serviced represents the outstanding principal balance of loans being serviced as of the end of the period shown. The increase in mortgage loans originated and serviced primarily reflects the acquisition of L.J. Melody on July 1, 1996.
(8) Square feet under management represents the total square footage of properties for which the Company provided property management services as of the end of the period shown.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

  The integrated real estate services provided by the Company include (i) Property and User Services, consisting of brokerage (facilitating sales and leases), investment properties (acquisitions and sales on behalf of investors), corporate services, property management, and real estate market research, and (ii) Investor Services, consisting of mortgage banking (mortgage loan origination and servicing) through L.J. Melody, investment management and advisory services through Westmark, and valuation and appraisal services.

  During the third quarter of 1996, the Company projected, on a more likely than not basis, that a portion of its net operating loss carryforwards ("NOL") would be realizable in future periods and, accordingly, reduced its existing deferred tax asset valuation allowances by $45.7 million of which $5.3 million has been allocated to the purchase price of L.J. Melody based on its estimated future potential to generate taxable income, and the remaining $40.4 million has been recorded as a tax benefit (a reduction in income tax provision). With the recognition of deferred tax assets, the current and future period provisions for income tax will be recorded at the full effective tax rate excluding the impact of other adjustments, if any, to valuation allowances. For the nine months ended September 30, 1996, a $4.6 million provision for income taxes has been recorded. Net income for the nine months ended
September 30, 1996 was $45.4 million ($3.28 per share of common stock), which includes the net benefit for income tax of $35.8 million. If the Company had not recorded tax benefits related to projected future taxable income for the nine months ended September 30, 1996, the Company's net income for such period would have been $8.8 million ($.64 per share of common stock). The provision for income tax would have consisted of current and deferred state tax provisions and provision for Federal alternative minimum tax. Provision for regular Federal taxes would have been offset by reductions in valuation allowances to the extent of such regular Federal taxes. The $40.4 million recognized tax benefit has a material effect on the reported net income for the nine months ended September 30, 1996. This $40.4 million tax benefit is a non-recurring item and is unrelated to the Company's performance and should not be used in evaluating the Company's prospects or future performance. An additional $16.3 million reduction of valuation allowances and related tax benefit is expected to be recorded in the fourth quarter of 1996 as a result of the Offering and related reduction in future interest expense. See "Net Operating Losses" below and "Unaudited Pro Forma Balance Sheet."

  A significant portion of the Company's revenue is transactional in nature and seasonal. Historically, this seasonality has caused the Company's revenue, operating income and net income to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year ending December 31, 1996 or for any future period. See "Risk Factors--Seasonality."

  Revenue from Property and User Services, which constitutes a substantial majority of the Company's revenue, is largely transactional in nature and subject to economic cycles. However, the Company's significant size, geographic coverage, number of transactions, diversity of services offered and large client base tend to reduce the impact on annual revenue caused by economic cycles. Due in large part to acquisitions, revenue from Investor Services, a significant portion of which is non-transactional in nature, has grown more rapidly than revenue from Property and User Services. Approximately 54.0% of the costs and expenses associated with Property and User Services are directly correlated to revenue while approximately 25.0% of the costs and expenses of Investor Services are directly correlated to revenue.

  The Company has recently completed three strategic acquisitions and is continually assessing acquisition opportunities as part of its growth strategy (see "Business--Acquisitions"). Because of the substantial non-cash goodwill and intangible amortization charges incurred by the Company in connection with acquisitions subject to purchase accounting, management anticipates that future acquisitions may result in a decrease in net income. In addition, during the first six months following an acquisition, the Company believes there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalizing personnel levels. Management's strategy is to pursue acquisitions that are expected to be accretive to income before interest expense and provision for amortization of goodwill and intangibles, if any, resulting from the acquisitions, and to operating cash flows after all integration costs.

  Since 1992, the Company's results have benefitted from its ability to take advantage of a significant and ongoing recovery in U.S. commercial real estate markets and the generally rising level of occupancy and rental levels, and, as a result, property values. Since brokerage fees are typically based upon a percentage of transaction value, and property management fees are typically based upon a percentage of total rent collections, recent occupancy and rental rate increases at the property level have generated an increase in brokerage and property management fees to the Company.

  Upon consummation of the Offering, the Company's total outstanding indebtedness will be reduced from $256.5 million to $167.7 million. The reduction of the Company's total outstanding indebtedness, net of the effect of the increase in the interest rate on the Senior Subordinated Credit Agreement, will result in a savings in interest expense to the Company of approximately $5.9 million per year. See "The Company's Credit Agreements-- Senior Subordinated Debt Amendments." The $0.25 per share quarterly dividend on the Company's Preferred Stock, which will accrue from October 1, 1996, will result, if and when paid, in a cost of $1.0 million per quarter. Until the Company has completed its acquisition program, it does not intend to pay dividends on the Preferred Stock. As a consequence, such dividends will accumulate and bear interest which will be paid on a current basis and the Company will be prohibited from voluntarily prepaying long-term debt until such accumulated dividend has been paid in full. Effective upon the consummation of the Offering, the terms of the Company's Preferred Stock will be amended to provide that it is convertible at the option of the holders into shares of Common Stock. See "Description of Capital Stock--Preferred Stock."

RESULTS OF OPERATIONS

  The following unaudited table sets forth items derived from the Company's consolidated statements of operations for each of the periods presented in dollars and as a percentage of revenue.

                           NINE MONTHS ENDED SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                          --------------------------------------  -----------------------------------------------
                                1996                1995               1995            1994            1993
                          ------------------  ------------------  --------------  --------------  ---------------
                                                      (DOLLARS IN THOUSANDS)
Revenue.................   $390,863   100.0 %  $324,890   100.0 % $468,460 100.0% $428,988 100.0% $392,037  100.0 %
Costs and Expenses:
 Commissions, fees and
  other incentives......    195,465    50.1     167,569    51.6    239,018  51.0   225,085  52.5   206,070   52.6
 Operating,
  administrative and
  other.................    159,196    40.7     134,839    41.5    187,968  40.1   170,234  39.7   160,073   40.8
 Depreciation and
  amortization..........      9,749     2.4       8,173     2.5     11,631   2.5     8,091   1.9    49,606   12.7
                          ---------  ------   ---------  ------   -------- -----  -------- -----  --------  -----
Operating income (loss).     26,453     6.8      14,309     4.4     29,843   6.4    25,578   5.9   (23,712)  (6.1)
Interest income.........      1,035     0.2       1,228     0.3      1,674   0.4     1,109   0.3       915    0.2
Interest expense........     17,883     4.5      16,944     5.2     23,267   5.0    17,362   4.0    14,240    3.6
                          ---------  ------   ---------  ------   -------- -----  -------- -----  --------  -----
Income (loss) before
 provision (benefit) for
 income tax.............      9,605     2.5      (1,407)   (0.5)     8,250   1.8     9,325   2.2   (37,037)  (9.5)
Provision for income
 tax....................      4,610     1.2         238     0.0        841   0.2       152   0.0       112    0.0
Reduction of valuation
 allowances.............    (40,400)  (10.3)        --      --         --    --        --    --        --     --
                          ---------  ------   ---------  ------   -------- -----  -------- -----  --------  -----
Net provision (benefit)
 for income tax.........    (35,790)   (9.1)        238     0.0        841   0.2       152   0.0       112    0.0
                          ---------  ------   ---------  ------   -------- -----  -------- -----  --------  -----
Net income (loss).......  $  45,395    11.6 % $  (1,645)   (0.5)% $  7,409   1.6% $  9,173   2.2% $(37,149)  (9.5)%
                          =========  ======   =========  ======   ======== =====  ======== =====  ========  =====

  The following unaudited tables summarize the revenue, cost and expenses, and operating income by operating segment for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993.

                           NINE MONTHS ENDED SEPTEMBER
                                       30,                            YEAR ENDED DECEMBER 31,
                          -------------------------------   ---------------------------------------------------
                               1996            1995              1995              1994              1993
                          --------------  ---------------   ---------------   ---------------   ---------------
                                                    (DOLLARS IN THOUSANDS)
PROPERTY AND USER SERV-
 ICES
 Revenue:
 Brokerage..............  $227,756  66.7% $208,913   70.8%  $294,290   69.6%  $284,775   71.1%  $270,063   74.2%
 Investment Properties..    80,406  23.5    58,520   19.9     87,576   20.7     81,394   20.4     67,388   18.5
 Corporate Services.....    17,436   5.1    13,524    4.6     21,723    5.1     15,631    3.9      9,640    2.6
 Property Management(1)
  ......................    14,705   4.3    13,139    4.5     18,332    4.4     17,692    4.4     16,432    4.5
 Real Estate Market
  Research..............     1,198   0.4       627    0.2        912    0.2        758    0.2        649    0.2
                          -------- -----  --------  -----   --------  -----   --------  -----   --------  -----
                           341,501 100.0   294,723  100.0    422,833  100.0    400,250  100.0    364,172  100.0
 Costs and expenses:
 Commissions, fees and
  other incentives......   183,951  53.9   159,475   54.1    227,387   53.8    215,506   53.8    196,425   53.9
 Operating,
  administrative and
  other.................   130,764  38.3   116,085   39.4    160,415   37.9    152,141   38.0    143,394   39.4
 Depreciation and
  amortization..........     6,830   2.0     6,617    2.2      8,889    2.1      7,485    1.9     44,268   12.2
                          -------- -----  --------  -----   --------  -----   --------  -----   --------  -----
 Operating income
  (loss)................  $ 19,956   5.8% $ 12,546    4.3%  $ 26,142    6.2%  $ 25,118    6.3%  $(19,915)  (5.5)%
                          ======== =====  ========  =====   ========  =====   ========  =====   ========  =====
INVESTOR SERVICES
Mortgage Banking
 Revenue................  $ 14,035 100.0% $  6,533  100.0%  $ 10,417  100.0%  $  9,488  100.0%  $  7,218  100.0%
 Costs and expenses:
 Commissions, fees and
  other
  incentives............     5,611  40.0     2,663   40.8      4,209   40.4      3,914   41.3      2,805   38.9
 Operating,
  administrative and
  other.................     6,409  45.6     4,823   73.8      6,338   60.8      5,538   58.4      4,521   62.6
 Depreciation and
  amortization..........       386   2.8       184    2.8        268    2.6        195    2.1      1,372   19.0
                          -------- -----  --------  -----   --------  -----   --------  -----   --------  -----
 Operating income.......  $  1,629  11.6% $ (1,137) (17.4)% $   (398)  (3.8)% $   (159)  (1.8)% $ (1,480) (20.5)%
                          ======== =====  ========  =====   ========  =====   ========  =====   ========  =====
Investment Management
 and Advisory
 Revenue................  $ 22,239 100.0% $ 11,575  100.0%  $ 18,610  100.0%  $  5,902  100.0%  $  5,091  100.0%
 Costs and expenses:
 Operating,
  administrative and
  other.................    16,351  73.5     8,451   73.0     13,745   73.9      5,580   94.5      5,103  100.2
 Depreciation and
  amortization..........     2,207   9.9     1,126    9.7      2,148   11.5        149    2.5      1,245   24.5
                          -------- -----  --------  -----   --------  -----   --------  -----   --------  -----
 Operating income
  (loss)................  $  3,681  16.6% $  1,998   17.3%  $  2,717   14.6%  $    173    3.0%  $ (1,257) (24.7)%
                          ======== =====  ========  =====   ========  =====   ========  =====   ========  =====
Valuation and Appraisal
 Services
 Revenue................  $ 13,088 100.0% $ 12,059  100.0%  $ 16,600  100.0%  $ 13,348  100.0%  $ 15,556  100.0%
 Costs and expenses:
 Commissions, fees and
  other incentives......     5,903  45.1     5,431   45.1      7,422   44.7      5,665   42.4      6,840   44.0
 Operating,
  administrative and
  other.................     5,672  43.3     5,480   45.4      7,470   45.0      6,975   52.3      7,055   45.4
 Depreciation and
  amortization..........       326   2.5       246    2.0        326    2.0        262    2.0      2,721   17.5
                          -------- -----  --------  -----   --------  -----   --------  -----   --------  -----
 Operating income
  (loss)................  $  1,187   9.1% $    902    7.5%  $  1,382    8.3%  $    446    3.3%  $ (1,060)  (6.9)%
                          ======== =====  ========  =====   ========  =====   ========  =====   ========  =====
TOTAL INVESTOR SERVICES
 Revenue................  $ 49,362 100.0% $ 30,167  100.0%  $ 45,627  100.0%  $ 28,738  100.0%  $ 27,865  100.0%
 Costs and expenses:
 Commissions, fees and
  other incentives......    11,514  23.3     8,094   26.8     11,631   25.5      9,579   33.3      9,645   34.6
 Operating,
  administrative and
  other.................    28,432  57.6    18,754   62.2     27,553   60.4     18,093   63.0     16,679   59.9
 Depreciation and
  amortization..........     2,919   5.9     1,556    5.2      2,742    6.0        606    2.1      5,338   19.2
                          -------- -----  --------  -----   --------  -----   --------  -----   --------  -----
 Operating income
  (loss)................  $  6,497  13.2% $  1,763    5.8%  $  3,701    8.1%  $    460    1.6%  $ (3,797) (13.7)%
                          ======== =====  ========  =====   ========  =====   ========  =====   ========  =====

-------
(1) Does not include reimbursable costs associated with the wages of on-site employees and the cost of field office rent, furniture, computers, supplies and utilities. Revenues from leasing services provided to the Company's property management clients are reflected in brokerage rather than property management revenue.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

  REVENUE on a consolidated basis for the nine months ended September 30, 1996 was $390.9 million, an increase of $66.0 million or 20.3% from $324.9 million for the nine months ended September 30, 1995. The overall increase in revenue, compared to the same period in 1995, reflected a continued improvement in the commercial real estate markets in many areas of the United States. This improvement reflected increasing investor confidence, increasing prices and a more liquid market than in prior periods resulting from declining vacancy levels and the return of some bargaining power to landlords.

  Property and User Services revenue was $341.5 million for the nine months ended September 30, 1996, an increase of $46.8 million or 15.9% from $294.7 million for the nine months ended September 30, 1995. Brokerage revenue accounted for $227.8 million, an increase of $18.8 million or 9.0% from $208.9 million, and investment properties revenue accounted for $80.4 million, an increase of $21.9 million or 37.4% from $58.5 million. These increases resulted in part from an increase in the total number and size of brokerage and investment properties sale transactions closed during the nine months ended September 30, 1996 compared to transactions closed during the nine months ended September 30, 1995. Although the number of lease transactions declined from the nine months ended September 30, 1995 to the nine months ended September 30, 1996, the average commission amount for lease transactions increased from the nine months ended September 30, 1995 to the nine months ended September 30, 1996, resulting in an increase in revenue from leasing. Property management revenue was $14.7 million, an increase of $1.6 million or 11.9% from $13.1 million and corporate services revenue was $17.4 million, an increase of $3.9 million or 28.9% from $13.5 million.

  Investor Services revenue was $49.4 million for the nine months ended September 30, 1996, an increase of $19.2 million or 63.6% from $30.2 million for the nine months ended September 30, 1995. This increase was primarily due to an increase in investment management and advisory revenue to $22.2 million from $11.6 million, resulting from the Westmark acquisition. Valuation and appraisal services revenue accounted for $13.1 million, an increase of $1.0 million or 8.5% from $12.1 million, and mortgage banking revenue was $14.0 million, an increase of $7.5 million or 114.8% from $6.5 million, primarily as a result of the Melody acquisition together with increased sales and refinancing activity.

  COMMISSIONS, FEES AND OTHER INCENTIVES on a consolidated basis for the nine months ended September 30, 1996 were $195.5 million, an increase of $27.9 million or 16.6% from $167.6 million for the nine months ended September 30, 1995. The increase in these costs is directly correlated to the increase in revenue since most of the Company's sales professionals are compensated based on revenue. As a percentage of revenue, commissions, fees and other incentives decreased from 51.6% to 50.0%. The decrease in commissions, fees and other incentives as a percentage of revenue is primarily due to the acquisition of Westmark, which significantly increased the revenue of investment management and advisory which does not incur this type of revenue-based expense. Excluding investment management and advisory, commissions, fees and other incentives, on a consolidated basis, were relatively flat as a percentage of revenue decreasing to 53.0% for the nine months ended September 30, 1996 from 53.5% for the nine months ended September 30, 1995.
  Property and User Services commissions, fees and other incentives were $184.0 million for the nine months ended September 30, 1996, an increase of $24.5 million or 15.3% from $159.5 million for the nine months ended
September 30, 1995 and a decrease as a percentage of revenue from 54.1% to 53.9%.
  Investor Services commissions, fees and other incentives were $11.5 million for the nine months ended September 30, 1996, an increase of $3.4 million or 42.3% from $8.1 million for the nine months ended September 30, 1995 and a decrease as a percentage of revenue from 26.8% to 23.3%.

  OPERATING, ADMINISTRATIVE AND OTHER on a consolidated basis for the nine months ended September 30, 1996 was $159.2 million, an increase of $24.4 million or 18.1% from $134.8 million for the nine months ended September 30, 1995, and decreased as a percentage of revenue for such periods from 41.5% to 40.7%.
  Property and User Services operating, administrative and other was $130.8 million for the nine months ended September 30, 1996, an increase of $14.7 million or 12.6% from $116.1 million for the nine months ended September 30, 1995. This increase was primarily associated with increased operating activities.
  Investor Services operating, administrative and other was $28.4 million for the nine months ended September 30, 1996, an increase of $9.7 million or 51.6% from $18.8 million for the nine months ended September 30, 1995, primarily resulting from the Westmark acquisition.

  DEPRECIATION AND AMORTIZATION on a consolidated basis for the nine months ended September 30, 1996 was $9.7 million, an increase of $1.5 million or 19.3% from $8.2 million for the nine months ended September 30, 1995, resulting primarily from the Westmark and Melody acquisitions.
  Property and User Services depreciation and amortization was $6.8 million for the nine months ended September 30, 1996, an increase of $0.2 million or 3.2% from $6.6 million for the nine months ended September 30, 1995.
  Investor Services depreciation and amortization was $2.9 million for the nine months ended September 30, 1996, an increase of $1.4 million or 87.6% from $1.6 million for the nine months ended September 30, 1995.

  OPERATING INCOME on a consolidated basis for the nine months ended September 30, 1996 was $26.5 million, an increase of $12.2 million or 84.9% from $14.3 million for the nine months ended September 30, 1995. The increase in operating income resulted from an increase in revenue of $66.0 million or 20.3% partially offset by a related increase in commission expense of $27.9 million or 16.6%, a $24.4 million or 18.1% increase in operating expenses and a $1.5 million or 19.3% increase in depreciation and amortization as described above.
  Property and User Services operating income was $20.0 million for the nine months ended September 30, 1996, an increase of $7.4 million or 59.1% from $12.5 million for the nine months ended September 30, 1995. The increase in Property and User Services operating income resulted from an increase in Property and User Services revenue of $46.8 million or 15.9% partially offset by a related increase in commission expense of $24.5 million or 15.3%, a $14.7 million or 12.6% increase in operating expenses and a $0.2 million or 3.2% increase in depreciation and amortization as described above.
  Investor Services operating income was $6.5 million for the nine months ended September 30, 1996, an increase of $4.7 million or 268.5% from $1.8 million for the nine months ended September 30, 1995. The increase in Investor Services operating income resulted from an increase in Investor Services revenue of $19.2 million or 63.6% partially offset by a related increase in commission expense of $3.4 million or 42.3%, a $9.7 million or 51.6% increase in operating expenses and a $1.4 million or 87.6% increase in depreciation and amortization as described above.

  INTEREST INCOME on a consolidated basis for the nine months ended September 30, 1996 was $1.0 million, a decrease of $0.2 million or 15.7% from $1.2 million for the nine months ended September 30, 1995.

  INTEREST EXPENSE on a consolidated basis for the nine months ended September 30, 1996 was $17.9 million, an increase of $1.0 million or 5.5% from $16.9 million for the nine months ended September 30, 1995, primarily resulting from additional debt incurred with respect to the Westmark and Melody acquisitions, offset by reduced average bank borrowing levels on other Company indebtedness and a decline in interest rates on bank debt.

  NET PROVISION (BENEFIT) FOR INCOME TAX on a consolidated basis for the nine months ended September 30, 1996 was a benefit of ($35.8) million, compared to a $0.2 million provision for the nine months ended September 30, 1995. During the third quarter of 1996, the Company projected, on a more likely than not basis, that a portion of its NOL would be realizable in future periods and, accordingly, reduced its existing deferred tax asset valuation allowances by $45.7 million of which $5.3 million has been allocated to the purchase price of L.J. Melody based on its estimated future potential to generate taxable income, and the remaining $40.4 million has been recorded as a tax benefit (a reduction in income tax provision). With the recognition of deferred tax assets, the current and future period provisions for income tax will be recorded at the full effective tax rate excluding the impact of other adjustments, if any, to valuation allowances. For the nine months ended September 30, 1996, a $4.6 million provision for income taxes has been recorded. Net income for the nine months ended September 30, 1996 was $45.4 million ($3.28 per share of common stock), which includes the net benefit for income tax of $35.8 million. If the Company had not recorded tax benefits related to projected future taxable income for the nine months ended September 30, 1996, the Company's net income for such period would have been $8.8 million ($.64 per share of common stock). The provision for income tax would have consisted of current and deferred state tax provisions and provision for Federal alternative minimum tax. Provision for regular Federal taxes would have been offset by reductions in valuation allowances to the extent of such regular Federal taxes. The $40.4 million recognized tax benefit has a material effect on the reported net income for the nine months ended September 30, 1996. This $40.4 million tax benefit is a non-recurring item and is unrelated to the

Company's performance and should not be used in evaluating the Company's prospects or future performance. An additional $16.3 million reduction of valuation allowances and related tax benefit is expected to be recorded in the fourth quarter of 1996 as a result of the Offering and related reduction in future interest expense.

  NET INCOME on a consolidated basis for the nine months ended September 30, 1996 was $45.4 million ($3.28 per share of common stock), after giving effect to the tax benefit resulting from the reduction of valuation allowances of $40.4 million ($2.92 per share of common stock) an improvement of $47.0 million from a net loss of $1.6 million ($0.14 loss per share of common stock) for the nine months ended September 30, 1995. The improvement also resulted from a revenue increase of $66.0 million or 20.3% which was partially offset by a related increase in commission expense of $27.9 million or 16.6%, a $24.4 million or 18.1% increase in operating expenses and a $1.5 million or 19.3% increase in depreciation and amortization as described above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  REVENUE on a consolidated basis in 1995 was $468.5 million, an increase of $39.5 million or 9.2% from $429.0 million in 1994. The overall increase in revenue, compared to 1994, reflected a continued improvement in the commercial real estate markets in most areas of the United States. This improvement reflected increasing investor confidence, increasing prices and a more liquid market than in prior years resulting from declining vacancy levels and the return of some bargaining power to landlords.

  Property and User Services revenue was $422.8 million in 1995, an increase of $22.5 million or 5.6% from $400.3 million in 1994. Brokerage revenue accounted for $294.3 million, an increase of $9.5 million or 3.3% from $284.8 million and investment properties revenue accounted for $87.6 million, an increase of $6.2 million or 7.6% from $81.4 million. Corporate services revenue accounted for $21.7 million, an increase of $6.1 million or 39% from $15.6 million. Although the number of sale and lease transactions closed decreased in 1995 from 1994, the average dollar amount of both sale and lease transactions increased approximately 9.0%, resulting in a net increase in brokerage and investment properties revenue.

  Investor Services revenue was $45.6 million in 1995, an increase of $16.9 million or 58.8% from $28.7 million in 1994, largely due to an increase in investment management and advisory revenue to $18.6 million from $5.9 million, primarily resulting from the Westmark acquisition. Valuation and appraisal services revenue accounted for $16.6 million, an increase of $3.3 million or 24.4% from $13.3 million and mortgage banking revenue accounted for $10.4 million, an increase of $0.9 million or 9.8% from $9.5 million.

  COMMISSIONS, FEES AND OTHER INCENTIVES on a consolidated basis in 1995 were $239.0 million, an increase of $13.9 million or 6.2% from $225.1 million in 1994. The increase in these costs is directly correlated to the increase in revenue since most of the Company's sales professionals are compensated based on revenue. As a percentage of revenue, commissions, fees and other incentives decreased from 52.5% in 1994 to 51.0% in 1995. The decrease in commissions, fees and other incentives as a percentage of revenue is primarily due to the significant revenue growth of investment management and advisory, which does not incur this type of revenue-based expense. Excluding investment management and advisory, commissions, fees and other incentives on a consolidated basis remained constant as a percent of revenues at 53.2% for 1995 and 1994.

   Property and User Services commissions, fees and other incentives was $227.4 million in 1995, an increase of $11.9 million or 5.5% from $215.5 million in 1994 and a decrease as a percentage of revenue from 53.9% to 53.8%.

  Investor Services commissions, fees and other incentives was $11.6 million in 1995, an increase of $2.0 million or 21.4% from $9.6 million in 1994 and a decrease as a percentage of revenue from 33.4% to 25.6%.

  OPERATING, ADMINISTRATIVE AND OTHER on a consolidated basis in 1995 was $188.0 million, an increase of $17.8 million or 10.4% from $170.2 million in 1994, remaining relatively stable as a percentage of revenue for such periods at 40.0% and 39.7%, respectively.

   Property and User Services operating, administrative and other was $160.4 million in 1995, an increase of $8.3 million or 5.4% from $152.1 million in 1994. This increase was caused, in part, by additions to staff in anticipation of further increases in operating activities and resulted in higher levels of administrative, technical and other support expenditures and related personnel costs, as well as higher business promotion and other expenses.

   Investor Services operating, administrative and other was $27.6 million in 1995, an increase of $9.5 million or 52.3% from $18.1 million in 1994, primarily resulting from the Westmark acquisition.

  DEPRECIATION AND AMORTIZATION on a consolidated basis in 1995 was $11.6 million, an increase of $3.5 million or 43.8% from $8.1 million in 1994 as a result of the Westmark acquisition and new capital leases for computer equipment entered into in 1995.

  Property and User Services depreciation and amortization was $8.9 million in 1995, an increase of $1.4 million or 18.8% from $7.5 million in 1994.

  Investor Services depreciation and amortization was $2.7 million in 1995, an increase of $2.1 million or 352.5% from $0.6 million in 1994.

  OPERATING INCOME on a consolidated basis in 1995 was $29.9 million, an increase of $4.3 million or 16.7% from $25.6 million in 1994. The increase in operating income resulted from an increase in revenue of $39.5 million or 9.2% partially offset by a related increase in commission expense of $13.9 million or 6.2%, a $17.8 million or 10.4% increase in operating expenses and a $3.5 million or 43.8% increase in depreciation and amortization as described above.

  Property and User Services operating income was $26.1 million in 1995, an increase of $0.9 million or 4.1% from $25.2 million in 1994. The increase in Property and User Services operating income resulted from an increase in Property and User Services revenue of $22.5 million or 5.6% partially offset by a related increase in commission expense of $11.9 million or 5.5%, an $8.3 million or 5.4% increase in operating expenses and a $1.4 million or 18.8% increase in depreciation and amortization as described above.

  Investor Services operating income was $3.7 million in 1995, an increase of $3.3 million or 704.6% from $0.4 million in 1994. The increase in Investor Services operating income resulted from an increase in Investor Services revenue of $16.9 million or 58.8% partially offset by a related increase in commission expense of $2.0 million or 21.4%, a $9.5 million or 52.3% increase in operating expenses and a $2.1 million or 352.5% increase in depreciation and amortization primarily as a result of the Westmark acquisition as described above.

  INTEREST INCOME on a consolidated basis in 1995 was $1.7 million, an increase of $0.6 million or 50.1% from $1.1 million in 1994. This increase primarily resulted from increased interest rates and improved cash management.

  INTEREST EXPENSE on a consolidated basis in 1995 was $23.3 million, an increase of $5.9 million or 34.0% from $17.4 million in 1994. This increase resulted from a general increase in interest rates, the full year impact of the higher interest rates on the senior secured and senior subordinated debt of LIBOR plus 250 basis points and LIBOR plus 125 basis points, respectively, which were effective June 30, 1994, and the addition of the debt incurred with respect to the Westmark acquisition, offset in part by reduced average borrowing levels on other Company indebtedness.

  NET INCOME on a consolidated basis in 1995 was $7.4 million ($0.55 per share of common stock), a decrease of $1.8 million or 19.2% from $9.2 million ($0.69 per share of common stock) in 1994. The decrease in net income resulted from an increase in commission expense of $13.9 million or 6.2%, a $17.8 million or 10.4% increase in operating expenses, a $3.5 million or 43.8% increase in depreciation and amortization and an increase in interest expense of $5.9 million or 34.0% partially offset by an increase in revenue of $39.5 million or 9.2% as described above.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  REVENUE on a consolidated basis in 1994 was $429.0 million, an increase of $37.0 million or 9.4% from $392.0 million in 1993.

  Property and User Services revenue was $400.3 million in 1994, an increase of $36.1 million or 9.9% from $364.2 million in 1993. Brokerage revenue accounted for $284.8 million, an increase of $14.7 million or 5.5% from $270.1 million and investment properties revenue accounted for $81.4 million, an increase of $14.0 million or 20.8% from $67.4 million. Corporate services revenue accounted for $15.6 million, an increase of $6.0 million or 62.1% from $9.6 million and property management revenue accounted for $17.7 million, an increase of $1.3 million or 7.7% from $16.4 million. These increases resulted in part from an increase in the total number and size of brokerage, investment properties and corporate services sale transactions closed during 1994 and in part from an increase in total size of brokerage lease transactions closed during 1994. Although the number of lease transactions declined in 1994 from 1993, the average lease commission amount increased by approximately 9.7%, resulting in an overall increase in revenue from leasing.

  Investor Services revenue was $28.7 million in 1994, an increase of $0.9 million or 3.1% from $27.8 million in 1993. Investment Management and Advisory revenue accounted for $5.9 million, an increase of $0.8 million or 15.9% from $5.1 million. Valuation and Appraisal Services revenue accounted for $13.3 million, a decrease of $2.3 million or 14.2% from $15.6 million as a result of a change in federal regulations, which modified appraisal standards and requirements. Mortgage Banking revenue accounted for $9.5 million, an increase of $2.3 million or 31.5% from $7.2 million, primarily resulting from improved availability of credit to finance commercial real estate transactions.

  COMMISSIONS, FEES AND OTHER INCENTIVES on a consolidated basis in 1994 were $225.1 million, an increase of $19.0 million or 9.2% from $206.1 million in 1993. An increase in these costs is directly correlated to an increase in revenue since most of the Company's sales professionals are compensated based on revenue. As a percentage of revenue, commissions, fees and other expenses remained relatively flat decreasing from 52.6% in 1993 to 52.5% in 1994.

  Property and User Services commissions, fees and other incentives was $215.5 million in 1994, an increase of $19.1 million or 9.7% from $196.4 million in 1993 and a decrease as a percentage of revenue from 53.9% to 53.8%.

  Investor Services commissions, fees and other incentives was $9.6 million for both years, a decrease as a percentage of revenues from 34.6% to 33.3%.

  OPERATING, ADMINISTRATIVE AND OTHER on a consolidated basis in 1994 was $170.2 million, an increase of $10.2 million or 6.3% from $160.1 million in 1993, and remained relatively flat as a percentage of revenue for such periods at 39.7% and 40.8%, respectively, due to the cost control measures implemented in 1994. These increases were primarily the result of the Company's expansion of loan closing and underwriting activities and continuing investments in information technology and the additions of sales support personnel and LAN (local area network) administrators and technicians to enhance the productivity of sales personnel.

  Property and User Services operating, administrative and other was $152.1 million in 1994, an increase of $8.7 million or 6.1% from $143.4 million in 1993.

  Investor Services operating, administrative and other was $18.1 million in 1994, an increase of $1.4 million or 8.5% from $16.7 million in 1993.

  DEPRECIATION AND AMORTIZATION on a consolidated basis in 1994 was $8.1 million, a decrease of $41.5 million or 83.7% from $49.6 million in 1993 as a result of the write-off of intangibles in 1993 associated with the Acquisition.

  Property and User Services depreciation and amortization was $7.5 million in 1994, a decrease of $36.8 million or 83.1% from $44.3 million in 1993.

  Investor Services depreciation and amortization was $0.6 million in 1994, a decrease of $4.7 million or 88.7% from $5.3 million in 1993.

  OPERATING INCOME on a consolidated basis in 1994 was $25.6 million, an improvement of $49.3 million from an operating loss of $23.7 million in 1993. The improvement in operating income resulted from an increase in revenue of $37.0 million or 9.4% partially offset by a related increase in commission expense of $19.0 million or 9.2%, a $10.2 million or 6.3% increase in operating expenses and a $41.5 million or 83.7% decrease in depreciation and amortization as a result of the write-off of intangibles in 1993 as described above.

  Property and User Services operating income was $25.2 million in 1994, an improvement of $45.1 million from $(19.9) million in 1993. The improvement in Property and User Services operating income resulted from an increase in Property and User Services revenue of $36.1 million or 9.9% partially offset by a related increase in commission expense of $19.1 million or 9.7%, an $8.7 million or 6.1% increase in operating expenses and a $36.8 million or 83.1% decrease in depreciation and amortization as a result of the write-off of intangibles in 1993 as described above.

  Investor Services operating income was $0.4 million in 1994, an improvement of $4.2 million from an operating loss of $3.8 million in 1993. The improvement in Investor Services operating income resulted primarily from a $4.7 million or 88.7% decrease in depreciation and amortization as a result of the write-off of intangibles in 1993 as described above.

  INTEREST INCOME on a consolidated basis in 1994 was $1.1 million, an increase of $0.2 million or 21.2% from $0.9 million in 1993.

  INTEREST EXPENSE on a consolidated basis in 1994 was $17.4 million, an increase of $3.2 million or 21.9% from $14.2 million in 1993. This increase resulted from a general increase in interest rates and the impact of the higher interest rates on the senior secured indebtedness and senior subordinated indebtedness, which were effective June 30, 1994.

  NET INCOME on a consolidated basis in 1994 was $9.2 million ($0.69 per share of common stock), an improvement of $46.4 million from a net loss of $37.2 million ($3.21 loss per share of common stock) in 1993. The improvement in net income resulted from an increase in revenue of $37.0 million or 9.4% partially offset by a related increase in commission expense of $19.0 million or 9.2%, a $10.2 million or 6.3% increase in operating expenses, a $41.5 million or 83.7% decrease in depreciation and amortization as a result of the write-off of intangibles in 1993 and an increase in interest expense of $3.3 million or 21.9% as described above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically financed its operations and non-acquisition related capital expenditures primarily with internally generated funds, operating leases and, to a much lesser extent, capital leases, and borrowings under a revolving credit facility. In order to finance the acquisition of CB Commercial Real Estate Group, Inc. and related expenses, in April 1989 the Company incurred borrowings of $251.0 million, which included $170.0 million under a senior secured credit agreement (the "Senior Secured Credit Agreement") and $81.0 million under a senior subordinated credit agreement (the "Senior Subordinated Credit Agreement"). As of September 30, 1996, the Company had outstanding $139.8 million, including $4.8 million of deferred interest, under the Senior Secured Credit Agreement and $8.0 million under a revolving credit facility ("Revolving Credit Facility A"), no amounts outstanding under its second revolving credit facility ("Revolving Credit Facility B" and together with Revolving Credit Facility A, the "Revolving Credit Facilities") and $71.0 million (including $9.0 million of deferred interest) under the Senior Subordinated Credit Agreement. The outstanding amount under the Senior Secured Credit Agreement reflects principal repayments of $41.3 million since June 30, 1994.

In addition, as of September 30, 1996 the Company had outstanding other long-term indebtedness, consisting primarily of acquisition debt, totaling approximately $45.7 million. Consistent with the seasonality of the Company's revenue, as of October 31, 1996 all outstanding borrowings under the Revolving Credit Facility A have been repaid.

  Of the net proceeds of the Offering, $79.9 million will be used to repay a portion of the indebtedness outstanding under the Senior Secured Credit Agreement and $9.0 million will be used to pay accrued and unpaid interest on the indebtedness outstanding under the Senior Subordinated Credit Agreement. The remaining $1.6 million of net proceeds will be used for general corporate purposes, including to fund acquisitions. As proposed, effective upon completion of the Offering, the Revolving Credit Facility B will be converted into a facility that can be used for acquisitions and will bear interest at LIBOR plus 300 basis points. The Company has begun discussions to increase Revolving Credit Facility B from $10.0 million to $20.0 million sometime in 1997, although there can be no assurance that such discussions will be successful or if successful that $20.0 million will be adequate to finance the Company's acquisition program.

  In connection with and conditional upon the Offering and the repayment of a portion thereof, the senior secured lenders have agreed to amend the terms of the Senior Secured Credit Agreement. As amended, the Company will be required to make quarterly principal payments of $2.625 million commencing March 31, 1997 with a final payment of $2.2 million on September 30, 2001. Revolving Credit Facility A permits maximum borrowings of $20.0 million which must be paid off in full for at least 30 consecutive days in each year commencing with 1997. See "The Company's Credit Agreements--Senior Secured Debt Repayment and Amendments."

  Also in connection with and conditional upon the Offering, the senior subordinated lenders have agreed to amend the terms of the Senior Subordinated Credit Agreement. As amended, interest will be payable on a current basis commencing January 1, 1997 and the entire amount outstanding under the Senior Subordinated Credit Agreement will be due on July 23, 2002. Interest payments on the amounts outstanding under Senior Subordinated Credit Agreement had been deferred since June 1994 until the payment in full of amounts outstanding under the Senior Secured Credit Agreement. See "The Company's Credit Agreements--Senior Subordinated Debt Amendments."

  Upon consummation of the Offering and the Recapitalization, principal payments on the Senior Secured Credit Agreement, Senior Subordinated Credit Agreement and the Company's other indebtedness, including debt incurred to finance the acquisitions of Westmark and L.J. Melody, are as follows (in thousands):

                                                                       PRO FORMA
                                                                       ---------
       1996........................................................... $ 13,841
       1997...........................................................   22,470
       1998...........................................................   18,516
       1999...........................................................   12,827
       2000...........................................................   26,283
       2001...........................................................    8,536
       2002...........................................................   62,000
       Thereafter.....................................................    3,181
                                                                       --------
                                                                       $167,654
                                                                       ========

  The Company expects to have capital expenditures of approximately $4.0 million in 1997 exclusive of acquisitions. In connection with the Westmark acquisition, the sellers may be entitled to a supplemental purchase price based on the operating results of Westmark payable over a period of six years and subject to a maximum aggregate payment of $18.0 million. See "Note 1 of Notes to Consolidated Financial Statements." The Company expects to use net cash provided by operating activities for the next several years primarily to fund acquisitions, including earnout payments, and to make required principal payments under the Company's outstanding indebtedness. The Company believes that it can satisfy these obligations as well as working capital requirements from internally generated cash flow, borrowings under the Revolving Credit Facilities and, with respect to acquisitions, seller financing and third-party borrowing.

  Effective October 1996 and conditional upon the Offering, a dividend on the Company's Preferred Stock will be reinstated. The $0.25 per share quarterly dividend on the Company's Preferred Stock, which will accrue from October 1, 1996, will result, if and when paid, in a cost of $1.0 million per quarter. The Company currently expects to pay dividends on the Preferred Stock out of working capital generated from operating cash flow after it has completed its acquisition program.

  The Company anticipates that its existing sources of liquidity, including cash flow from operations, will be sufficient to fund its operations for at least the next twelve months.

  The Company's earnings before interest, income taxes, depreciation and amortization ("EBITDA") was $36.2 million, $22.5 million, $41.5 million, $33.7 million and $25.9 million for the nine months ended September 30, 1996, and September 30, 1995, and the years ended December 31, 1995, December 31, 1994 and December 31, 1993, respectively. The improvement in EBITDA in the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994 reflects the overall period to period revenue growth discussed above.

  EBITDA effectively removes the impact of certain non-cash charges on income such as depreciation and the amortization of intangible assets relating to acquisitions and Federal income taxes (to the extent they are offset by NOLs). Management believes that the presentation of EBITDA will enhance a reader's understanding of the Company's operating performance and ability to service debt as it provides a measure of cash generated that can be used by the Company to service its debt and other required or discretionary purposes. Net cash that will be available to the Company for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA. EBITDA should not be considered as an alternative to (i) operating income determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP.

  Ratio of earnings to fixed charges was 1.42, 1.28 and 1.40 for the nine months ended September 30, 1996, and for the years ended December 31, 1995 and 1994, respectively. Fixed charges exceeded earnings by $1.4 million for the nine months ended September 30, 1995 and $37.0 million for the year ended December 31, 1993. Earnings included non-cash depreciation and amortization charges of $9.7 million, $8.2 million, $11.6 million, $8.1 million and $49.6 million for the nine months ended September 30, 1996 and 1995 and the years ended December 30, 1995, 1994 and 1993, respectively.

RECENT LITIGATION

  In August 1993, a former commissioned salesperson of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996 a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. The Company has been advised by its in-house counsel that it has grounds to file motions for a new trial and a reversal of the verdict and, if these motions are not granted, to pursue an appeal of the verdict. Included in the Company's September 30, 1996 financial statements is an accrual of $800,000 with respect to this case. This accrual was initially established at $250,000 in 1994 and increased to $800,000 in 1995 and represented the Company's estimate of its loss exposure for this matter based on its assessment and analysis as of those dates. As a result of the verdict and the Company's intention to file such motions or pursue such appeal, management is in the early stages of gathering information to reassess its estimate of loss exposure. At this early stage of reassessment, management cannot make a reasonable estimate of the ultimate loss amount, if any, other than to estimate that the loss exposure as a result of the damage award ranges from no loss to a maximum of $6.5 million. At $6.5 million the loss could have a material impact on the Company's 1996 consolidated financial statements. Based on available cash and anticipated cash flows, the Company believes that such a charge would not have an impact on the Company's ability to carry on its operations.

CASH FLOWS

  Net cash provided by operating activities for the nine months ended September 30, 1996 was $24.2 million, an increase of $23.6 million from $0.6 million for the nine months ended September 30, 1995. The increase resulted primarily from an improvement in net income, excluding the tax benefit from the reduction of valuation allowances. See "Net Operating Losses" below. Additionally, non-cash charges, consisting of depreciation, amortization and deferred compensation and interest, included in net income for the nine months ended September 30, 1996, were $3.6 million higher than for the nine months ended September 30, 1995. Net cash provided by operating activities was also impacted by changes in components of other operating assets and liabilities which provided a net increase to net cash provided by operating activities of $9.5 million.

  Net cash used in investing activities was $9.5 million for the nine months ended September 30, 1996, compared to $22.0 million for the nine months ended September 30, 1995 as a result of the Westmark acquisition in June 1995 and the
L. J. Melody acquisition in July 1996.

  Net cash provided by (used in) financing activities was $(12.8) million for the nine months ended September 30, 1996, compared to $3.5 million for the nine months ended September 30, 1995. The $16.3 million difference between periods resulted from $18.2 million repayment of amounts outstanding under the Senior Secured Credit Agreement as compared to $14.8 million repayment for the nine months ended September 30, 1995, $21.0 million proceeds offset by $13.0 million repayment from the Revolving Credit Facility A during the nine months ended September 30, 1996 as compared to $14.0 million proceeds offset by $4.0 million repayment for the nine months ended September 30, 1995, a $0.7 million reduction in capital lease repayments and $10.0 million proceeds from senior subordinated loans in connection with the Westmark acquisition during the nine months ended September 30, 1995.

  Net cash provided by operating activities was $30.6 million in 1995 compared to $31.4 million in 1994. The decrease primarily resulted from a reduction in net income of $1.8 million in 1995 compared to 1994, offset in part by changes in components of operating assets and liabilities. Net cash provided by operating activities in 1994 was $31.4 million compared to $19.6 million in 1993. The increase primarily resulted from an increase in net income of $46.3 million, offset by changes in components of operating assets and liabilities.

  Net cash used in investing activities was $24.9 million in 1995 compared to $3.9 million in 1994. The increase was caused by the acquisitions of Westmark and Langdon Rieder in 1995 for $22.4 million (see "Business--Acquisitions"), partially offset by a $2.1 million decrease in purchases of property and equipment. Net cash used in investing activities was $3.9 million in 1994 compared to $5.6 million in 1993. The decrease was primarily caused by a decrease in purchases of property and equipment and a reduction in other investing activities.

  Net cash used in financing activities was $11.5 million in 1995 compared to $4.9 million in 1994. The increase in 1995 resulted from the $19.0 million repayment of senior term loans and $2.2 million repayment of capital leases, partially offset by proceeds from the senior subordinated loan of $10.0 million. Net cash used in financing activities was $4.9 million in 1994 compared to $14.7 million in 1993. The decrease in 1994 resulted from the $14.0 million net repayment of senior revolving credit line in 1993, partially offset by the $4.1 million repayment of senior term loans in 1994.

NET OPERATING LOSSES

  The Company had NOLs of approximately $221.0 million as of December 31, 1995, corresponding to $77.6 million of the Company's $87.5 million in net deferred tax assets, all of which were reserved through valuation allowances. The valuation allowances were based on management's conclusion regarding the realizability of this deferred tax asset on a more likely than not basis, as defined in SFAS No. 109. In reaching this conclusion, management considered the Company's past operating results, the current year events and trends, including the impact, if any, of the acquisitions that were concluded during the year and other factors.

  Management evaluates the appropriateness of all or part of these valuation allowances on a periodic basis and if the Company concludes there is a change with respect to realizability, any necessary adjustments are made at that time. As of September 30, 1996, the Company has experienced continuing profitability due to a variety of reasons, including the strength of the commercial real estate markets. In addition, the Company has operated Westmark for one full year since acquiring Westmark in June 1995, and as a result has concluded that Westmark should make a positive contribution to the Company's consolidated taxable income. Finally, the acquisition of L.J. Melody in July 1996 is also expected to make a positive contribution to the Company's consolidated taxable income. As a result of these factors, during the third quarter of 1996, the Company projected, on a more likely than not basis, that a portion of its NOL would be realizable in future periods and, accordingly, reduced its existing deferred tax asset valuation allowances by $45.7 million of which $5.3 million has been allocated to the purchase price of L.J. Melody based on its estimated future potential to generate taxable income, and the remaining $40.4 million has been recorded as a tax benefit (a reduction in income tax provision). With the recognition of deferred tax assets, the current and future period provisions for income tax will be recorded at the full effective tax rate excluding the impact of other adjustments, if any, to valuation allowances. For the nine months ended September 30, 1996, a $4.6 million provision for income taxes has been recorded. Net income for the nine months ended September 30, 1996 was $45.4 million ($3.28 per share of common stock), which includes the net benefit for income tax of $35.8 million. If the Company had not recorded tax benefits related to projected future taxable income for the nine months ended September 30, 1996, the Company's net income for such period would have been $8.8 million ($0.64 per share of common stock). The provision for income tax would have consisted of current and deferred state tax provisions and provision for Federal alternative minimum tax. Provision for regular Federal taxes would have been offset by reductions in valuation allowances to the extent of such regular Federal taxes. The $40.4 million recognized tax benefit has a material effect on the reported net income for the nine months ended September 30, 1996. This $40.4 million tax benefit is a non-recurring item and is unrelated to the Company's performance and should not be used in evaluating the Company's prospects or future performance. The Company would have to generate future taxable income of approximately $110 million to realize the deferred tax assets recorded on the consolidated balance sheet as of September 30, 1996. The Company's taxable income has historically been higher than pretax income for financial reporting primarily due to certain charges in the financial statements that were not deductible for tax purposes. The Company expects its full year 1996 taxable income to be higher than its full year pretax earnings for financial reporting purposes. The Company believes that its future taxable income will be adequate to realize the deferred tax assets on the September 30, 1996 balance sheet.

  In addition, the Company believes that when the Offering is completed, it will be able to generate additional taxable income in the future through interest savings resulting from the paydown of part of its Senior Secured Credit Agreement using the proceeds from the Offering. Accordingly, the Company expects to record an estimated additional reduction in the deferred tax asset valuation allowances of $16.3 million upon completion of the Offering.

  The ability of the Company to utilize NOLs may also be limited in the future if an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, were deemed to occur. Such an ownership change may be deemed to occur if the Company engages in certain transactions involving the issuance of shares of Common Stock, including the issuance of shares of Common Stock in connection with an acquisition or otherwise or by reason of a sale of capital stock by an existing shareholder. If an ownership change were to occur, Section 382 would impose an annual limit on the amount of NOLs the Company could utilize. The Company believes that the Offering and Recapitalization will not result in an ownership change. An ownership change may not be within the control of the Company, however, and therefore there is no assurance that an ownership change will not occur in the future. The availability of NOLs is, in any event, subject to uncertainty since their validity is not reviewed by the Internal Revenue Service until such time as they are utilized to offset income.

INFLATION

  The Company's operations are directly affected by various national and economic conditions, including interest rates, the availability of credit to finance commercial real estate transactions and the impact of tax laws. To date, the Company does not believe that general inflation has had a material impact upon its operations. Revenues, commissions and other variable costs related to revenues are primarily affected by real estate market supply and demand versus general inflation.

NEW ACCOUNTING PRONOUNCEMENTS

  In 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions and SFAS No. 112, Employers' Accounting for Postemployment Benefits. These standards did not have a material impact on the Company's financial statements.

  Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, SFAS No. 122, Accounting for Mortgage Servicing Rights and SFAS No. 123, Accounting for Stock-Based Compensation. These standards did not have a material impact on the Company's financial statements.

  In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement is required to be adopted by the Company in 1997 and only applies to the operations of L.J. Melody. Under SFAS No. 125, the Company will be required to recognize, at fair value, financial and servicing assets it has acquired control over and related liabilities it has incurred and amortize them over the period of estimated net servicing income or loss. Write-off of the asset is required when control is surrendered and of the liability when extinguished. The Company does not currently recognize the value of financial and servicing assets when loans are originated. The adoption of the new statement will result in the recognition of amortization cost along with income from servicing as services are performed and the recognition of gains or losses at the time servicing rights are sold. Management of the Company has not yet determined the impact, if any, that the adoption of this standard will have on the Company's financial position or results of operations.

QUARTERLY RESULTS OF OPERATIONS AND OTHER FINANCIAL DATA

  The following table sets forth certain unaudited consolidated statement of operations data for each of the Company's last eleven quarters and the percentage of the Company's revenues represented by each line item reflected in each consolidated income statement. In the opinion of management, this information has been presented on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that the Company considers necessary for a fair presentation. The unaudited quarterly information should be read in conjunction with the audited financial statements of the Company and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

                              1996                              1995                                    1994
                   ----------------------------  --------------------------------------  --------------------------------------
                   SEPT. 30  JUNE 30   MARCH 31  DEC. 31   SEPT. 30  JUNE 30   MARCH 31  DEC. 31   SEPT. 30  JUNE 30   MARCH 31
                   --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                         (AMOUNTS IN THOUSANDS)
Results of Opera-
 tions:
Revenue..........  $147,168  $130,954  $112,741  $143,570  $116,603  $108,361  $ 99,926  $128,905  $112,843  $103,730  $ 83,510
Costs and
 expenses:
 Commissions,
  fees and other
  incentives.....    74,196    66,262    55,007    71,449    57,804    57,370    52,395    67,919    59,645    54,367    43,154
 Operating,
 administrative
 and other.....      56,042    53,594    49,560    53,129    47,803    44,206    42,830    46,316    42,675    42,487    38,756
 Depreciation and
  amortization...     3,431     3,038     3,280     3,458     3,546     2,297     2,330     2,562     1,797     1,783     1,949
                   --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Operating income
 (loss)..........    13,499     8,060     4,894    15,534     7,450     4,488     2,371    12,108     8,726     5,093      (349)
Interest income..       286       354       395       446       345       393       490       370       270       255       214
Interest expense.     6,196     5,759     5,928     6,323     6,428     5,313     5,203     4,747     5,383     3,790     3,442
                   --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Income (loss)
 before provision
 (benefit) for
 income tax......     7,589     2,655      (639)    9,657     1,367      (432)   (2,342)    7,731     3,613     1,558    (3,577)
Provision
 (benefit) for
 income tax......     4,220       438       (48)      603       138        26        74       (73)       75        75        75
Reduction of
 valuation
 allowances......   (40,400)      --        --        --        --        --        --        --        --        --        --
                   --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Net provision
 (benefit) for
 income tax......   (36,180)      438       (48)      603       138        26        74       (73)       75        75        75
                   --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Net income
 (loss)..........  $ 43,769  $  2,217  $   (591) $  9,054  $  1,229  $   (458) $ (2,416) $  7,804  $  3,538  $  1,483  $ (3,652)
                   ========  ========  ========  ========  ========  ========  ========  ========  ========  ========  ========
Other Financial
 Data:
EBITDA...........  $ 16,930  $ 11,098  $  8,174  $ 18,992  $ 10,996  $  6,785  $  4,701  $ 14,670  $ 10,523  $  6,876  $  1,600
Net cash provided
 by (used in)
 operating
 activities......  $ 22,150  $ 13,865  $(11,845) $ 30,082  $  8,143  $  6,890  $(14,483) $ 21,911  $ 13,817  $  5,894  $(10,204)
Net cash (used
 in) investing
 activities......  $ (9,401) $  1,768  $ (1,884) $ (2,928) $   (595) $(18,887) $ (2,478) $ (1,321) $ (1,006) $   (748) $   (790)
Net cash provided
 by (used in)
 financing
 activities......  $(15,297) $ (4,306) $  6,808  $(16,002) $ (8,098) $ 15,391  $ (2,760) $ (4,369) $ (5,114) $ (5,407) $  9,967

                                                          AS A PERCENTAGE OF REVENUES
                         --------------------------------------------------------------------------------------------------
                                   1996                            1995                                1994
                         --------------------------  ----------------------------------  ----------------------------------
                         SEPT. 30  JUNE 30 MARCH 31  DEC. 31 SEPT. 30 JUNE 30  MARCH 31  DEC. 31  SEPT. 30 JUNE 30 MARCH 31
                         --------  ------- --------  ------- -------- -------  --------  -------  -------- ------- --------
Revenue................   100.0 %   100.0%  100.0 %   100.0%  100.0%   100.0 %  100.0 %   100.0 %  100.0%   100.0%  100.0 %
Costs and expenses:
 Commissions, fees and
  other incentives.....    50.4      50.6    48.8      49.8    49.6     52.9     52.4      52.7     52.9     52.4    51.7
 Operating,
  administrative and
  other................    38.1      40.9    44.0      37.0    41.0     40.8     42.9      35.9     37.8     41.0    46.4
 Depreciation and
  amortization.........     2.3       2.3     2.9       2.4     3.0      2.1      2.3       2.0      1.6      1.7     2.3
                          -----     -----   -----     -----   -----    -----    -----     -----    -----    -----   -----
Operating income
 (loss)................     9.2       6.2     4.3      10.8     6.4      4.2      2.4       9.4      7.7      4.9    (0.4)
Interest income........     0.2       0.3     0.3       0.3     0.3      0.3      0.5       0.3      0.3      0.3     0.2
Interest expense.......     4.2       4.4     5.2       4.4     5.5      4.9      5.2       3.7      4.8      3.7     4.1
                          -----     -----   -----     -----   -----    -----    -----     -----    -----    -----   -----
Income (loss) before
 provision (benefit)
 for income tax........     5.2       2.1    (0.6)      6.7     1.2     (0.4)    (2.3)      6.0      3.2      1.5    (4.3)
Provision for income
 tax...................     2.9       0.3    (0.0)      0.4     0.1      0.0      0.1      (0.1)     0.1      0.1     0.1
Reduction of valuation
 allowances............   (27.5)      --      --        --      --       --       --        --       --       --      --
                          -----     -----   -----     -----   -----    -----    -----     -----    -----    -----   -----
Net provision (benefit)
 for income tax........   (24.6)      0.3    (0.0)      0.4     0.1      0.0      0.1      (0.1)     0.1      0.1     0.1
                          -----     -----   -----     -----   -----    -----    -----     -----    -----    -----   -----
Net income (loss)......    29.7 %     1.8%   (0.6)%     6.3%    1.1%    (0.4)%   (2.4)%     6.1 %    3.1%     1.4%   (4.4)%
                          =====     =====   =====     =====   =====    =====    =====     =====    =====    =====   =====

                                   BUSINESS

COMPANY OVERVIEW

  Founded in 1906, the Company believes that it is the largest vertically-integrated commercial real estate services company in the United States with aggregate 1995 revenue of $468.5 million, and 231 business unit offices in 107 locations. In addition, the Company has established exclusive alliances with international commercial real estate services firms which have offices in an additional 109 locations in 30 countries. These alliances have not generated significant revenues to the Company to date. The Company provides a full range of services to commercial real estate tenants, owners, and investors including: (i) brokerage (facilitating sales and leases), investment properties (acquisitions and sales on behalf of investors), corporate services, property management, and real estate market research (collectively, "Property and User Services"), and (ii) mortgage banking (mortgage loan origination and servicing), investment management and advisory services, and valuation and appraisal services (collectively, "Investor Services"). Management believes that, on the basis of revenue, its brokerage and independent commercial mortgage loan origination are the largest such businesses in the United States, and that the Company is among the top ten providers of commercial property management and mortgage loan servicing in the United States.

  The Company believes that one of its most important competitive advantages as a diversified commercial real estate services provider is its ability to capitalize on the significant deal flow and strong market presence of its core brokerage, investment properties and property management businesses. These businesses provide the Company with real-time, in-depth local, national and, through its alliances, international market information and entree to clients. This real-time information is employed for the benefit of all of the Company's business disciplines and enables the Company to capitalize upon client demand for a variety of integrated commercial real estate services. The Company's diverse client base includes local, national and multinational corporations, financial institutions, pension funds and other tax exempt entities, local, state and national governmental entities, and individuals.

  The Company believes that it enjoys a variety of competitive advantages in the commercial real estate services industry, including the Company's--

 . 90-year tradition and history of providing high-quality services and client coverage;

 . Internationally recognized "brand" identity which the Company believes is widely respected in the real estate services industry;

 . Experienced and trained professionals in all business disciplines, including approximately 2,000 sales professionals in Property and User Services who have an average tenure of more than eight years with the Company;

 .  Multi-discipline capabilities and extensive multi-market network;

 . State-of-the-art technology and professional education programs which enable the Company to deliver superior services;

 . Experienced management team, the executive and key employees of which have an average tenure of more than 16 years with the Company and will own collectively approximately 15.2% of the Company's Common Stock (including exercisable stock options and shares held through the Company's Deferred Compensation Plan) after the Offering; and

 . Employees who will own more than 40% of the Common Stock of the Company after the Offering.

INDUSTRY TRENDS

  Over the last ten years, the commercial real estate industry has experienced various structural changes and more recently has been experiencing a broad recovery from the real estate "depression" of the early 1990s. Management believes these factors and the resulting trends, the most important of which are discussed below, create an opportunity for the Company to leverage its experience, multi-discipline integrated services, multi-market presence and brand equity to its competitive advantage.

  . CHANGING COMPOSITION AND NEEDS OF INVESTORS IN AND OWNERS OF COMMERCIAL REAL ESTATE ASSETS.

  Investors in and owners of commercial real estate assets have become increasingly institutional (including pension funds, life insurance companies, banks and publicly-held REITs). Simultaneously, their investment and management needs have become increasingly multi-market due to the fact that the commercial real estate properties in their portfolios are typically located in numerous geographic locations. With respect to institutions other than REITs, this change in the ownership characteristics and management requirements of institutional real estate investors and owners has fueled the demand for and growth of sophisticated multi-service, nationally-oriented real estate service providers. As REITs are internally managed and therefore tend to outsource only their brokerage service needs, their demand for the Company's other real estate services is expected to be less than that of other institutional investors.

  .  CONTINUING CORPORATE OUTSOURCING TREND.

  Shareholder pressure for higher performance and return on equity within most American corporations in the 1980's heightened corporate managements' awareness that corporate real estate assets are a major component of corporate net worth. Simultaneously, with competitive pressures encouraging greater focus on core businesses, companies have emphasized leaner staffing in non-core activities and, as a result, outsourced certain non-core activities to third-parties. As a consequence, the demand for multi-discipline, multi-market professional real estate service firms that provide integrated services capable of supplementing a corporate real estate department has increased significantly.

  .  ONGOING INDUSTRY CONSOLIDATION.

  The Company believes that the combination of more intense institutional and corporate real estate service needs and demands, together with the real estate "depression" of the early 1990s, has made it imperative that real estate service firms (i) provide comprehensive, high-quality services, (ii) make significant investments in corporate infrastructure, including information technology and professional education, and (iii) have access to sufficient capital to support these service and investment needs. These factors have fueled the current consolidating industry environment, which the Company believes will motivate local and regional real estate service providers to sell to, or form alliances with, major national and international companies.

  .  EXPANDING CMBS MARKET.

  Historically, the majority of third-party financing for commercial real estate assets was provided by banks and insurance companies who generally held the mortgage loans they originated to the maturity date of the mortgage loans. More recently, Wall Street firms and financial institutions have been providing a significant amount of third-party mortgage financing, and have been accessing the public debt markets by issuing CMBs in order to securitize their portfolios and avoid holding mortgage loans for the long-term. The Company believes that its overall market presence, extensive available market data and access to real estate transaction deal flow positions its mortgage banking business to benefit substantially from the expansion of the CMBS market. The Company's national geographic coverage and mortgage origination capabilities create the opportunity to be a major supplier of mortgages to the CMBS market. In addition, the Company expects to service a majority of the mortgage loans that it originates, and the profit margin potential for servicing an increasing volume of mortgage loans may be significant to the Company's mortgage banking business. The acquisition and subsequent combination with L.J. Melody in July 1996 was a strategic step in substantially expanding the Company's capabilities in this area. The Company does not currently securitize loans and has no present intention of doing so.

  .  RECOVERING COMMERCIAL REAL ESTATE MARKETS.

  Coincident with the longer term structural shifts in the commercial real estate industry, commercial real estate markets in the United States have been recovering over the last several years, experiencing increased activity in many product types and geographic market areas. This has been particularly true in California, where the Company has a significant market presence. National office and industrial building occupancy levels have generally been rising, rental rates are beginning to increase, and correspondingly, property values are increasing.

  Geographically, recoveries are underway in a number of major U.S. real estate markets where the Company has operations, including California, Arizona, Texas, and the Washington, D.C./Baltimore areas. Additionally, the Company believes market activity levels in Chicago, Philadelphia, Seattle, and Atlanta have increased.

BUSINESS OBJECTIVE AND GROWTH STRATEGIES

  The Company's primary business objective is to continue to expand through acquisitions and internal growth, while simultaneously delivering strong consistent growth in its annual results of operations. The key business strategies by which the Company plans to accomplish this objective include--

  . LEVERAGING EXISTING BUSINESS DISCIPLINES, MARKET PRESENCE AND "BRAND" EQUITY TO CAPITALIZE ON INDUSTRY STRUCTURAL CHANGES.

  The Company believes that structural changes in the market for commercial real estate have led to an increasing demand for real estate services providers who can satisfy a wide range of customer needs on a vertically-integrated basis. Furthermore, as the ownership of commercial real estate becomes increasingly institutional, large firms who can efficiently service a nationwide real estate portfolio are gaining market share over smaller local and regional operators. The Company's ability to provide multi-discipline, integrated real estate services on a nationwide basis with strong brand identity is an important competitive advantage. The Company's strategy is to leverage these advantages to grow its revenues and market share in the large and fragmented real estate services industry.

  . PURSUING STRATEGIC ACQUISITIONS AND PARTNERSHIPS TO STRENGTHEN EXISTING BUSINESS AND EXPAND GEOGRAPHIC COVERAGE.

  Although the Company is currently a leading national provider of multi-discipline, integrated commercial real estate services, 37% of its total sale and lease revenue in 1995 was generated from transactions originated in the state of California. Through strategic acquisitions and partnerships, the Company intends to continue to strengthen, not only the range and quality, but also the geographic coverage of its services. The Company has recently completed three strategic acquisitions -- L.J. Melody (mortgage banking), Westmark (investment management and advisory services), and Langdon Rieder (corporate services). In addition, through its "CB Commercial/Partners" program, the Company has begun establishing relationships with leading local brokerage firms in order to expand the Company's geographic coverage in markets that are not currently being served by the Company. Due to the fragmented nature of the commercial real estate services industry, the Company believes that there will be substantial opportunities to strengthen its capabilities through acquisitions and strategic partnerships, and a tactical plan for growth through acquisitions has been developed for implementation over the next several years.

  As the Company continues to strengthen its integrated services capability, it intends to develop and/or acquire additional service disciplines to expand its client relationships. Development and construction management, dedicated facilities management, and real estate merchant banking are a few of the services under consideration and study. The Company believes it can increase its market share by increasing its services "menu" and the capabilities offered to its clients.

  .  BENEFITTING FROM RECOVERING COMMERCIAL REAL ESTATE MARKETS.

  In addition to growth through expansion opportunities, brokerage fees and property management fees from contracts with existing clients have begun to increase as a result of the recovery in U.S. commercial real estate markets and the generally rising level of occupancy and rental levels and, as a result, property values. Since brokerage fees are typically based upon a percentage of transaction value, and property management fees are typically based upon a percentage of total rent collections, recent occupancy and rental rate increases at the property level have generated an increase in brokerage and property management fees to the Company.

  .  CAPITALIZING ON THE CORPORATE OUTSOURCING TREND.

  Large corporations seeking to focus on core businesses and reduce operating costs are looking to the multi-discipline, integrated national and international real estate service provider to outsource their real estate needs. By relying on a single integrated provider for all their real estate-related needs, corporations are able to reduce their ongoing overhead expense while taking advantage of the Company's real estate expertise. This outsourcing trend has accelerated in recent years and the Company believes that it will continue in the future. The Company is one of the major participants in this segment of the real estate services industry and believes that only a small percentage of the market has been penetrated. As a result, this trend provides the Company with attractive revenue opportunities.

  . GENERATING INTERNAL GROWTH BY INCREASING MARKET SHARE AND EMPLOYEE PRODUCTIVITY.

  Market Share. In order to increase its market share in the markets that the Company currently serves, the Company is focusing on increasing the number of brokerage professionals in its existing national network of offices. The Company's current sales professionals only occupy approximately 73%, on average, of its available office space for sales professionals, and the Company believes that revenue growth can be generated without a corresponding growth in management and infrastructure costs through the hiring of additional professionals.

  Employee Productivity. The Company also focuses on the enhancement of revenues and profit margins through the delivery of services to its clients in a more efficient manner. In order to improve each employee's productivity, the Company invests a substantial amount on an annual basis in information technology and for the professional education of both its management and revenue-producing professionals through its training programs, provided by its CB Commercial University. The success of this strategy is evidenced by the annual improvement in revenues per employee in the Company's brokerage group. Since 1993, the average revenue per sales professional has increased approximately 23% from $176,000 to $216,000 in 1995, while spending on information technology and professional development per employee increased approximately 16% from $2,800 to $3,300 in 1995. Through previously made and continuing investments in information technology and professional education, the Company believes it is well-positioned for further employee productivity gains.

  .  ENCOURAGING LOCAL MARKET INNOVATION WITHIN CB COMMERCIAL'S QUALITY
     FRAMEWORK.

  In order to deliver consistently superior, vertically-integrated services, the Company requires each office to adhere to strict standards of quality consistency. Although the Company encourages each business discipline to innovate locally to meet its respective clients' needs, the Company believes that this framework, or "envelope" of consistency, is responsive to client demand, strengthening client relationships and increasing the potential for multiple assignments with each client.

  .  CAPITALIZING ON CROSS BORDER ACTIVITY BY INCREASING INTERNATIONAL
     PRESENCE.

  Internationally, the Company has established exclusive alliances in various markets throughout Europe with DTZ and in Asia with C.Y. Leung, both leading firms in their respective markets. Historically, the Company's ability to offer real estate acquisition and disposition services, including related advisory services, internationally has enabled it to expand market share with its domestic clients, especially corporations. In addition, Westmark is currently exploring the development of new cross-border investment products in conjunction with DTZ and C.Y. Leung.

ACQUISITIONS

  The Company is continually assessing acquisition opportunities as part of its growth strategy. Management believes that there are significant opportunities in the fragmented and consolidating real estate services industry to acquire additional companies to complement and expand the Company's existing operations. Since the beginning of 1995, the Company has completed three strategic acquisitions--

  L.J. MELODY. In July 1996, the Company acquired L.J. Melody for $15.0 million, including $6.0 million in seller financing, of which $2.3 million is contingent upon the continued employment by the Company of the former owner of L.J. Melody. The combined pre-acquisition mortgage originations of the Company and L.J. Melody for 1995 were $2.3 billion, and the combined pre-acquisition mortgage loans serviced as of December 31, 1995 were $7.3 billion. The L.J. Melody acquisition provides the Company with leadership for its own mortgage banking business, access to mortgage loan sources not previously available to the Company and the enhanced ability to access its investment properties and brokerage businesses as a source of mortgage loan originations. The Company expects to complete the integration of its mortgage banking business with that of L.J. Melody in the fourth quarter of 1996. The combined businesses will be headquartered in Houston, Texas.

  WESTMARK. In June 1995, the Company acquired Westmark, a Los Angeles, California-based investment management and advisory business with approximately $3.0 billion of assets under management. The purchase price for Westmark was $37.5 million plus $2.9 million in net liabilities assumed and an additional $1.0 million in costs related to the acquisition, with $20.0 million financed by the sellers, $10.0 million financed by a venture capital affiliate of a national bank and $7.5 million paid in cash by the Company. The sellers are also entitled to receive up to an additional $18.0 million of purchase price (the "Supplemental Purchase Price") and $4.0 million of bonuses over a six-year period based upon Westmark's adjusted operating income. The sellers' notes and the Supplemental Purchase Price are secured by a pledge of the Company's interests in Westmark. By early 1996, the Company had combined its investment management and advisory business with that of Westmark to create a company with approximately $3.7 billion in tax-exempt assets under management. The Westmark acquisition has moved the Company into a business area which the Company believes has the potential for significant growth and high margins.

  LANGDON RIEDER. In April 1995, the Company acquired Langdon Rieder, a nationally-known tenant representation firm based in Los Angeles, California, for $1.5 million in cash, and a deferred payment of $1.9 million payable over three years ($633,333 payable on each of January 2, 1997, 1998 and 1999) plus interest on the entire outstanding deferred portion of the deferred payment at an annual rate of 8%. The deferred payment is subject to forfeiture under certain circumstances, including any breach of representations and warranties under the purchase agreement, violation of a non-compete agreement and termination of employment. This acquisition strengthened the Company's ability to provide sophisticated tenant representation services to its corporate clients. Langdon Rieder has been combined with the Company's CBC/Madison Advisory Group, enhancing the Company's corporate services capabilities.

  The Company expects to continue its acquisitions program over the next several years and will focus on acquisitions in its mortgage banking, property management, and investment management and advisory businesses. The Company will also consider opportunistic acquisitions for its brokerage and investment properties businesses. Based upon its historical experience, the Company believes that seller financing generally will provide 40% to 50% of the purchase price for an acquisition, with the balance financed from third-party borrowings and internally generated cash flow.

  Because of the substantial non-cash goodwill and intangible amortization charges incurred by the Company in connection with acquisitions subject to purchase accounting and because of interest expense associated with acquisition financing, management anticipates that future acquisitions may result in a decrease in net income. In addition, during the first six months following an acquisition, the Company believes there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalizing personnel levels. Management's strategy is to pursue acquisitions that are expected to be accretive to income before interest expense and provision for amortization of goodwill and intangibles, if any, resulting from the acquisitions, and to operating cash flows after all integration costs.

THE COMPANY'S BUSINESSES

 PROPERTY AND USER SERVICES

  BROKERAGE

  The Company has provided commercial real estate brokerage services since 1906 through the representation of buyers, sellers, landlords and tenants in connection with the sale and lease of office space, industrial buildings, retail properties, multifamily residential properties and unimproved land. The Company believes that it is the largest provider of commercial real estate brokerage services in the United States, based upon both 1995 total revenues, and the number of completed transactions, which totaled approximately $294.3 million and approximately 19,800, respectively. In 1995, brokerage facilitated over 2,500 sale transactions with an aggregate estimated total consideration over $2.5 billion and approximately 17,500 lease transactions involving aggregate rents, under the terms of leases facilitated, of over $8.1 billion.

  Brokerage services comprise the largest source of revenue for the Company and provide a foundation for growing the Company's other disciplines which make up its multi-discipline integrated commercial real estate services. The Company believes that its position in the brokerage services industry provides a competitive advantage for all of its lines of business by enabling them to leverage off brokerage's (i) national network of relationships with owners and users of commercial real estate, (ii) real-time knowledge of completed transactions and real estate market trends, and (iii) brand recognition in the brokerage area.

  Operations. As of September 30, 1996 the Company employed approximately 1,640 brokerage professionals in 79 offices located in most of the largest MSAs in the United States. The Company maintains a decentralized approach to brokerage services, bringing significant local knowledge and expertise to each assignment. Each local office draws upon the broad range of support services provided by the Company's other business groups, including a national network of market research, mortgage originations, client relationships and transaction referrals which the Company believes provide it with significant economies of scale over many local competitors.

  Each brokerage services professional is carefully selected based upon education, experience and knowledge of commercial real estate and receives on-going training through centralized and local office education programs. The Company believes that its market position provides a competitive advantage for recruiting and retaining its employees. As of September 30, 1996, the average tenure of sales professionals in Property and User Services was over eight years. Collectively, the Company's sales professionals only occupy approximately 73%, on average, of the Company's available office space for sales professionals, and substantive revenue growth can be generated without corresponding growth in management and infrastructure costs through the hiring of additional professionals.

  In order to increase market share in its domestic brokerage business, the Company recently announced a plan to establish "partnerships" with leading local firms in order to institute geographic coverage in markets that currently are not being served by the Company. To date, through the "CB Commercial/Partners" program, the Company has identified approximately 70 markets on which it intends to focus during the next three years. To date, the Company has established such partnership-type arrangements in Buffalo and Rochester, New York, Pittsburgh, Pennsylvania, Memphis, Tennessee and Milwaukee, Wisconsin. Revenue anticipated from this program will be a combination of an initial fee, fixed annual fees and a percentage of revenue in excess of a pre-agreed threshold, comparable to a classic franchise program. This program requires minimal capital outlay, and management believes it has an attractive profit potential once the initial infrastructure is established.

  Compensation. Under a typical brokerage services agreement, the Company is entitled to receive sale or lease commissions. Sale commissions, which are calculated as a percentage of sales price, are generally earned by the Company at the close of escrow. Sale commissions typically range from approximately 1% to 6% with the rate of commission declining as the price of the property increases. Lease commissions, which are calculated as a percentage of the minimum rent payable during the term of the lease, are generally earned by the Company at the commencement of a lease and are not contingent upon the tenant fulfilling the terms of the lease. In cases where a third-party brokerage firm is not involved, lease commissions earned by the Company for a new lease typically range between 2% and 6% of minimum rent payable under the lease depending upon the value of the lease. For renewal of an existing lease, such fees are generally 50% of a new lease commission. In sales and leases where a third-party broker is involved, the Company must typically share 50% of the commission it would have otherwise received with the third-party broker. The Company's brokerage sales professionals typically receive 50% of the Company's share of commissions before costs and expenses.

  INVESTMENT PROPERTIES

  Since 1992, investment properties has provided sophisticated strategic planning for, and execution of, acquisitions and sales of income-producing properties for its clients. In 1995, the Company completed approximately 1,000 investment property transactions with an aggregate value over $4.0 billion, generating total revenues of $87.6 million, exceeding the transaction volume of most of its major competitors, including investment banking firms in the United States. Based upon these results, the Company believes that it is one of the largest providers of commercial real estate investment properties services in the United States. On behalf of property owners seeking to dispose of investment properties, the Company strives to ensure that the owner achieves the maximum value in the minimum amount of time by providing services which include (i) accessing the Company's proprietary databases and other information sources to provide real-time knowledge of available properties, completed comparable transactions, real estate market trends, and active investors in the market, and to assist with valuation and buyer identification, and (ii) designing the appropriate marketing strategy that allows the owner to target probable buyers or buyer categories. On behalf of prospective investors, access to the same sources of information provides the Company's clients with a competitive advantage by enabling the Company's professionals (i) to identify the geographical areas and specific properties which are most suitable for the investor and (ii) to advise investors in negotiations and due diligence.

  Operations. As of September 30, 1996, the Company employed approximately 280 investment properties professionals who exclusively handle acquisitions and sales of investment properties and are located in 37 offices in most of the largest MSAs in the United States. As of September 30, 1996, the average tenure of brokerage and investment properties sales professionals with the Company was more than eight years.

  A team of professionals with expertise within a given market and property type is assembled for each investment properties assignment to best accomplish the client's objectives. As necessary, the team may also include professionals from the Company's other disciplines. On larger and more complex assignments, the Company's financial consulting professionals provide sophisticated financial and analytical resources to the client, the marketing team and the investor. This counseling is accomplished by identifying cash flow, accounting and tax issues in order to propose appropriate strategies for optimal financial results. These services provide the client with in-depth analyses of transaction specific data as well as real estate market data. Additionally, mortgage banking may be involved to provide advice regarding available debt financing as well as the origination of new debt.

  Compensation. Under a typical investment properties agreement, the Company is entitled to receive sale commissions, which are calculated as a percentage of sales price and are generally earned by the Company at the close of escrow. In cases where another real estate broker is not involved, sale commissions earned by the Company typically range from 1% to 6% of the sales price, with the rate of commissions generally declining as the sales price increases. In cases where another firm is involved in the transaction, the Company must typically share up to 50% of the commission it would have otherwise received with the other firm. The Company's investment properties professionals typically receive 50% of the Company's commission before costs and expenses.

  CORPORATE SERVICES

  Since 1992, the Company has provided corporate services through CBC/Madison Advisory Group, assisting corporations in developing and executing multiple-market real estate strategies. The Company's objective is to establish long-term relationships with corporations that require continuity in the delivery of high-quality, multi-market management services and strategic advisory services including acquisition, disposition and consulting services. Global competition, the focus on quality, "right-sizing" of corporate organizations and changes in management philosophy have all contributed to an increased interest in and reliance on outside third-party real estate service providers. Specifically, through contractual relationships, the Company assists major, multi-market companies in developing and executing real estate strategies as well as addressing specific occupancy and facilities management objectives. Corporate services coordinates the utilization of all the Company's various disciplines to deliver an integrated service to its clients. Essentially, Corporate Services expands a client's real estate department and supports most of the functions involved in a corporate real estate department. The Company's clients include, as examples, the following Fortune 500 companies -- Allstate Insurance Co. Inc., American Express, Eastman Kodak Co. Inc., Ford Motor Company, IBM, John Hancock Mutual Life Insurance Co. Inc., and Prudential Insurance Co.

  Operations. CBC/Madison Advisory Group is organized into three geographic regions in the Eastern, Western and Central areas of the United States, with each geographic region comprised of consulting, corporate services and team management professionals who provide corporate service clients with a broad array of financial, real estate, technological and general business skills. In addition to CBC/Madison Advisory Group's objective of providing a full range of corporate services in a contractual relationship, the group will respond to client requests generated by other Company business groups for significant, single-assignment acquisition, disposition and consulting assignments that may lead to long-term relationships.

  Compensation. A typical corporate services agreement gives the Company the right to execute some or all of the client's future sales and leasing transactions. The commission rate with respect to such transactions frequently reflects a discount for the captive nature and large volume of the business.

  Term. A typical corporate services agreement includes a stated term of at least one year and normally contains provisions for extensions of the agreement. Agreements typically include a provision for cancellation by either party, upon notice, within a specified short time frame.

  PROPERTY MANAGEMENT

  The Company provides value-added property management services for income-producing properties owned primarily by institutional investors and, as of September 30, 1996, managed approximately 104 million square feet of commercial space.

  According to National Real Estate Investor's 1996 Annual Survey of property managers, the Company's property management business was ranked the eighth largest in the United States based on square footage under management during 1995. Property management services include maintenance, marketing and leasing services for investor-owned properties, including office, industrial, retail and multi-family residential properties. Additionally, the Company provides construction management services, which relate primarily to tenant improvements. The Company works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. The Company markets its services primarily to long-term institutional owners of large commercial real estate assets. The Company's property management clients include Allstate Insurance Co. Inc., AMB Institutional Realty Advisors Inc., and Westmark Realty Advisors L.L.C.

  Operations. The Company employs approximately 130 property management professionals in 31 offices. Most property management services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service enhancing client awareness of manager accountability. All personnel are extensively trained and are encouraged to continue their education through both Company-sponsored and outside training. The Company provides each local office with centralized corporate resources including investments in computer software and hardware as described below under the caption "Information Technology." Property management personnel utilize state-of-the-art computer systems for accounting, marketing, and maintenance management. The Company believes that these investments in technology represent a competitive advantage for (i) accumulating and synthesizing property data from multiple locations into customized financial and operating reports required by clients, and (ii) providing its services on a cost effective basis relative to smaller competitors by spreading these fixed costs over its large revenue base.

  Compensation. Under a typical property management agreement, the Company will be entitled to receive management fees and lease commissions. The management fee in most cases is based upon a formula which gives the Company a specified percentage of the monthly gross rental income collected from tenants occupying the property under management and, as a result, will increase and decrease as building rents and occupancies increase and decrease. Many of these property management agreements also include a stated minimum management fee. The Company also may be entitled to reimbursement for costs incurred that are directly attributable to management of the property. Reimbursable costs, which are not included in the Company's revenue, include the wages of on-site employees and the cost of field office rent, furniture, computers, supplies and utilities. The Company pays its property management professionals a combination of salary and incentive-based bonuses. Lease commissions, which are paid in addition to the management fee, are similar to those described for brokerage services. Revenue from leasing services provided to the Company's property management clients are reflected in brokerage rather than property management revenue since brokerage professionals are normally engaged to accomplish the leasing.

  Term. A typical property management agreement contains an evergreen provision which provides that the agreement remains in effect for an indefinite period, but enables the property owner to terminate the agreement upon 30 days prior written notice, which the Company believes to be customary in the commercial real estate industry. As of September 30, 1996, the average duration of the Company's tenure as property manager for properties under contract was approximately 2.5 years.

  REAL ESTATE MARKET RESEARCH

  Real estate market research services are provided by eight professionals in Boston, Massachusetts employed by CB Commercial/Torto Wheaton Research. Real estate market research services are provided to the Company's other businesses as well as sold to third-party clients and include (i) data collection and interpretation, (ii) econometric forecasting, and (iii) evaluating marketing opportunities and portfolio risk for institutional clients within and across U.S. commercial real estate markets. The Company's publications and products provide real estate data for more than 50 of the largest MSA's in the United States and are sold on a subscription basis to many of the largest portfolio managers, insurance companies and pension funds in the United States.

 INVESTOR SERVICES

  MORTGAGE BANKING

  The Company provides its mortgage origination and mortgage loan servicing through L.J. Melody, which was acquired in July 1996 and is based in Houston, Texas. The Company, on a combined basis with L.J. Melody, originated approximately $2.3 billion, $2.0 billion and $1.1 billion of mortgages in 1995, 1994 and 1993, respectively. As part of these origination activities, the Company has special conduit arrangements with affiliates of Merrill Lynch & Co., Citicorp, and Lehman Brothers which permit it to service the mortgage loans which it originates, and is currently negotiating a similar arrangement with an affiliate of NationsBank. Under these arrangements, the Company generally originates mortgages in its name, makes certain representations and warranties based upon representations made to it by the borrower or another party and immediately sells them into a conduit program. The Company also originates mortgages into other conduit programs where it does not have servicing rights. In addition, the Company is a major mortgage originator for insurance companies having originated on a combined basis, mortgages in the names of the insurance companies valued at approximately $1.6 billion in 1995. The Company has correspondency arrangements with various life insurance companies which entitle it to service the mortgage loans it originates. As of December 31, 1995, 1994 and 1993, the Company, on a combined basis with L.J. Melody, serviced mortgage loan portfolios of approximately $7.3 billion, $7.1 billion and $6.3 billion, respectively. Based upon available statistics, the Company believes that it is the largest independent commercial mortgage originator (originating mortgage loans for others as opposed to originating mortgage loans for its own account), in general, as well as through conduits, in the United States. As of December 31, 1995, the Company was, on a combined basis, the eighth largest commercial mortgage loan servicer in the United States. The Company's life insurance and pension plans clients on whose behalf it both originates and services mortgage loans include AETNA, Allstate Life Insurance Co., CIGNA, Lincoln National Life, Massachusetts Mutual Life, Phoenix Home Life and New York State Teachers' Retirement System. For 1995, CIGNA accounted for approximately 29.6% of the Company's mortgage origination business on a combined basis.

  Operations. The Company employs approximately 90 mortgage banking professionals in 21 offices in the United States. The Company's mortgage loan originations take place throughout the United States, with support from L.J. Melody's headquarters in Houston, Texas. All of the Company's mortgage loan servicing is handled by L.J. Melody in Houston, Texas. The Company believes that the L.J. Melody acquisition will give it a significant competitive advantage in the mortgage origination business due to the anticipated integration with the deal flow generated through the Company's brokerage and investment properties sales activities. This integration will not only provide competitive advantages to mortgage banking, but will also facilitate sales transactions, enhancing the Company's capability to execute clients' sales assignments. In 1995, less than 5% of the Company's property sales were financed by its commercial mortgage origination capabilities.

  Compensation. The Company typically receives origination fees, ranging from 0.5% for large insurance company mortgage loans to 1.0% for most conduit mortgage loans. In situations where the Company services the mortgage loans which it originates, it also receives a servicing fee between .03% and .25%, calculated as a percentage of the outstanding mortgage loan balance. These agreements generally contain an evergreen provision with respect to servicing which provides that the agreement remains in effect for an indefinite period, but enables the lender to terminate the agreement upon 30 days prior written notice, which the Company believes to be a customary industry termination provision. Approximately 55.5% of the Company's 1995 mortgage loan origination revenue, on a combined basis with L.J. Melody, was from agreements which entitle it to both originate and service mortgage loans. The Company also originates mortgage loans on behalf of conduits and insurance companies for whom it does not perform servicing. In 1995, approximately 44.5% of its revenues, on a combined basis, was attributable to such originations. The Company's client relationships have historically been long-term. The Company pays its mortgage banking professionals a combination of salary, commissions and incentive-based bonuses which typically average between 46% and 49% of the Company's loan origination fees.

 INVESTMENT MANAGEMENT AND ADVISORY

  The Company provides its investment management and advisory services primarily to tax-exempt corporate and public pension funds through Westmark. Since 1971, the Company has provided its clients with investment management and advisory services, including the creation of investment products, raising of investor capital, identification and acquisition of specific properties and management and disposition of the assets. Currently, the Company represents more than 180 clients in 13 commingled funds and a variety of separate accounts. Westmark separate account clients include the AFL-CIO Building Investment Trust, Alaska Permanent Fund Corporation, AT&T Telephone Real Estate Equity Trust, California Public Employees' Retirement System (CalPERS), California State Teachers' Retirement System (CalSTRS), Delta Air Lines Benefit Trust, Eastman Kodak Retirement Income Plan, GTE Service Corporation Plan for Employees' Pensions, Utah State Retirement Fund, Pacific Telesis Group Master Pension Trust and McDonnell Douglas Corporation Master Retirement Trust.

  Operations. Westmark operates as a separate and independent subsidiary of the Company, providing advisory services and managing approximately $3.7 billion in tax-exempt capital invested in more than 220 office, industrial and retail properties located in more than 40 major U.S. markets with an aggregate of more than 40 million square feet. Westmark's headquarters are located in Los Angeles and it maintains regional offices in Boston, Dallas, New York City, and Washington D.C. Westmark develops and markets a variety of investment alternatives designed to meet its client's risk, reward, and liquidity requirements. Westmark employs approximately 100 professionals who perform the following services for its investors -- market research and forecasting, acquisition strategy and implementation, portfolio strategy and management, specific asset management, and development and dispositions. Westmark uses a state-of-the-art portfolio information system that integrates property and fund-level accounting with specific asset management data.

  Westmark's investors invest through separate accounts, commingled funds, and real estate operating companies, including limited partnerships. Certain funds and separate accounts are subject to ERISA regulations and, with respect to such funds and accounts, Westmark is limited in its ability to employ any affiliated company, including the Company. Because Westmark must conduct its operations in compliance with ERISA, where applicable, Westmark maintains both internal and external control mechanisms to assure compliance.

  While Westmark has experienced significant growth in its separate accounts business, it has been impacted by the industry's adverse investor response to non-property specific commingled funds. The Company believes that this lack of investor interest in non-property specific commingled funds has been replaced with interest in new, more narrowly focused investment vehicles. The Company believes that the consolidation of the industry combined with the development of these new investment vehicles should reduce pressures on fees and margins in the second half of 1997.

  Compensation. Westmark's fees are typically higher for managing commingled and other funds than they are for separate accounts, but all of the fees are within the ranges indicated below. Westmark receives an annual asset management fee which is typically 0.5% to 1.2% of the lower of the cost of the assets managed or their fair market value. When debt is managed, the asset management fee is at the lower end of the range. Westmark also receives an acquisition fee when it acquires property or places debt on behalf of a client that is typically 0.5% to 1.0% of funds invested or debt placed (the placement fee for debt is at the low end of this range). In some, but not all cases, Westmark receives an incentive fee when an asset or a fund is sold. Typically, the incentive fee will only be payable after the client has achieved a specified real (adjusted for inflation) rate of return of 8% to 12% and is a percentage of value in excess of that return. In recent years, Westmark has experienced reduced rates of asset management and acquisition fees.

  Term. The term of Westmark's advisory agreements vary by the form of investment vehicle utilized. In the commingled funds, the term is generally 10 years with extension provisions based upon a vote of the investors. In the Company's separate account relationships, the agreements are generally one to three years in term, with "at will" termination provisions. In general, both the capital managed by Westmark and its client relationships are long-term in nature.

 VALUATION AND APPRAISAL SERVICES

  The Company's valuation and appraisal services business delivers sophisticated commercial real estate valuations through a variety of products including market value appraisals, portfolio valuations, discounted cash flow analyses, litigation support, feasibility land use studies and fairness opinions. The Company's appraisal staff has more than 80 professionals with approximately 50% of the staff holding the MAI professional designation. The business is operated nationally through 21 regional offices and its clients are generally corporate and institutional portfolio owners and lenders. The Company believes it is among the leading real estate appraisal firms on the basis of revenues generated in 1995.

INTERNATIONAL ALLIANCES AND ACTIVITIES

  In response to growing cross-border capital flows for investment in commercial real estate, and the multinational strategies of the Company's U.S. corporate clients, the Company has developed exclusive alliances with leading firms in various countries in Europe, the Far East and Southeast Asia, Australia and New Zealand. The relationships with DTZ, a consortium of 23 real estate advisory firms operating in 15 countries in Europe, as well as Australia and New Zealand, and C. Y. Leung & Company, a locally-owned firm operating in China, Singapore, and Malaysia, have allowed the Company to provide global corporate service capabilities and significantly strengthen its client relationships in the United States. These relationships are reciprocal referral arrangements whereby the Company's clients who require services in a geographic region serviced by its alliance partners must be referred by the Company to its alliance partner operating in that region. Conversely, the Company's alliance partners are obligated to refer their clients with commercial real estate needs in the United States to the Company. Representative international clients include Blockbuster Videos Entertainment Corp., Coca-Cola Co. Inc., Tenneco, U. S. Robotics Corp. and Westinghouse Electric Corp. Revenues from the Company's international activities currently represent a small portion of total revenues. In addition to cross-border corporate space acquisition and disposition activity, Westmark is exploring the development of new cross-border investment products with DTZ and C.Y. Leung.

INFORMATION TECHNOLOGY

  In order to enhance the quality of its real estate services and improve the productivity of its employees, the Company has invested in state-of-the-art computer and telecommunication systems to provide real-time real estate information and sophisticated presentation and analysis tools. The Company's information technology group ("IT Group"), headquartered in Torrance, California, employs 40 professionals that operate the Company's data center, develop custom programs, implement special systems software, and provide support for hardware and software utilized in the Company's national network of offices.

  The Company has adopted computer hardware and software standards to maintain the consistency and quality of its real estate services. Each office is connected directly to the Company's IBM mainframe computer for real-time access to the Company's centralized databases and customized software applications. The Company also utilizes PeopleSoft's client server financial applications on a Sun/Oracle platform to support its accounting functions. Each evening all data is backed up to tape and stored off-site. The Company's disaster recovery services, including a "hot site," are provided by Comdisco Disaster Recovery Services, Inc.

  The Company believes that it maintains one of the nation's largest databases of commercial properties in the United States. The CB Commercial proprietary property information database contains over 20 years of comprehensive data on over 17 billion square feet of office, industrial and retail space. Nearly 150 information services coordinators, researchers, and analysts located throughout the United States and over 2,000 of the Company's real estate professionals support the centralized, real-time information gathering activities. The Company also purchases commercial real estate data from third parties.

  Local Area Networks (LANs), connected to the Company's wide area network
(WAN) through Frame Relay, provide the Company's professionals with direct and simultaneous access to current market information and industry-specific software applications that synthesize complex and comprehensive information into charts, spreadsheets and presentations. Products and systems available to the Company's professionals include: (i) "virtual" property tours which incorporate demographics, pictures, floor plans and sound providing current information on properties located throughout the United States, (ii) standardized financial analyses and presentation of multiple lease scenarios to compare total occupancy costs, (iii) tracking of owned and leased property information, including photographs, locator maps and site/floor plans, (iv) transaction management for a corporate multi-market real estate portfolio to coordinate, facilitate, and expedite acquisition, disposition and consulting requirements and, (v) centralized property management data bases with an array of management, valuation, accounting and reporting applications.

  Mobile computing with remote, on-line access to the Company's databases and software applications is available to the Company's professionals. By special arrangement, some of the Company's clients have remote modem access to selected client-customized software applications. The CB Commercial Web Site has also given clients direct access through the CB Internet home page. These systems allow clients to gain access to various levels of information, maintain day-to-day contact with the Company's professionals, and track and monitor property acquisition and disposition activities and property portfolios.

EMPLOYEE EDUCATION

  In 1991, the Company founded its training program, known as CB Commercial University ("CBCU") to provide professional development and industry training for its key professional employees. CBCU is distinguished in the industry for its quality, intensity, scope and results. Through CBCU and its professional education department, the Company currently offers 39 training programs and courses. The courses offered at CBCU are typically one week in length and are customized to meet both employees' and clients' needs and skill levels. Courses focus on (i) employees' productivity and quality consistency; (ii) management leadership and effectiveness in the context of the latest industry knowledge and technology; and (iii) clients' needs in the Company's various business lines and specialty practice areas. Although CBCU was originally established to develop the skills of the Company's employees, in 1995 in response to demand from its clients, the Company added courses to the CBCU curriculum which involve its clients. In 1995, more than 450 employees and clients took courses at CBCU.

COMPETITION

  The market for commercial real estate brokerage and other real estate services provided by the Company is both highly fragmented and highly competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices in the United States. The Company believes that no more than two other major firms have the ability to compete nationally with the Company's brokerage business, and that the Company's national brokerage network enables it to compete effectively with these organizations. Most of the Company's competitors are local or regional firms that are substantially smaller than the Company on an overall basis, but in some cases, may be larger locally.

  L.J. Melody competes with a large number of mortgage banking firms and institutional lenders as well as regional and national investment banking firms and insurance companies in providing its mortgage banking services. Appraisal services are provided by other national, local and regional appraisal firms and national and regional accounting firms. Consulting services are provided by numerous commercial real estate firms (national, regional and local), accounting firms, appraisal firms and others.

  The Company's property management business competes for the right to manage properties controlled by third parties. The competitor may be the owner of the property (who is trying to decide the efficiency of outsourcing) or another property management company. Increasing competition in recent years has resulted in having to provide additional services at lower rates through eroding margins. In 1996, however, rates have stabilized and in some cases increased.

  Westmark competes with a significant number of investment advisors, banks and insurance companies in attracting investor money. Over the last several years, Westmark experienced growth in its separate accounts and its commingled debt funds, but not in its commingled equity funds.

  In all of its business disciplines, the Company competes on the basis of the skill and quality of its personnel, the variety of services offered, the breadth of geographic coverage and the quality of its infrastructure, including technology. See "Risk Factors--Competition."

EMPLOYEES

  As of September 30, 1996, the Company had approximately 4,000 employees, approximately 66% of whom work in the areas of brokerage and investment properties. All of the Company's sales professionals are parties to contracts with the Company which subject them to the Company's rules and policies during their employment, and limit their post-employment activities in terms of soliciting clients or employees of the Company. The Company believes that relations with its employees are good.

FACILITIES

  The Company owns its headquarters building in downtown Los Angeles, California. In addition to the Company's headquarters, the Company owns and occupies three smaller office buildings in Phoenix, Arizona, San Diego and Carlsbad, California. These properties are mortgaged to secure loans to the Company.

  The Company also leases office space on terms that vary depending on the size and location of the office. The leases expire at various dates through 2006. For those leases that are not renewable, the Company believes there is adequate alternative office space available at acceptable rental rates to meet its needs.

LEGAL PROCEEDINGS

  In August 1993, a former commissioned salesperson of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company (the "Mogull case"). On November 20, 1996 a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. The Company has been advised by its in-house counsel that it has grounds to file motions for a new trial and a reversal of the verdict and, if these motions are not granted, to pursue an appeal of the verdict. Included in the Company's September 30, 1996 financial statements is an accrual of $800,000 with respect to this case. This accrual was initially established at $250,000 in 1994 and increased to $800,000 in 1995 and represented the Company's estimate of its loss exposure for this matter based on its assessment and analysis as of those dates. As a result of the verdict and the Company's intention to file such motions or pursue such appeal, management is in the early stages of gathering information to reassess its estimate of loss exposure. At this early stage of reassessment, management cannot make a reasonable estimate of the ultimate loss amount, if any, other than to estimate that the loss exposure as a result of the damage award ranges from no loss to a maximum of $6.5 million. At $6.5 million the loss could have a material impact on the Company's 1996 consolidated financial statements. Based on available cash and anticipated cash flows, the Company believes that such a charge would not have an impact on the Company's ability to carry on its operations.

  Additionally, the Company is involved in a case instituted in October 1994, in Los Angeles Superior Court in which the plaintiff, a former employee who resigned to accept a position with another company, alleged claims against the Company and two of its employees of (1) sexual harassment by a Company salesperson, (2) pregnancy discrimination and harassment by a Company executive in charge of the regional office which employed plaintiff, (3) intentional infliction of emotional distress and (4) violation of public policy resulting in the constructive discharge of the plaintiff. At trial, the jury ruled in the Company's favor on the sexual harassment and pregnancy discrimination charges, and the violation of public policy claim was dismissed as this cause of action cannot be sustained in the absence of liability on the claims of harassment and discrimination. The jury found in favor of the plaintiff on her claim of intentional infliction of emotional distress and awarded her damages of $500,000 in her claim against the Company and $500,000 in her claim against the Company executive. Post-trial motions in the case are currently pending (including motions by plaintiff and defense for judgment notwithstanding the verdict) and are scheduled for hearing on December 3, 1996.

  In addition, as a result of the thousands of transactions in which the Company participates and its employment of almost 4,000 people, it is a party to a number of pending or threatened lawsuits, arising out of or incident to the ordinary course of its business. At any given time, the Company typically is a defendant in 150 to 175 legal proceedings and a plaintiff in 50 to 100 legal proceedings. Management believes that any liability to the Company, net of insurance proceeds, that may result from such proceedings to which it is currently a party will not have a material adverse effect on the consolidated financial position or results of operations of the Company except that the Mogull case could have a material impact on the Company's 1996 consolidated financial statements.

  As part of its process of minimizing, to the extent possible, potential litigation, the Company requires its sales professionals to agree to contribute each month toward a "Reserve Account" to be used whenever a claim of professional liability is asserted. In addition, each sales professional contractually agrees to be responsible for a portion of any amount paid to defend or settle a claim against that professional or for any resulting judgment.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

NAME                      AGE POSITION
----                      --- --------
James J. Didion.........  56  Chairman of the Board and Chief Executive Officer
Gary J. Beban...........  50  President/Director
David A. Davidson.......  61  Senior Executive Vice President, Chief Financial Officer and
                               Treasurer
Thaddeus W. Jones.......  54  Senior Executive Vice President/Senior Executive Director--
                               CBC/Madison Advisory Group
George J. Kallis........  53  Senior Executive Vice President--Brokerage Western U.S./ Director
Charles O. McBride, Jr..  54  Senior Executive Vice President/Chief Operating Officer--
                               Property Management Services
Jeffrey S. Morgan.......  42  Senior Vice President/Director
Ronald J. Platisha......  49  Executive Vice President and Principal Accounting Officer
Richard A. Pogue........  54  Senior Executive Vice President--Brokerage/Director
Kenneth D. Sandstad.....  50  Senior Executive Vice President--Brokerage Eastern U.S.
Walter V. Stafford......  56  Senior Executive Vice President and General Counsel
John L. Stanfill........  55  President--CB Commercial Investment Properties
Richard C. Clotfelter...  59  President--Westmark Realty Advisors L.L.C./Director
Lawrence J. Melody......  58  President--L.J. Melody & Company/Director
Stanton D. Anderson(2)..  56  Director
Richard C. Blum(1)(2)(3)  61  Director
Frank C. Carlucci.......  65  Director
Daniel A. D'Aniello(2)..  50  Director
Hiroaki Hoshino.........  54  Director
Takayuki Kohri..........  44  Director
Paul C. Leach(2)........  51  Director
Frederic V. Malek(1)(3).  59  Director
Peter V. Ueberroth(1)(3)  58  Director
Gary L. Wilson(1)(3)....  56  Director

--------
(1) Member of Compensation Committee of the Board of Directors.
(2) Member of Audit Committee of the Board of Directors.
(3) Member of Acquisition/Investment Committee of the Board of Directors

  James J. Didion. Mr. Didion has been Chairman and Chief Executive Officer of CB Commercial since January 1987 and a Director since the Company's incorporation. Previously, he served as President of CB Commercial Real Estate Group, Inc., following a career of almost 24 years in sales and management positions in the commercial brokerage operations of CB Commercial Real Estate Group, Inc. Mr. Didion is a member and current trustee of the Urban Land Institute. He is also a member of the National Realty Committee and was Chairman of the National Realty Committee from 1993 through June 1996.
Mr. Didion holds an A.B. degree from the University of California, Berkeley and serves on the University's Advisory Board for the Haas School of Business.

  Gary J. Beban. Mr. Beban has been the President of the Company since May 1995 and a Director since 1989. He joined the Company's Los Angeles office in 1970 as an industrial and investment properties specialist and thereafter served in several management positions in Chicago. Mr. Beban has also been the President of CB Commercial Brokerage Services since 1987. He is a member of the Industrial Development Research Council and the National Realty Committee. Mr. Beban serves on the Board of Directors of The First American Financial

Corporation and its wholly-owned subsidiary, First American Title Insurance, Inc. Mr. Beban holds a B.A. degree from the University of California, Los Angeles.

  David A. Davidson. Mr. Davidson has been Senior Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 1992. From February 1991 to November 1992, he served as Executive Vice President and from July 1990 to February 1991 was Senior Vice President. Mr. Davidson joined the Company as Vice President, Treasurer and Assistant Secretary in June 1989. During 1987 and 1988 he was Executive Vice President and Chief Operating Officer of Nationwide Health Properties, a real estate investment trust. Subsequently, he served as Executive Vice President of Corporation Operations and Chief Financial Officer for Voluntary Hospitals of America, an alliance of not-for-profit hospitals located in Dallas, Texas. From 1981 to 1987, Mr. Davidson was Vice President, Treasurer of Beverly Enterprises, a provider of health care services. Mr. Davidson holds a B.S. degree and a Masters of Accountancy degree from Brigham Young University.

  Thaddeus W. Jones. Mr. Jones has been Senior Executive Vice President of the Company and Senior Executive Director of CBC/Madison Advisory Group since 1994, after having served as Executive Director--CBC/Madison Advisory Group from 1992 to 1994. From 1986 to 1992 Mr. Jones was President of CB Commercial Realty Advisors and from 1984 to 1986 he was a Senior Vice President, after having served in various management positions in the Company's brokerage business. Mr. Jones rejoined CB Commercial in 1982 after leaving in 1979.
Mr. Jones holds a B.S. degree from the University of California, Los Angeles.

  George J. Kallis. Mr. Kallis has been the Company's Senior Executive Vice President--Brokerage Western U.S. since 1992 and a Director of the Company since 1995. Prior to that time, he served as Executive Vice President from 1991 to 1992 and as Senior Vice President and Regional Manager--Brokerage from 1988 to 1991. Mr. Kallis joined the Company in 1977. Mr. Kallis is a member of the International Council of Shopping Centers and the Urban Land Institute and is on the Board of Directors of the Los Angeles County Economic Development Council. Mr. Kallis holds a B.S. degree in Business Administration from the University of Maryland.

  Charles O. McBride. Mr. McBride has been Senior Executive Vice President of the Company and Chief Operating Officer--Property Management Services since April 1991. He joined the Company in 1989 as Executive Vice President/Chief Operating Officer--Property Management Services. Mr. McBride was a senior officer with PM Realty Group, a national real estate management and services company, from 1971 to 1989, serving as Executive Vice President from 1981 to 1989. Mr. McBride holds a B.A. degree from the University of Texas.

  Jeffrey S. Morgan. Mr. Morgan has been a Senior Vice President of the Company since 1991 and a Director of the Company since 1995. He joined the Company in 1978 and is a specialist in industrial properties. He has been named to the Company's Colbert Coldwell Circle (representing the top three percent of the Company's sales force) for five of the last nine years. In 1994 he was awarded the William H. McCarthy Award, the highest honor awarded producing professionals within the Company. Mr. Morgan holds a B.S. degree in Marketing from California State University (Northridge).

  Ronald J. Platisha. Mr. Platisha has been the Company's Executive Vice President and Principal Accounting Officer since 1992. Mr. Platisha was promoted to Senior Vice President in 1991, after serving as First Vice President and Controller from 1982 to 1991. Mr. Platisha joined the Company in 1976. Mr. Platisha holds a B.S. degree from California State University
(Long Beach).

  Richard A. Pogue. Mr. Pogue has been the Company's Senior Executive Vice President--Brokerage since January 1996 and a Director of the Company since 1996. From 1994 to 1995 he was Senior Executive Vice President (Brokerage Division) of the Company and from 1992 to 1994, he served as the Company's Senior Vice President--Investment Properties. From 1984 to 1992, he was Division President of The Koll Company, a real estate investment and development company. Mr. Pogue originally joined the Company in 1971. Mr. Pogue is a member of the National Realty Committee and the Urban Land Institute. Mr. Pogue holds a B.A. degree from the University of Oklahoma.

  Kenneth D. Sandstad. Mr. Sandstad has been the Company's Senior Executive Vice President--Brokerage Eastern U.S. since 1991. He has also held the following positions with the Company: Institutional Services Manager from 1994 to 1996, Division Manager (Central Division) from 1990 to 1994 and Regional Manager (South Central) from 1985 to 1990. Mr. Sandstad was also a Director of the Company from 1992 to 1994. Mr. Sandstad joined the Company in 1974, beginning at the Minneapolis office in the brokerage division. He holds a B.A. degree from St. Olaf College and a J.D. degree from the University of Minnesota.

  Walter V. Stafford. Mr. Stafford has served as Senior Executive Vice President and General Counsel of the Company since 1995. Mr. Stafford was a partner at the law firm Pillsbury Madison & Sutro LLP from 1988 to 1995 and from 1973 to 1982. From 1982 to 1988 he was Senior Vice President and General Counsel at Diasonics, Inc., a medical device manufacturer, and from 1982 to 1994 he was a director of that company. Mr. Stafford holds a B.A. from the University of California, Berkeley and an L.L.B. degree from Boalt Hall.

  John L. Stanfill. Mr. Stanfill is President of CB Commercial Investment Properties. Previously, he was Managing Director--Special Investments, a position he was appointed to when he rejoined the Company in 1990 after founding a real estate investment banking firm in 1979. From 1976 to 1979, Mr. Stanfill served as Vice President of Investment Marketing of the Company. He originally joined the Company in 1971. Mr. Stanfill holds a B.A. in English Literature from the University of California, Los Angeles.

  Richard C. Clotfelter. Mr. Clotfelter was elected Chairman and President, Westmark Realty Advisors, an indirect wholly-owned subsidiary of the Company in 1995, and has been a Director of the Company since 1993. Mr. Clotfelter joined the Company in 1993 as President--Capital Markets, Asset Valuation and Management Activities. From April 1977 through 1992, he was President of Prescott, Inc., a real estate development and management company.
Mr. Clotfelter is on the Board of Directors of The Commerce Bancorporation. Mr. Clotfelter is also a member of the Urban Land Institute, serving on its Urban Development/Mixed Used Council. Mr. Clotfelter holds a B.A. degree from Stanford University.

  Lawrence J. Melody. Mr. Melody has served as a Director since August 1996. He is also President of L.J. Melody & Company which he founded in February 1978. He is a member of the International Council of Shopping Centers, the Urban Land Institute (a member of the Multifamily Council), the Pension Real Estate Association, the National Association of Industrial and Office Parks, the National Multi Housing Council, as well as other professional organizations. He is a member of Board of Trustees of the Mortgage Bankers Association of America and past President and Director of the Texas Mortgage Bankers Association, who awarded him their Distinguished Service Award in 1995. Mr. Melody holds a B.A. degree from the University of Notre Dame.

  Stanton D. Anderson. Mr. Anderson has been a Director of the Company since 1989. In 1995, he became counsel to the law firm of McDermott, Will & Emery. Prior to 1995, Mr Anderson was a founding partner in the law firm of Anderson, Hibey & Blair. He is also a founder of Global USA, Inc. an international consulting company, where he serves as Chairman and President. He served as Deputy Director of the Republican Convention in 1980, 1984 and 1988, as counsel to the Reagan-Bush Campaign in 1980 and as a Director of the 1980 Presidential Transition. Mr. Anderson serves on the Board of Directors of International Management & Development Group, Ltd. Mr. Anderson holds a B.A. degree from Westmont College and a J.D. degree from Willamette University School of Law.

  Richard C. Blum. Mr. Blum has been a Director of the Company since 1993. He is the Chairman and President of Richard C. Blum & Associates, Inc., a merchant banking firm he founded in 1975. Mr. Blum is a member of the Board of Directors of National Education Corporation; Sumitomo Bank of California; Triad Systems Corporation; Northwest Airlines Corporation; and URS Corporation. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. degree from the University of California, Berkeley.

  Frank C. Carlucci. Mr. Carlucci has been a Director of the Company since 1989. In 1993, Mr. Carlucci became Chairman of The Carlyle Group, a merchant banking firm where he had served as Vice Chairman since 1989. From 1987 to 1989, Mr. Carlucci served as the Secretary of Defense. From 1986 to 1987, Mr. Carlucci was Assistant to the President for National Security Affairs. From 1983 to 1986, Mr. Carlucci served as Chairman and Chief Executive Officer of Sears World Trade. Mr. Carlucci is on the Board of Directors of Ashland Oil, Inc.; BDM International, Inc.; Bell Atlantic Corporation; General Dynamics Corporation; Kaman Corporation; Neurogen Corporation; Northern Telecom, Ltd.; The Quaker Oats Company; Sun Resorts, Ltd., N.V.; Texas Biotechnology Corporation; Pharmacia & Upjohn, Inc.; and Westinghouse Electric Corporation. Mr. Carlucci holds an A.B. degree from Princeton University.

  Daniel A. D'Aniello. Mr. D'Aniello has been a Director of the Company since 1989. He has served as Managing Director of The Carlyle Group, a merchant banking firm since May 1987. From August 1986 through April 1987,
Mr. D'Aniello was Vice President--Finance and Development of Marriott Inflite Services, Inc., a subsidiary of Marriott Corp. Mr. D'Aniello is Chairman of the Board of Directors of GTS Duratek, Inc. Mr. D'Aniello holds a B.S. degree from Syracuse University and an M.B.A. from the Harvard University Graduate School of Business.

  Hiroaki Hoshino. Mr. Hoshino has been a Director of the Company since 1992. Previously, he served as Senior Vice President, Treasurer and Chief Financial Officer of Kajima International, Inc. from April 1987 to March 1990 and as Senior Vice President and Chief Financial Officer of that company from April 1990 to March 1991. From April 1991 to March 1993, he served as Executive Vice President and Chief Financial Officer of Kajima International Inc. Since April 1991, he has served as the Chief Financial Officer and since April 1993 he has been Executive Vice President and Chief Financial Officer of Kajima U.S.A., Inc. From September 1992 to April 1996, he was Executive Vice President, Chief Financial Officer and Director of Kajima Capital of America, Inc. Since April 1996 he has been President, Chief Executive Officer, Chief Financial Officer and Director of Kajima Capital of America, Inc. Mr. Hoshino holds a B.A. degree from Gakushuin University.

  Takayuki Kohri. Mr. Kohri has been a Director of the Company since 1989. Previously, he was Assistant Manager of Sumitomo Real Estate Sales in Japan from 1984 to August 1988. From August 1988 to July 1993, he was an Executive Vice President of Sumitomo Real Estate Sales L.A., Inc. Since July 1993, he has been Deputy Manager of Sumitomo Real Estate Sales Japan, a real estate sales and development firm. Mr. Kohri holds a B.A. degree in Economics from Keio University.

  Paul C. Leach. Mr. Leach has been a Director of the Company since August 1996. Since its founding in 1991, Mr. Leach has served as president of Paul Leach & Company, a private investment banking firm in San Francisco which specializes in international and domestic acquisitions and investments. He is also Managing Director of The Lone Cypress Company, the owner of Pebble Beach Company, and Managing Director of Rancho Cielo Company, a developer in Rancho Santa Fe, California. From 1988 through 1991, Mr. Leach was a senior manager and partner in the international merger and acquisition group at Deloitte & Touche. Prior to 1988, he held several positions in San Francisco, including serving as a partner with both Osterweis Capital Management and Centennial Petroleum Company and manager of corporate development for Natomas Company. From 1975 through 1977, Mr. Leach served as associate director of the Domestic Council Staff at the White House during the Ford Administration. Mr. Leach holds an A.B. degree from Dartmouth College and M.B.A. and J.D. degrees from Stanford Graduate School of Business and Stanford Law School, respectively.

  Frederic V. Malek. Mr. Malek has been a Director of the Company since 1989. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded since 1993. He was President of Marriott Hotels and Resorts from 1981 through 1988 and was Executive Vice President of Marriott Corp. from 1978 through 1988. He was Senior Advisor to The Carlyle Group, a merchant banking firm, from November 1988 through December 1991. From September 1989 through June 1990, he was President of Northwest Airlines and from June 1990 until December 1991 he served as Vice Chairman of Northwest Airlines. From December 1991 through November 1992, Mr. Malek served as Campaign Manager for the 1992 Bush/Quayle presidential campaign. He also serves on the Board of Directors of American Management Systems, Inc.; Automatic Data Processing Corp.; Avis, Inc.; FPL Group Inc.; ICF Kaiser International, Inc.; Intrav, Inc.; Manor Care, Inc.; National Education Corp.; Northwest Airlines Corporation; and Paine Webber Funds. Mr. Malek holds a B.S. degree from the United States Military Academy at West Point and an M.B.A. degree from the Harvard University Graduate School of Business.

  Peter V. Ueberroth. Mr. Ueberroth has been a Director of the Company since 1989. Since 1989, he has been an investor and Managing Director of Contrarian Group, Inc., a business management company. From 1984 through 1989, he was the Commissioner of Major League Baseball in the United States. Mr. Ueberroth is a member of the Board of Directors of The Coca Cola Company; Ambassadors International, Inc.; Doubletree Hotels Corp; and Transamerica Corporation.

  Gary L. Wilson. Mr. Wilson has been a Director of the Company since 1989. Since 1991, he has been Co-Chairman of Northwest Airlines, Inc., Northwest Airlines Corporation and NWA, Inc. From 1985 until January 1990, Mr. Wilson was an Executive Vice President and Chief Financial Officer and Director for The Walt Disney Company and remains a Director of The Walt Disney Company. From 1974 until 1985, he was Executive Vice President and Chief Financial Officer of Marriott Corporation. Mr. Wilson holds a B.A. degree from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

  All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors have been elected. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company. See "Description of Capital Stock--The Recapitalization."

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Effective upon the closing of the Offering, there will be three committees of the Board of Directors: a Compensation Committee, an Audit Committee and an Acquisition/Investment Committee. See "Description of Capital Stock--The Recapitalization."

  The Compensation Committee members are Messrs. Blum, Malek, Ueberroth and Wilson, who are outside directors of the Company. Currently this committee determines the salary and incentive compensation, if any, of executive officers of the Company whose annual base salary exceeds $300,000, may authorize employment agreements with such officers, and in exceptional circumstances, may review and approve compensation arrangements with other employees. Effective upon the closing of the Offering, the Compensation Committee will determine the salaries of the Chairman and Chief Executive Officer and, upon the recommendation of the Chief Executive Officer, the salaries and incentive compensation of the President and the Chief Financial Officer. The salaries and incentive compensation of all other officers are determined by the Chief Executive Officer.

  The members of the Audit Committee are Messrs. Anderson, Blum, D'Aniello and Leach, who are outside directors of the Company. The purpose of the Audit Committee is to recommend a firm of independent public accountants to be appointed by the Board subject to stockholder ratification, review the Company's annual consolidated financial statements and consult with the representatives of the independent public accountant and the Chief Financial Officer and Principal Accounting Officer with regard to the adequacy of internal controls.

  The Acquisition/Investment Committee members are Messrs. Blum, Malek, Ueberroth and Wilson. The purpose of the Acquisition/Investment Committee is to authorize the undertaking by the Company of definitive negotiations with respect to any acquisition or investment that contemplates the issuance of any class of the Company's stock or the aggregate cost of which is likely to exceed $10 million.

DIRECTOR COMPENSATION

  Each of the directors of the Company who is not also an executive officer is entitled to receive a fee of $2,500 for attendance at each meeting of the Board of Directors, $2,500 for attendance at each meeting of a board committee which does not coincide with a Board of Directors meeting and an annual retainer of $15,000. No director received compensation from the Company for services as a director in excess of $27,500 in 1995. Non-employee directors are reimbursed for their expenses for each meeting attended. In 1993, below market options were granted to certain non-employee directors in partial payment of directors' fees. See "Employee Benefit Plans." In October 1996, the Compensation Committee (Messrs. Blum, Ueberroth and Wilson abstaining) granted each of Messrs. Blum, Ueberroth and Wilson a 10,000 share stock option under the Company's Service Providers Stock Option Plan exercisable at the initial public offering price and vesting over three years. The Company is considering the adoption of a longer term stock option program for its independent directors.

EXECUTIVE COMPENSATION

  The following table summarizes all compensation paid to the Company's Chief Executive Officer and to the Company's nine other most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company for each of the fiscal years in the three year period ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                           ANNUAL COMPENSATION      COMPENSATION AWARDS
                                       --------------------------- ---------------------
                                                           OTHER              SECURITIES
                                                          ANNUAL   RESTRICTED UNDERLYING ALL OTHER
                                                          COMPEN-    STOCK      STOCK     COMPEN-
 NAME AND PRINCIPAL POSITION   YEAR     SALARY  BONUS(1) SATION(2) AWARDS(3)   OPTIONS   SATION(4)
 ---------------------------   ----    -------- -------- --------- ---------- ---------- ---------
 James J. Didion.............  1995    $390,000 $279,160  $51,212       --         --     $ 1,520
  Chairman of the Board and    1994     390,000  300,000   82,005       --         --       1,105
  Chief Executive Officer      1993     375,000  250,000      --    $90,000        --         978
 Gary J. Beban...............  1995     300,000  190,527      --        --         --       1,520
  President                    1994     300,000  236,118      --        --      10,000        273
                               1993     270,000  233,899      --     60,000        --         --
 Richard C. Clotfelter.......  1995     250,000  174,475      --        --         --         --
  President--Westmark Realty   1994     225,000  123,192    3,506    32,500     20,000        --
  Advisors L.L.C.              1993(6)  183,334  106,671      --    150,000     40,000        --
 David A. Davidson...........
  Senior Executive Vice        1995     225,000  109,919   19,295       --         --       1,291
  President, Chief Financial   1994     215,000  112,660   16,032       --      20,000      1,105
  Officer and Treasurer        1993     185,000   72,730      --     60,000        --         978
 Thaddeus W. Jones...........  1995     210,000  173,079      --        --         --         --
  Senior Executive Vice        1994     210,000  177,259      --        --      20,000        --
  President                    1993     210,000  140,514      --        --         --         --
  Senior Executive Director--
  CBC/Madison Advisory Group
 George J. Kallis............
  Senior Executive Vice        1995     200,000  153,538    8,770       --         --         --
  President--Brokerage         1994     200,000  177,944   10,129    32,500        --         747
  Western U.S.                 1993     170,000  140,805      --        --         --         876
 Charles O. McBride..........  1995     194,479  134,345    5,722       --         --       1,520
  Senior Executive Vice        1994     189,000  137,735    4,760       --         --       1,105
  President/                   1993     183,750   76,366      --        --         --         978
  Chief Operating Officer--
  Property Management Services
 Richard A. Pogue............  1995     192,000  143,767      --        --       1,520    254,000
  Senior Executive Vice        1994     177,708  158,780    4,431    97,500     40,000        --
  President--Brokerage         1993     125,000   72,035      --        --         --         --
 Kenneth D. Sandstad.........
  Senior Executive Vice        1995     200,000  139,580    1,328       --         --       1,520
  President--Brokerage         1994     200,000  162,887      --        --         --       1,105
  Eastern U.S.                 1993     185,000  116,367      --        --         --         978
 John L. Stanfill............  1995     197,600  142,581      --        --         --         --
  President--CB Commercial     1994     190,000  146,485      --     32,500        --         --
  Investment Properties        1993     175,000  120,253      --        --         --         --

--------
(1) Bonus for each year is paid in the first quarter of the following year. Pursuant to the Company's Deferred Compensation Plan, Mr. Didion elected to defer his entire bonuses in 1993, 1994 and 1995, and Mr. Davidson and Mr. Kallis elected to defer all or a substantial portion of their bonuses in 1994 and 1995. All such amounts were invested in shares of the Company's Common Stock.
(2) Under the Company's Deferred Compensation Plan beginning in 1994, an individual who defers an amount payable as bonus in the first 90 days of 1994, 1995 or 1996 for investment in shares of the Company's Common Stock was credited with such shares based on the appraised value of such shares at the time the election to defer was made. The amounts shown represent the difference between the aggregate appraised value of such shares at the time the bonus was paid and the aggregate appraised value of such shares at the time the election to defer was made. The amounts shown relate to bonuses payable in the first quarter of the following year.
(3) Represents the appraised value of restricted stock awards at the date of grant. The aggregate number of shares and appraised value of restricted stock (excluding stock no longer subject to any specified vesting period) held by the individuals named above as of December 31, 1995 was as follows: Mr. Didion--15,000 ($149,100); Mr. Beban--10,000 ($99,400); Mr.
    Clotfelter--30,000 ($298,200); Mr. Davidson--10,000 ($99,400); Mr. Jones--
    0; Mr. Kallis--5,000 ($49,700); Mr. McBride--0; Mr. Pogue--15,000
    ($149,100); Mr. Sandstad--0; and Mr. Stanfill--5,000 ($49,700). The
    holders of shares of restricted stock are entitled to receive dividends on such shares to the extent dividends are paid on the Common Stock. Does not include income recognized for income tax purposes upon vesting of restricted stock awards.
(4) Consists of each individual's allocable share of profit sharing contributions in the form of shares of Common Stock made by the Company to the Company's Capital Accumulation Plan, based on the appraised value of the stock at the time of contribution.
(5) Mr. Clotfelter's employment by the Company commenced in February 1993.

                    AGGREGATED 1995 YEAR-END OPTION VALUES

  The following table sets forth certain information as of December 31, 1995 with respect to the number and value of unexercised stock options held by individuals named in the Summary Compensation Table above. In fiscal 1995, none of the such individuals either were granted or exercised any options. At December 31, 1995 all options listed below had exercise prices which exceeded the value of the underlying stock and, therefore, had no value.

                                                         NUMBER OF SHARES OF
                                                        COMMON STOCK UNDERLYING
                                                       UNEXERCISED OPTIONS(1) AT
                                                           DECEMBER 31, 1995
                                                       -------------------------
   NAME                                                EXERCISABLE UNEXERCISABLE
   ----                                                ----------- -------------
   James J. Didion....................................   75,000            0
   Gary J. Beban......................................   62,500        7,500
   Richard C. Clotfelter..............................   31,667       28,333
   David A. Davidson..................................   45,000       15,000
   Thaddeus W. Jones..................................   25,000       15,000
   George J. Kallis...................................   40,000            0
   Charles O. McBride.................................   40,000            0
   Richard A. Pogue...................................   10,000       30,000
   Kenneth D. Sandstad................................   40,000            0
   John L. Stanfill...................................   20,000            0

--------
(1) All options have an exercise price of $10.00 per share.

EMPLOYEE BENEFIT PLANS

  Omnibus Stock and Incentive Plan. The Company's Omnibus Stock and Incentive Plan (the "Omnibus Plan") is a restricted stock plan which provides for the issuance of shares of the Company's Common Stock, subject to vesting provisions. No shares remain available for issuance under the Omnibus Plan, but additional shares will become available if forfeited by any of the current holders.

  1990 Stock Option Plan. One million shares have been reserved for issuance under the Company's 1990 Stock Plan (the "Stock Option Plan"). These options vest over one to four years. Options exercisable at $10.00 per share for 920,000 shares are outstanding as of August 31, 1996. If options are forfeited, the underlying shares again become available for grant under the Stock Option Plan.

  Service Providers Stock Option Plan. A total of 600,000 shares of Common Stock have been reserved for issuance under the Company's 1991 Service Providers Stock Option Plan. In 1993, 5,922 below-market options were granted to certain directors in partial payment of director fees. During 1996 and 1995 options to purchase 467 and 4,106 shares, respectively, of Common Stock were exercised. As of September 30, 1996, options to purchase 36,140 shares of Common Stock are outstanding. In October 1996, the Compensation Committee (Messrs. Blum, Ueberroth and Wilson abstaining) granted each of Messrs. Blum, Ueberroth and Wilson a 10,000 share option under the Service Providers Plan. Each option is exercisable at the initial public offering price and vests over a three year period.

  1996 Equity Incentive Plan. In November 1995 the Board of Directors authorized, and in January 1996 the Compensation Committee of the Board adopted, a restricted stock purchase plan (the "Equity Incentive Plan") for the purpose of retaining selected executives by offering them an opportunity to acquire a proprietary interest, or to increase such interest, in the success of the Company by purchasing shares of the Common Stock. A total of 550,000 shares of Common Stock have been reserved for issuance under the Equity Incentive Plan. In January 1996, the Compensation Committee awarded ten senior executives a total of approximately 540,000 shares under the Equity Incentive Plan, subject to the authority of Chief Executive Officer to reduce any grants. After reductions a total of 510,906 shares were purchased. The following amounts of shares were purchased by the individuals named in the Summary Compensation Table above: James J. Didion--175,027; Gary J. Beban-- 53,910; Richard C. Clotfelter--33,750; George J. Kallis--42,750; Richard A. Pogue--35,750; Kenneth D. Sandstad--44,586; and John L. Stanfill--54,383. The shares may be issued to senior executives for a purchase price equal to the greater of $10.00 per share or fair market value, and the shares previously acquired were purchased at $10.00 per share. The purchase price for shares under this plan must be paid either in cash or by delivery of a full recourse promissory note. Any shares purchased vest at the rate of 5% per quarter.

  Bonuses. The Company has bonus programs covering certain employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. Although bonuses are generally paid in cash, the Company retains the discretion to pay any bonus in shares of the Company's Common Stock.

  Capital Accumulation Plan. The Company's Capital Accumulation Plan (the "Cap Plan") is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company's only such plan. Under the Cap Plan, each participating employee may elect to defer a portion of his or her earnings and the Company may make additional contributions from the Company's current or accumulated net profits to the Cap Plan in such amounts as determined by the Board of Directors. During each year that the Cap Plan has been in existence except 1991, the Company has made an additional contribution of stock having a fair market value equal to 2 1/2% of the Company's operating income for the year for which such contribution was made. Each such contribution has been allocated among the participating employees in proportion to their respective contributions to the Cap Plan during the year for which such contribution was made. At September 30, 1996, Cap Plan held 2,842,775 shares of the Company's Common Stock.

  Deferred Compensation Plan. In 1993, the Company's Board of Directors approved the adoption and implementation of a Deferred Compensation Plan (the "DCP") effective January 1, 1994. Under the DCP, a select group of management and highly-compensated employees are permitted to defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive amounts deferred at a future date either in cash, which accrues at a rate of interest determined in accordance with the DCP, or in newly-issued shares of Common Stock of the Company. For the year ended December 31, 1995, approximately $698,000 (including interest) and $1.1 million were deferred in cash and stock, respectively. The accumulated deferrals as of September 30, 1996 are approximately $1.5 million in cash (including interest) and $2.8 million in stock for a total of $4.3 million.

  L.J. Melody Stock Option Acquisition Plan. A total of 90,750 shares of Class B-2 Common Stock have been reserved for issuance under the L.J. Melody Acquisition Stock Option Plan, which was adopted by the Board of Directors in September 1996. Options for all of such shares have been issued at an exercise price of $10.00 per share and vest over a period of five years at the rate of 5% per quarter. Options for 90,750 were outstanding as of September 30, 1996.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  In connection with the Offering and Recapitalization, the Company's Third Restated Certificate of Incorporation will be amended and restated as the Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"). See "Description of Capital Stock--The Recapitalization." The Certificate of Incorporation will include provisions that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be limited under the Delaware General Corporation Law ("Delaware Law"). Delaware Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders, for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law. The Company has entered into separate indemnification agreements with its directors that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in its Certificate of Incorporation and the indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

                             CERTAIN TRANSACTIONS

  Mr. Clotfelter, a director of the Company and president of Westmark, owns 85% of the stock of Prescott, Inc. ("Prescott"), a property management company based in Seattle, Washington. In 1994, the Company completed the acquisition of certain assets of Prescott, which consisted of property management agreements, for an aggregate purchase price of $175,000. In connection with the acquisition of assets from Prescott, in 1994 Mr. Clotfelter incurred indebtedness to the Company in an aggregate principal amount of $106,000. The indebtedness bore interest at nine percent, which was determined under the Company's policies for employee loans, and the largest amount outstanding at any time (including principal and interest) was $109,000. The loan was repaid in full as of March 20, 1996.

  In February 1995, the Company retained the law firm of McDermott, Will & Emery, to which Mr. Anderson, a director of the Company, is counsel, to provide services to the Company consisting of legal counsel in connection with the Company's activities with certain federal agencies.

  On June 30, 1995, the Company, through a general partnership (the "Acquisition Partnership") in which it directly or indirectly owns all of the partnership interests, acquired Westmark. The purchase price was funded in part by a $10 million senior subordinated loan (the "Westmark Senior Subordinated Loan") from 399 Venture Partners, Inc., which owns 427,750 shares of the Company's common stock, to the Acquisition Partnership. See "Principal Stockholders." In November 1996, the terms of the Westmark Senior Subordinated Loan were amended to provide for interest to be payable quarterly on a current basis at a rate of 11%, effective June 30, 1995, and to provide for quarterly amortization payments by the Company of $500,000. As amended, interest will accrue on the Westmark Senior Subordinated Loan at the original interest rate of 20%, but interest in excess of 11% will be forgiven upon the payment of the Westmark Senior Subordinated Loan in full. If the Company defaults on its payment obligations under the loan at any time, such excess interest will not be forgiven and the Westmark Senior Subordinated Loan will bear interest at the rate of 20% from June 30, 1995. The terms of the Westmark Senior Subordinated Loan originally provided for the interest to be deferred until the debt payable to the Westmark sellers was paid or cash collateralized in full.

  Pursuant to the terms of his employment arrangements, in each of 1991, 1992 and 1993 the Company paid Mr. Stanfill $50,000 as an interest free advance against future bonuses. Mr. Stanfill's maximum obligation pursuant to such advances was $133,463.50 and his current obligation is $33,363.50 which is scheduled to be repaid in February of 1997.

  In connection with the Company's acquisition of L.J. Melody the Company entered into an Employment Agreement, dated as of July 1, 1996 ("Melody Employment Agreement"), pursuant to which the Company agreed to employ Mr. Melody as President and Chief Executive Officer of L.J. Melody through June 30, 2001. Pursuant to the Melody Employment Agreement, Mr. Melody is entitled to receive (a) a base salary of $26,000 per month and (b) certain "incentive compensation," based on L.J. Melody's profits.

  Under certain conditions, Mr. Melody is entitled to severance benefits from L.J. Melody if the Melody Employment Agreement is terminated. If the termination occurs prior to July 1, 1997, the severance benefit is $43,750 per month multiplied by 36 less the number of months elapsed since June 30, 1996. If the termination occurs on or after July 1, 1997, the severance benefit is equal to approximately two years of salary and two years of incentive compensation. In addition, in connection with the acquisition, the Company granted Mr. Melody an option to purchase 30,250 shares of the Company's Class B-2 common stock. See "Management--Principal Stockholders."

  For information concerning indemnification of directors and officers, see "Management--Limitation of Liability and Indemnification Matters."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's voting capital stock as of September 30, 1996, assuming the completion of the Recapitalization and the conversion of the Class C-1 common stock assuming an initial public offering price per share of $22.50 and as adjusted to reflect the sale by the Company of the shares offered hereby (assuming no exercise of the Underwriters' over-allotment option), by: (i) each person who is known by the Company to own beneficially more than 5% of each class of the Company's voting stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named under "Management--Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group.

                                                                                SHARES
                                                     SHARES BENEFICIALLY     BENEFICIALLY
                                                       OWNED PRIOR TO        OWNED AFTER
                                                        THE OFFERING         THE OFFERING
                                                     ----------------------- ------------
                                TITLE OF CLASS         NUMBER     PERCENT      PERCENT
                                --------------       ------------ ---------- ------------
Kajima U.S.A., Inc.
 Park Avenue Plaza
 55 East 52nd Street
 32nd Floor               Series A-1 Preferred Stock    1,000,000      100%       100%
 New York, NY 10055.....            Common                  2,609(1)     *          *
Fukoku Mutual Life
 Insurance Company
 2-2, Uchisaiwaicho 2-
 chome
 Chiyoda-ku, Tokyo 100
 Japan..................  Series A-2 Preferred Stock    1,000,000       50%        50%
S.R.E.S.--Fifth Avenue,
 Inc.
 666 Fifth Avenue
 New York, NY 10103.....  Series A-2 Preferred Stock    1,000,000       50%        50%
                                    Common                  4,106(2)     *          *
Entities associated with
 Mellon Family Invest-
 ment Company V (3)
 Mill Street Extension
 Laughlintown, PA 15655.            Common                466,300     5.23%      3.51%
Gary J. Beban (6).......            Common                193,959     2.16%      1.45%
Richard C. Clotfelter
 (4)(6).................            Common                113,835     1.27%         *
David A. Davidson
 (4)(6).................            Common                 93,055     1.04%         *
James J. Didion
 (4)(5)(6)..............            Common                403,067     4.48%      3.02%
Thaddeus Jones (6)......            Common                 77,233        *          *
George J. Kallis (4)....            Common                114,864     1.28%         *
Charles O. McBride
 (4)(6).................            Common                 56,631        *          *

                                                                          SHARES
                                                 SHARES BENEFICIALLY   BENEFICIALLY
                                                   OWNED PRIOR TO      OWNED AFTER
                                                    THE OFFERING       THE OFFERING
                                                 ----------------------------------
                              TITLE OF CLASS       NUMBER    PERCENT     PERCENT
                              --------------     ----------- ----------------------

Lawrence J. Melody (6)..          Common               1,513        *         *
Richard A. Pogue (4)(6).          Common              71,468        *         *
Kenneth D. Sandstad
 (4)(6).................          Common             117,756     1.31%        *
John L. Stanfill (6)....          Common              94,822     1.06%        *
Stanton D. Anderson (6).          Common              27,779        *         *
Richard C. Blum (6)(7)..          Common             437,500     4.91%     3.30%
Frank C. Carlucci (6)...          Common               2,287        *         *
Daniel A. D'Aniello
 (6)(8).................          Common             309,795     3.47%     2.34%
Hiroaki Hoshino (9).....           --                    --       --        --
Takayuki Kohri (10).....           --                    --       --        --
Paul C. Leach...........           --                    --       --        --
Frederic V. Malek
 (6)(11)................          Common             322,634     3.61%     2.43%
Jeffrey S. Morgan.......          Common               9,837        *         *
Peter V. Ueberroth......          Common              10,000        *         *
Gary L. Wilson..........           --                    --       --        --
All directors and
 executive officers as a
 group
 (24 persons) (12)......          Common           2,559,460    27.33%    18.66%

--------
 * Less than 1%.
 (1) Represents options to purchase 2,609 shares of Common Stock exercisable on or before November 30, 1996 issued to Kajima U.S.A., Inc. in respect of services rendered as a director by Mr. Hoshino.
 (2) Represents 4,106 shares of Common Stock issued upon exercise of options issued to S.R.E.S.-Fifth Avenue, Inc. in respect of services rendered as a director by Mr. Kohri.
 (3) Includes 225,000 shares of Common Stock issued in the name of Richard King Mellon Foundation.
 (4) Does not include shares of Common Stock issued in the name of the Company in respect of Common Stock units credited to the following persons in the following amounts under the Company's Deferred Compensation Plan but which are not beneficially owned by such persons: Clotfelter--1,895; Davidson-- 23,598; Didion--121,970; Kallis--10,991; McBride--6,087;
     Pogue--3,592; and Sandstad 1,506.
 (5) Includes 6,000 shares held by a trust for the benefit of three members of Mr. Didion's immediate family.
 (6) Represents number of shares of Common Stock which the named individual beneficially owns as well as those which the individual has options to acquire that are exercisable on or before November 30, 1996, which options have not been exercised. The respective numbers shown in the table include the following number of option shares for the following individuals: Anderson--4,235; Beban--65,000; Carlucci--2,287; Clotfelter--50,000; D'Aniello--4,235 (options issued to Carlyle); Davidson--50,000; Didion--75,000; Jones--30,000; Kallis--40,000; Malek--
     5,934; McBride--40,000; Melody--1,513; Pogue--20,000; Sandstad--40,000;
     and Stanfill--20,000. Such shares do not include options for 2,609 shares of Common Stock issued to Kajima U.S.A., Inc. in respect of services rendered as a director by Mr. Hoshino.

 (7) Represents 437,500 shares owned by BK Capital Partners and BK Capital Partners II, limited partnerships of which Richard C. Blum & Associates, L.P. is the general partner. Mr. Blum holds the majority of the interests in Richard C. Blum & Associates, L.P.
 (8) Includes 4,235 shares of Common Stock subject to outstanding options exercisable on or before November 30, 1996 issued in the name of the Carlyle Group, L.P., which, by virtue of Mr. D'Aniello's interest in the general partner of the Carlyle Group, L.P., and investment control over such shares, may be deemed to be beneficially owned by Mr. D'Aniello. Includes shares of Class C-1 common stock which will convert into 168,360 shares of Common Stock upon the consummation of the Offering (assuming an initial public offering price of $22.50 per share).
 (9) Mr. Hoshino is a Director of Kajima U.S.A., Inc., which together with an affiliate owns 2,000,000 shares of the Company's Preferred Stock, 1,000,000 of which are voting securities, and 2,609 shares of Common Stock. Mr. Hoshino disclaims beneficial ownership of such shares.
(10) Mr. Kohri is Deputy Manager of Sumitomo Real Estate Sales Japan, an affiliate of S.R.E.S.--Fifth Avenue, Inc., which owns 1,000,000 shares of the Company's Preferred Stock and 4,106 shares of the Company's Common Stock. Mr. Kohri disclaims beneficial ownership of such shares.
(11) Includes shares of C-1 common stock which will convert into 210,450 shares of Common Stock upon the consummation of the Offering (assuming an initial public offering price of $22.50 per share).
(12) Includes 448,204 shares of Common Stock subject to outstanding options exercisable on or before November 30, 1996.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary is a description of certain provisions of the Company's Certificate of Incorporation and Bylaws that will be in effect upon the completion of the Recapitalization, which will occur concurrently with the closing of the Offering. Such summary does not purport to be complete, and is qualified in its entirety by all of the provisions of the Certificate of Incorporation and Bylaws. Copies of the Certificate of Incorporation and Bylaws are filed as exhibits to the Registration Statement of which this Prospectus forms a part. Upon the closing of the Offering, the authorized capital stock of the Company, after giving effect to the Recapitalization, will consist of 100,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 8,000,000 shares of preferred stock, $.01 par value ("Preferred Stock").

COMMON STOCK

  Assuming the completion of the Recapitalization and the conversion of the Class C-1 common stock (assuming an initial public offering price per share of $22.50), as of September 30, 1996, there were 8,919,171 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of shares of Common Stock and Preferred Stock with a majority of the votes entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon a liquidation, dissolution or winding up of the Company, subject to the payment of any amounts which holders of Preferred Stock are entitled to receive in preference to holders of Common Stock, to the extent any assets of the Company remain available for distribution to stockholders, the holders of Common Stock and Preferred Stock are entitled to receive $10.00 per share, reduced by any prior payments to such holder in connection with any liquidation, dissolution or winding up of the Company (not including accrued and unpaid dividends and accrued interest thereon). The holders of Common Stock will be entitled to share in the remaining assets of the Company legally available for distribution. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Preferred Stock consists of a single class of 8,000,000 shares, of which three series will be outstanding: (a) 1,000,000 shares of Series A-1 Preferred Stock ("Series A-1 Preferred Stock"), (b) 2,000,000 shares of Series A-2 Preferred Stock ("Series A-2 Preferred Stock") and (c) 1,000,000 shares of Series A-3 Preferred Stock ("Series A-3 Preferred Stock"). The authorized shares of Preferred Stock not included in such series may be issued from time to time in one or more series upon authorization by the Board of Directors. In addition, upon conversion of any of the Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock (collectively, "Preferred Stock"), the shares converted will be available for issuance in one or more series from time to time. Subject to certain limitations set forth in the Certificate of Incorporation, the Board of Directors may determine the designation and number of shares of any such series of Preferred Stock and the designation, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereon.

  Effective upon the completion of the Recapitalization, holders of Preferred Stock are entitled to dividends ("Preference Dividend") at the rate of $0.25 per quarter on each share of Preferred Stock, payable out of funds legally available therefor. The accrual of such dividend will be retroactive to October 1, 1996. Until the Company has completed its acquisition program, it does not intend to pay the dividend on the Preferred Stock. As a consequence, such dividend will accumulate and bear interest which will be paid on a current basis, and the

Company will be prohibited from voluntarily pre-paying long-term debt until such accumulated dividend and interest have been paid in full.

  In the event the Preference Dividend is not declared and paid within one year after the last day of the quarter to which it relates, it will bear compound annual interest at either (i) a fixed rate of 8% annually or (ii) an annual rate equal to the six-month rate offered to The Sumitomo Bank, Limited in the London interbank market, for amounts comparable to the amount of any unpaid dividend, plus 2 1/2%. Pursuant to an agreement between the Company and the existing preferred stockholders, the holders of 3,000,000 shares of Preferred Stock have elected the 8% fixed rate annually and the holder of the remaining 1,000,000 shares has elected the variable rate option. Until all accrued and unpaid Preference Dividends are paid, no shares of Common Stock will be redeemed by the Company (other than in connection with the Recapitalization and other than shares issued pursuant to stock option, stock purchase or similar plans), and no dividends will be paid on any shares of Preferred Stock (other than the Series A-1, Series A-2 and Series A-3 Preferred Stock) or Common Stock.

  The Preference Dividend will not be paid and no interest will accrue or be paid thereon if applicable law restricts or prohibits the declaration or payment of the Preference Dividend. The Preference Dividend will also not be required to be declared or paid to the extent it would violate any contractual restrictions in a credit agreement of the Company. The Company has agreed that it will not enter into any contractual prohibition with respect to the accumulation of dividends or the accrual and payment of interest on any unpaid dividends with respect to the Preferred Stock.

  In addition to the Preference Dividend and any interest payable thereon, each share of Preferred Stock is entitled to receive dividends in the amount of sixty percent (60%) of the amount received by each share of Common Stock.

  Upon any liquidation, dissolution or winding up of the Company, holders of Preferred Stock and Common Stock will be entitled to share in the remaining assets of the Company after payment of liabilities and any accrued and unpaid Preference Dividend, including any interest thereon, subject to prior distribution rights of other preferred stock, if any, then outstanding, as follows: (i) each holder of Preferred Stock and Common Stock will be entitled to receive an amount, reduced by any prior payments to such holder pursuant to such liquidation, dissolution or winding up of the Company, other than the Preference Dividend and any interest therein, equal to $10.00 per share and
(ii) each holder of Preferred Stock will be entitled to share ratably in all remaining assets of the Company to the extent of sixty percent (60%) of the distribution, with respect to each share of Common Stock in excess of $10.00.

  The holders of shares of Series A-1 Preferred Stock will have two (2) votes per share of Series A-1 Preferred Stock on all matters submitted to a vote of the stockholders of the Company and, except as provided by law, will vote together with the holders of shares of Series A-2 Preferred Stock and the holders of Common Stock as one class on all matters submitted to a vote of stockholders of the Company. The holders of Series A-3 Preferred Stock will not be entitled to vote on any matters, except as may be required by law.

  The Preferred Stock is convertible into shares of Common Stock at the option of the holder at a ratio ranging from .60 to .78 shares of Common Stock for each share of Preferred Stock, depending on the Market Price (as defined below) of the Common Stock at the time of conversion as follows:

                                                         NUMBER OF SHARES OF
                                                        COMMON STOCK FOR EACH
      "MARKET PRICE" OF                                  SHARE OF PREFERRED
        COMMON STOCK                                            STOCK
      -----------------                                -----------------------
           Under $10.00                                No conversion permitted
        $10.00 - $21.99                                         0.78
         22.00 -  22.99                                         0.76
         23.00 -  23.99                                         0.74
         24.00 -  24.99                                         0.72
         25.00 -  25.99                                         0.70
         26.00 -  26.99                                         0.68
         27.00 -  27.99                                         0.66
         28.00 -  28.99                                         0.64
         29.00 -  29.99                                         0.62
         $30.00 or more                                         0.60

The term "Market Price" means (i) during the first 20 consecutive days in which the Common Stock is traded after the closing of the Offering, the initial public offering price and (ii) thereafter, the average closing price for a share of Common Stock as reported by The Wall Street Journal (West Coast Edition) for 20 consecutive trading days immediately preceding the date as of which conversion occurs.

  Upon consummation of the Offering, 4,000,000 shares of undesignated preferred stock will be authorized. The Board of Directors has the authority, subject to certain rights of the Series A-1, Series A-2 and Series A-3 Preferred Stock and without further action by the stockholders, to issue shares of preferred stock from time to time in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock other than in connection with the Recapitalization.

REGISTRATION RIGHTS

  Pursuant to a registration rights agreement between the Company and the holders of the Preferred Stock (the "Registration Rights Agreement"), until expiration of the Rule 144 Period (as defined below), if the Company proposes to register any of its securities, it will use its best efforts to include in such registration Common Stock acquired by the holders of Preferred Stock upon conversion of the Preferred Stock. The registration rights granted to the holders of Preferred Stock do not apply to certain transactions, including the Offering, registrations relating solely to employee benefit plans, a corporate reorganization, reclassification, merger, consolidation or acquisition or a registration that does not permit secondary sales. The "Rule 144 Period" means the period beginning at the date of this Prospectus and continuing until the Common Stock acquired on conversion of the Preferred Stock is no longer subject to the volume limitation provisions of Rule 144 of the Securities Act, either pursuant to the provisions of the Registration Rights Agreement or by operation of law.

THE RECAPITALIZATION

  The Company has obtained stockholder approval for the Recapitalization pursuant to which, among other things, the Company's Certificate of Incorporation and Bylaws will be amended. The Company's Certificate of Incorporation which was in effect prior to the Offering will be amended to effect the following changes, among others: (i) change the name of the Company from CB Commercial Holdings, Inc. to CB Commercial Real Estate Services Group, Inc., (ii) provide for (A) the automatic conversion, concurrently with the consummation of the Offering, of the Class B-1 common stock and Class B-2 common stock (which will be replaced on a one-for-one basis with Common Stock), the Class C-1 common stock (which will be replaced with Common Stock determined according to the formula set forth below) and each existing series of preferred stock (which will be replaced on a one-for-one basis with corresponding new series of preferred stock, respectively), and (B) the Common Stock as the only class of common stock of the Company following the closing of the Offering, (iii) provide for the elimination of Class C-R common stock and Class J common stock (the outstanding shares of which will be repurchased for $0.01 per share or an aggregate of $8,000), (iv) provide for an increase in the total number of shares of capital stock which the Company is authorized to issue from 27,200,002 to 108,000,000 and an increase in the number of shares of common stock (which will be comprised of the Common Stock) which the Company is authorized to issue from 19,200,002 to 100,000,000, (v) provide that the Common Stock and the Series A-1 and Series A-2 Preferred Stock will vote together as a class for directors and on other matters, except where a separate class vote is required by law and except with respect to any changes in any of the rights, preferences or privileges of the Preferred Stock (for which the holders of a majority of all series of Preferred Stock voting as a single class is required), and (vi) eliminate super majority and cumulative voting by stockholders. Each share of C-1 common stock will be converted into a number of shares of Common Stock equal to (i) the greater of the initial public offering price per share and $22.00, minus $10.00 divided by (ii) the greater of the initial public offering price per share and $22.00.

  Also as part of the Recapitalization, the Company's Bylaws will be amended to, among other things, (i) eliminate the requirement of supermajority stockholder approval to amend or repeal existing Bylaws, so that the Bylaws may be amended by a majority vote of the directors or a majority vote of the stockholders entitled to vote and (ii) eliminate the Operating Committee (the powers and authority of which were not clearly delineated) and grant to the Executive Committee and other committees of the Board of Directors the power to take such actions as may be authorized by resolution of the Board of Directors, consistent with the limitations of the Delaware Law, and (iii) modify certain requirements for the calling of meetings of the Board of Directors.

DELAWARE ANTI-TAKEOVER LAW

  Following the consummation of the Offering, the Company will be subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) such transaction is approved by the board of directors prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who together with affiliates and associates owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The Bank of New
York.

                        THE COMPANY'S CREDIT AGREEMENTS

  The following summary is a description of certain provisions of the Company's Senior Secured Credit Agreement and Senior Subordinated Credit Agreement that will be in effect after the closing of the Offering. Such summary does not purport to be complete and is qualified in its entirety by all of the provisions of such agreements. Copies of the Senior Secured Credit Agreement and the Senior Subordinated Credit Agreement are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

 Senior Secured Debt Repayment and Amendments

  After the consummation of the Offering, approximately $51.9 million of indebtedness ("Term Debt"), including $18 million of indebtedness secured by certain mortgages (the "Mortgage Debt"), will be outstanding under the Company's Senior Secured Credit Agreement. The Senior Secured Credit Agreement also provides for a $20 million revolving credit facility ("Revolving Credit Facility A") and an additional $10 million revolving credit facility ("Revolving Credit Facility B"). No indebtedness is expected to be outstanding under Revolving Credit Facility A or Revolving Credit Facility B immediately after completion of the Offering. Effective upon consummation of the Offering, the Senior Secured Credit Agreement will be amended and restated to contain substantially the terms and conditions described below. All indebtedness outstanding under the Senior Secured Credit Agreement other than that outstanding under Revolving Credit Facility B will bear interest at a rate equal to, at the Company's option, LIBOR plus 250 basis points or the prime rate plus 150 basis points. Amounts outstanding on Revolving Credit Facility B will bear interest at a rate equal to, at the Company's option, LIBOR plus 300 basis points or the prime rate plus 200 basis points. Principal payments on the Term Debt of $2.625 million each will be due quarterly, commencing March 31, 1997, with final payment of $2.2 million on September 30, 2001. The availability period of Revolving Credit Facility A ends December 31, 2001. As proposed, effective upon completion of the Offering, Revolving Credit Facility B will be converted into a facility that can be used for acquisitions. As proposed, principal payments on amounts outstanding under such facility will be paid quarterly at the rate of 5% of the outstanding balance. All amounts of principal which are prepaid may be reborrowed until the December 31, 1999 expiration date of such facility. The Company has begun discussions to increase Revolving Credit Facility B from $10 million to $20 million sometime in 1997 and to extend the due date until December 31, 2001.

  Subject to certain exceptions and limitations, the Company will be obligated to make prepayments in respect of indebtedness outstanding under the Senior Secured Credit Agreement equal to (a) 100% of the net cash proceeds from any sale or other disposition of assets resulting in aggregate consideration in excess of $1 million in any twelve-month period, or (b) 25% of the net cash proceeds from a sale of the Company's capital stock. In general, prepayments are applied first to Term Debt (other than the Mortgage Debt) and then to indebtedness outstanding under Revolving Credit Facility A and Revolving Credit Facility B, pro rata according to the respective principal amounts then outstanding thereunder, and then to the Mortgage Debt. A prepayment required to be made as a result of the sale of real property which secures the Mortgage Debt is applied, first, to Mortgage Debt, next to other Term Debt, and, finally, to indebtedness outstanding under Revolving Credit Facility A and Revolving Credit Facility B, pro rata according to the respective principal amounts then outstanding thereunder. All of the foregoing prepayments in respect of Revolving Credit Facility A and Revolving Credit Facility B permanently reduce the amount available under the respective revolving credit facility by the amount of the prepayment.

  The obligations of the Company under the Senior Secured Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries, including cash, accounts receivable, equipment, intellectual property, and real property as well as the stock of certain of the Company's subsidiaries.

  The Senior Secured Credit Agreement, as amended, will contain certain financial tests which the Company is obligated to satisfy. These tests include a leverage ratio, an interest coverage ratio, a fixed charges coverage ratio, and a senior loan debt service coverage ratio. The Senior Secured Credit Agreement will also contain a number of affirmative and negative covenants covering such matters as maintenance of corporate existence, payment of taxes, maintenance of properties, maintenance of insurance, the granting or existence of certain liens, incurrence of additional indebtedness, payment of dividends, investments, capital expenditures, sales or other dispositions of property, payments in respect of subordinated debt, and compliance with ERISA.

  The financial and other covenants in the Senior Secured Credit Agreement may prevent the Company from carrying out a transaction or taking other action otherwise determined by the Board of Directors to be in the Company's best interests. For example, the covenant regarding limitations on incurrence of indebtedness or regarding limitations on liens may preclude the Company and its subsidiaries from making an acquisition (whether by merger or in some other form). Although the Company would intend to seek a waiver or modification of these covenants under appropriate circumstances, there can be no assurance that the Company will be able to obtain such a waiver or modification upon terms and conditions acceptable to the Company on a timely basis, or at all. As a result, the covenants in the Senior Secured Credit Agreement may effectively preclude the Company from pursuing its strategy of growth through acquisitions or delay the Company's ability to carry out that strategy.

  The Senior Secured Credit Agreement will contain a number of events of default (each an "Event of Default"), including, without limitation, failure to make required payments or prepayments of principal or interest, breach of covenant, breach of a representation or warranty in a material respect, default in respect of other indebtedness in excess of $500,000, insolvency of the Company or any of its subsidiaries, failure to discharge or pay or obtain a stay in respect of a judgment in excess of $100,000, certain events relating to ERISA involving a liability or payment in excess of $100,000, a change of control, as defined below, and a material adverse change in the business, assets, prospects, results of operation or the financial condition of the Company or of the Company and its subsidiaries taken as a whole. Change of control is defined under the Senior Secured Credit Agreement as (i) the acquisition, by any person (other than the Company's Capital Accumulation
Plan), of more than 25% of the total voting power of all classes of the Company's equity securities (excluding the acquisition by the Underwriters of Common Stock in the Offering) or (ii) a change in the board of directors of the Company such that board members at the beginning of any one-year period no longer constitute a majority of the board at the end of such period, or (iii) the Company ceases to own 100% of the outstanding common stock of the Company's primary operating subsidiary. Upon the occurrence of an Event of Default (other than an Event of Default relating to insolvency), the lenders under the Senior Secured Credit Agreement have the right, in addition to other available remedies, to terminate the revolving credit facilities, to declare all indebtedness outstanding thereunder immediately due and payable, and to thereafter pursue applicable remedies against any and all collateral securing payment of such indebtedness.

 Senior Subordinated Debt Amendments

  After the consummation of the Offering, approximately $62.0 million of indebtedness will be outstanding under the Company's Senior Subordinated Credit Agreement. Effective upon consummation of the Offering the Senior Subordinated Credit Agreement will be amended and restated. As so amended such credit agreement will contain financial and other covenants and events of default no more restrictive than those under the Senior Secured Credit Agreement. Interest on the senior subordinated debt, will be LIBOR plus
125 basis points from the Offering through December 31, 1998, LIBOR plus 200 basis points during 1999, LIBOR plus 300 basis points during 2000 and LIBOR plus 400 basis points during 2001 and beyond. Interest in excess of LIBOR plus 125 basis points will be deferred and added to principal until the final maturity date. The principal outstanding under the Senior Subordinated Credit Agreement will be due and payable in full on July 23, 2002 and may not be prepaid while any amount is unpaid under the Senior Secured Credit Agreement.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering there has been no active public market for the Common Stock of the Company. Although the Common Stock has been approved for listing on the Nasdaq National Market, no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after the Offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price.

  Upon consummation of the Offering, the Company will have outstanding 13,266,171 shares of Common Stock, of which approximately 6.8 million shares will be freely tradable without restriction.

  The Company's directors, executive officers and certain other officers and certain stockholders, including the trustee of the Company's 401(k) plan, on behalf of its employee plan participants, who collectively hold an aggregate of approximately 6.8 million shares of Common Stock (including shares represented by exercisable stock options and excluding shares held by the Company as fiduciary on behalf of its Deferred Compensation Plan participants), have agreed subject to certain exceptions that they will not directly or indirectly (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days from the date of this Prospectus (the "Lockup Period"). Following the expiration of the Lockup Period, approximately 1.8 million shares of Common Stock, including shares issuable upon the exercise of certain options and excluding shares held by the Company as fiduciary on behalf of its Deferred Compensation Plan participants, will be available for sale in the public market subject to compliance with Rule 144, and approximately 5 million shares will be eligible for sale without restriction. See "Underwriting."

  Holders of the Company's 4,000,000 shares of outstanding Preferred Stock have the right to convert such shares into Common Stock after the date of the Offering at a conversion ratio ranging from .60 to .78 shares of Common Stock for each share of Preferred Stock, depending on the market price of the Common Stock. The holders of the Preferred Stock have agreed not to sell Preferred Stock or any shares of Common Stock they acquire upon such conversion for 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Thereafter, for an additional six months, such holders are contractually bound to sell such shares only within the volume limitations of Rule 144 for sales made at a price per share below the initial public offering price unless such sales are pursuant to block trades which do not involve a broker's transaction executed on any exchange or in the over-the-counter market. See "Description of Capital Stock--Preferred Stock."

  In general, under Rule 144 as currently in effect, an affiliate of the Company, or a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous two years, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 133,000 shares immediately after the Offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who owns beneficially Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least three years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company. The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period from two years to one year and the Rule 144(k) holding period from three years to two years. There can be no assurance as to when or whether such rule changes will be enacted. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

  Pursuant to the Registration Rights Agreement, until expiration of the Rule 144 Period (as defined below), if the Company proposes to register any of its securities, it will use its best efforts to include in such registration Common Stock acquired by the holders of the Preferred Stock upon conversion of the Preferred Stock. The registration rights granted to the holders of the Preferred Stock do not apply to the Offering, registrations at the request of stockholders granted registration rights by the Company, registrations relating to solely employee benefit plans, a corporate reorganization, reclassification, merger, consolidation or acquisition or a registration that does not permit secondary sales. The "Rule 144 Period" means the period beginning at the date of this Prospectus and continuing until the Common Stock acquired on conversion of the Preferred Stock is no longer subject to the volume limitation provisions of Rule 144 of the Securities Act, either pursuant to the provisions of the Registration Rights Agreement or operation of law.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and each of the Underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                        NUMBER
   UNDERWRITERS                                                        OF SHARES
   ------------                                                        ---------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................
   Montgomery Securities.............................................
                                                                       ---------
        Total........................................................  4,347,000
                                                                       =========

  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Montgomery Securities are acting as representatives (the "Representatives") of the Underwriters.

  The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of $               per
share. The Underwriters may allow, and such dealers may re-allow, a discount
not in excess of $               per share to certain other dealers. After the
initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted the several Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 652,050 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price set forth on the cover of this Prospectus less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase the number of shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

  The Company's executive officers and certain other officers, directors and certain other stockholders of the Company, including the trustee of the Company's 401(k) plan on behalf of its employee plan participants, who collectively hold in the aggregate approximately 6.8 million shares of Common Stock (including shares represented by exercisable stock options and excluding shares held by the Company as fiduciary for its Deferred Compensation Plan participants), and the Company have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, for a period of 180 days from the date of this Prospectus.

  Prior to the Offering, there has been no established public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations by and among the Representatives and the Company. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management, and the consideration of the above factors in relation to market valuations of companies in related businesses.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements and related schedules of (i) the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and (ii) L.J. Melody as of December 31, 1995 and for the year then ended and L.J. Melody & Company of California as of December 31, 1995 and for year then ended, in each case included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The financial statements of Westmark Realty Advisors L.L.C. (formerly Westmark Realty Advisors, a partnership) as of December 31, 1994 and 1993, included in this Prospectus have been audited by KPMG Peat Marwick LLP.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission. Additionally, the Company is subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thus files with the Commission periodic reports pursuant to Section 13(d) and proxy statements pursuant to Section 14 of the Exchange Act. These filings may also be inspected at or obtained from the Commission. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

  The Company furnishes its stockholders with annual reports containing financial statements audited by independent certified public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma balance sheet as of September 30, 1996 and statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 ("the pro forma financial statements") give effect to (i) the acquisitions of Westmark Realty Advisors L.L.C., a Delaware limited liability company ("Westmark"), L.J. Melody & Company, a Texas corporation, and L.J. Melody & Company of California, a Texas corporation (together, "L.J. Melody"), by CB Commercial Holdings, Inc. and Subsidiaries ("CB Commercial") (together with Westmark and L.J. Melody, the "Company") and the Offering and the Recapitalization as if all transactions occurred as of January 1, 1995 in the pro forma combined statement of operations and (ii) the Offering and the Recapitalization as if they occurred as of September 30, 1996 in the pro forma combined balance sheet. See "Description of Capital Stock-- The Recapitalization." The pro forma financial statements also reflect the effects of the financing obtained to conclude the acquisitions, as well as certain other related assumptions.

  The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The acquisitions have been accounted for by the Company as purchases. The adjustments included in the pro forma financial statements represent the effects of the Company's preliminary determination and allocation of the purchase price to the fair value of the assets and liabilities acquired, based upon currently available information. There can be no assurance that the actual effects will not differ significantly from the pro forma adjustments reflected in the pro forma financial statements.

  The pro forma financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of the dates indicated. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and footnotes of CB Commercial, Westmark, and L.J. Melody.

                       UNAUDITED PRO FORMA BALANCE SHEET
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                           AS OF SEPTEMBER 30, 1996

                                                        PRO FORMA     PRO FORMA
                                         CB COMMERCIAL ADJUSTMENTS    OFFERING
                                         ------------- -----------    ---------
Current Assets:
  Cash and cash equivalents.............   $  24,903    $  1,599 (c)  $  26,502
  Receivables, net......................      30,741         --          30,741
  Deferred taxes........................       3,983         --           3,983
  Prepaid expense and other.............       7,498         --           7,498
                                           ---------    --------      ---------
    Total current assets................      67,125       1,599         68,724
Property and equipment, net.............      41,795         --          41,795
Goodwill, net...........................      62,999         --          62,999
Other intangibles, net..................      12,138      (1,639)(a)     10,499
Inventoried property....................       7,355         --           7,355
Deferred tax asset......................      34,562      16,300 (b)     50,862
Other assets, net.......................       6,601         --           6,601
                                           ---------    --------      ---------
    Total assets........................   $ 232,575    $ 16,260      $ 248,835
                                           =========    ========      =========
Current Liabilities:
  Compensation and employee benefits....   $  28,489    $    --       $  28,489
  Accounts payable and accrued expenses.      17,931         --          17,931
  Senior revolving credit lines.........       8,000         --           8,000
  Reserve for bonus and profit sharing..      11,292         --          11,292
  Current maturities of long-term debt..      16,541         --          16,541
  Current portion of capital lease obli-
   gations..............................       2,669         --           2,669
                                           ---------    --------      ---------
    Total current liabilities...........      84,922         --          84,922
                                           ---------    --------      ---------
Long-term debt, less current maturities
  Senior term loans.....................     142,101     (79,911)(c)     62,190
  Senior subordinated term loans........      78,462      (8,962)(c)     69,500
  Inventoried property loan.............       7,470         --           7,470
  Other long-term debt..................       3,953         --           3,953
                                           ---------    --------      ---------
    Total long-term debt................     231,986     (88,873)       143,113
                                           ---------    --------      ---------
Other long-term liabilities.............      22,561         --          22,561
                                           ---------    --------      ---------
    Total liabilities...................     339,469     (88,873)       250,596
                                           ---------    --------      ---------
Stockholders' Equity (Deficit)
  Preferred stock, $.01 par value.......          40         --              40
  Common stock, $.01 par value..........         101          32 (c)        133
  Additional paid-in capital............     117,826      90,440 (c)    208,266
  Notes receivable from sale of stock...      (5,109)        --          (5,109)
  Accumulated deficit...................    (219,752)     16,300 (b)   (205,091)
                                                          (1,639)(a)
                                           ---------    --------      ---------
    Total stockholders' equity (defi-
     cit)...............................    (106,894)    105,133         (1,761)
                                           ---------    --------      ---------
    Total liabilities and stockholders'
     equity (deficit)...................   $ 232,575    $ 16,260      $ 248,835
                                           =========    ========      =========

-------
NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
(a) Reflects pro-rata write-off of unamortized debt costs related to the portion of debt to be extinguished.
(b) Reflects deferred tax asset that will be recognized as a result of the Offering due to the estimated increase in taxable income resulting from reduced interest expense from the repayment, in part, of the Company's indebtedness.
(c) Reflects the Recapitalization and the Offering, net of estimated underwriting discount and Offering expenses, and use of proceeds from the Offering to repay, in part, the Company's indebtedness. The Recapitalization largely involves the conversion of various classes of the Common Stock into a single class, the addition of a convertibility feature to the preferred stock and the repurchase of 800,000 shares of Class C-R and 2 shares of Class J common stock for $.01 per share. The Recapitalization will not have a material effect on the Company's balance sheet and results only in reclassifications within the Common Stock accounts.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1996




                                               L.J.
                                              MELODY
                            CB COMMERCIAL   SIX MONTHS  PRO FORMA                  PRO FORMA
                          NINE MONTHS ENDED    ENDED   ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    PRO FORMA
                            SEPTEMBER 30,    JUNE 30,  -----------   ACQUISITION  -----------   ACQUISITION
                                1996           1996    ACQUISITION      ONLY        OFFERING    AND OFFERING
                          ----------------- ---------- -----------   -----------  -----------   ------------
Revenue.................     $  390,863      $ 3,417     $   --      $  394,280     $   --       $  394,280
Costs and Expenses:
 Commissions, fees and
  other incentives .....        195,465        3,612      (1,070)(a)    198,240         --          198,240
                                                             233 (b)
 Operating,
  administrative and
  other.................        159,196        1,545         --         160,741         --          160,741
 Depreciation and amor-
  tization .............          9,749          163         355 (c)     10,267                      10,267
                             ----------      -------     -------     ----------     -------      ----------
Operating income (loss).         26,453       (1,903)        482         25,032         --           25,032
Interest income.........          1,035          145         --           1,180         --            1,180
Interest expense........         17,883          --          216 (d)     18,099      (5,126)(f)      13,672
                                                                                       (479)(g)
                                                                                      1,178 (h)
                             ----------      -------     -------     ----------     -------      ----------
Income (loss) before
 provision (benefit) for
 income tax.............          9,605       (1,758)        266          8,113       4,427          12,540
                             ----------      -------     -------     ----------     -------      ----------
Provision (benefit) for
 income tax ............          4,610          --         (287)(e)      4,323       1,771 (i)       6,094
Reduction of valuation
 allowances.............        (40,400)         --          --         (40,400)        --          (40,400)
                             ----------      -------     -------     ----------     -------      ----------
Net provision (benefit)
 for income tax.........        (35,790)         --         (287)       (36,077)      1,771         (34,306)
                             ----------      -------     -------     ----------     -------      ----------
Net income (loss).......     $   45,395      $(1,758)    $   553     $   44,190     $ 2,656      $   46,846
                             ==========      =======     =======     ==========     =======      ==========
Per share data:
 Net income per common
  and common equivalent
  share outstanding.....     $     3.28                              $     3.19                  $     3.36
                             ==========                              ==========                  ==========
 Weighted average common
  and common equivalent
  shares outstanding....     13,858,176                              13,858,176                  13,049,618 (j)
                             ==========                              ==========                  ==========

-------
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
ACQUISITION:
(a) Reflects the reversal of an accrual for a one-time acquisition related bonus to L.J. Melody employees prior to the acquisition.
(b) Reflects additional compensation expense attributable to Lawrence J. Melody's employment.
(c) Reflects the amortization of net $9.0 million in intangible assets and goodwill. Amortization period is 30 years.
(d) Reflects interest on acquisition financing.
(e) Reflects deferred tax benefit of certain pro forma adjustments relating to L.J. Melody purchase accounting entries, consisting of additional compensation expense, interest expense and amortization of intangible assets.
OFFERING:
(f) Reflects interest expense savings resulting from the repayment of $88.9 million of the total indebtedness, bearing interest estimated at 8.2% for senior secured debt and 6.2% for senior subordinated debt. Debt paydown results from the net proceeds of the Offering.
(g) Represents reduction in amortization expense for portion of unamortized debt costs written off.
(h) Reflects the additional interest expense resulting from the higher interest rate on senior subordinated indebtedness after the Offering.
(i) Represents tax effect of income and expenses from Offering adjustments. Does not reflect the $16.3 million benefit attributable to a reduction in valuation allowances since it is a nonrecurring item.

(j) Reflects the effect of the Recapitalization as follows:

    Weighted average common and common equivalent shares--histori-
     cal........................................................... 13,858,176
    Remove the Preferred Stock which will not be a common stock equivalent after the Offering................................. (4,000,000)
    Net reduction in shares of common stock resulting from the con-
     version of Class C-1 common stock.............................   (355,556)
    Reduction in shares of common stock resulting from the repur-
     chase of Class C-R and Class J common stock...................   (800,002)
    Shares issued in the Offering..................................  4,347,000
                                                                    ----------
    Weighted average common and common equivalent shares--pro
     forma......................................................... 13,049,618
                                                                    ==========

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                         YEAR ENDED DECEMBER 31, 1995

                                         WESTMARK
                          CB COMMERCIAL SIX MONTHS L.J. MELODY   PRO FORMA                   PRO FORMA
                           YEAR ENDED     ENDED     YEAR ENDED  ADJUSTMENTS                 ADJUSTMENTS
                          DECEMBER 31,   JUNE 30,  DECEMBER 31, ------------    PRO FORMA   -----------    PRO FORMA
                              1995         1995        1995     ACQUISITIONS   ACQUISITIONS  OFFERING      COMBINED
                          ------------- ---------- ------------ ------------   ------------ -----------   -----------
Revenue.................   $   468,460   $10,887     $10,337      $   --       $   489,684    $   --      $   489,684
Costs and Expenses:
 Commissions, fees and
  other incentives......       239,018       --        6,546          --           245,564        --          245,564
 Operating,
  administrative and
  other.................       187,968     9,285       2,393           50 (a)      200,341        --          200,341
                                                                      178 (b)
                                                                      467 (c)
 Depreciation and
  amortization..........        11,631       163         438           17 (d)       14,502                     14,502
                                                                    2,253 (e)
                           -----------   -------     -------      -------      -----------    -------     -----------
Operating income........        29,843     1,439         960       (2,965)          29,277        --           29,277
Interest income.........         1,674        36         216          --             1,926        --            1,926
Interest expense........        23,267        19         --         2,794 (f)       26,080     (6,834)(i)      20,177
                                                                                                1,570 (j)
                                                                                                 (639)(k)
                           -----------   -------     -------      -------      -----------    -------     -----------
Income (loss) before
 provision (benefit) for
 income tax.............         8,250     1,456       1,176       (5,759)           5,123      5,903          11,026
Provision (benefit) for
 income tax.............           841       --          --             2 (g)          220      2,361 (l)       2,581
                                                                     (623)(h)
                           -----------   -------     -------      -------      -----------    -------     -----------
Net income (loss).......   $     7,409   $ 1,456     $ 1,176      $(5,138)     $     4,903    $ 3,542     $     8,445
                           ===========   =======     =======      =======      ===========    =======     ===========
Per share data:
 Net income per common
  and common equivalent
  share outstanding.....   $      0.55                                         $      0.36                $      0.35
                           ===========                                         ===========                ===========
 Weighted average common
  and common equivalent
  shares outstanding....    13,591,420                                          13,591,420                 12,782,862(m)
                           ===========                                         ===========                ===========

-------
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
ACQUISITIONS:

(a) Reflects elimination of Westmark's historical amortization of deferred leasing concessions (free rent).
(b) Reflects increased compensation resulting from new employment agreements with certain Westmark executives, and the straight-lining of rents from the date of the Westmark acquisition.
(c) Reflects additional compensation expense relating to Lawrence J. Melody's employment.
(d) Reflects increase in depreciation expense associated with reducing the useful life of Westmark's computers from 5 to 3 years.
(e) Reflects the amortization of $41.4 million (Westmark) and net $9.0 million (L.J. Melody) in intangible assets and goodwill. Amortization expense is $1.5 million for Westmark and $0.7 million for L.J. Melody.
(f) Reflects interest on acquisition financing ($2.3 million for Westmark and $0.5 million for L.J. Melody).
(g) Reflects the additional minimum tax resulting from combined operations of Westmark.
(h) Reflects deferred tax benefit of certain pro forma adjustments relating to L.J. Melody purchase accounting entries, consisting of additional compensation expense, interest expense and amortization of intangible assets.

OFFERING:

(i) Reflects interest expense savings resulting from the repayment of $88.9 million of the total indebtedness, bearing interest estimated at 8.2% for the senior secured debt and 6.2% for senior subordinated debt, from Offering proceeds.
(j) Reflects additional interest expense resulting from the higher interest rate on senior subordinated indebtedness after the Offering.
(k) Represents reduction in amortization expense for portion of unamortized debt costs written off.
(l) Represents tax effect of income and expenses from Offering adjustments. Does not reflect the $16.3 million benefit attributable to a reduction in valuation allowances since it is a nonrecurring item.
(m) Reflects the effect of the Recapitalization as follows:

    Weighted average common and common equivalent shares--histori-
     cal........................................................... 13,591,420
    Remove the Preferred Stock which will not be a common stock equivalent after the Offering................................. (4,000,000)
    Net reduction in shares of common stock resulting from the con-
     version of
     Class C-1 common stock........................................   (355,556)
    Reduction in shares of common stock resulting from the repur-
     chase of
     Class C-R and Class J common stock............................   (800,002)
    Shares issued in the Offering..................................  4,347,000
                                                                    ----------
    Weighted average common and common equivalent shares--pro
     forma......................................................... 12,782,862
                                                                    ==========

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES (TO BE RENAMED CB COMMERCIAL
 REAL ESTATE SERVICES GROUP, INC. EFFECTIVE UPON THE CONSUMMATION OF THE
 OFFERING)
  Report of Independent Public Accountants................................   F-3
  Consolidated Balance Sheets as of September 30, 1996 (Unaudited), Decem-
   ber 31, 1995 and 1994..................................................   F-4
  Consolidated Statements of Operations for the nine months ended
   September 30, 1996 and 1995 (Unaudited) and for the years ended
   December 31, 1995, 1994 and 1993.......................................   F-5
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1996 and 1995 (Unaudited) and for the years ended
   December 31, 1995, 1994 and 1993.......................................   F-6
  Consolidated Statements of Stockholders' Equity (Deficit) for the nine months ended September 30, 1996 and for the years ended December 31,
   1995, 1994 and 1993....................................................   F-7
  Notes to Consolidated Financial Statements..............................   F-8
WESTMARK REALTY ADVISORS
 JUNE 30, 1995 AND 1994 (UNAUDITED)
  Statements of Income for the six months ended June 30, 1995 and 1994....  F-25
  Statements of Changes in Owners' Equity (Deficit) for the six months ended June 30, 1995 and 1994...........................................  F-26
  Statements of Cash Flows for the six months ended June 30, 1995 and
   1994...................................................................  F-27
  Notes to Financial Statements...........................................  F-28
 DECEMBER 31, 1994 AND 1993
  Independent Auditors' Report............................................  F-30
  Balance Sheets as of December 31, 1994 and 1993.........................  F-31
  Statements of Income for the years ended December 31, 1994 and 1993.....  F-32
  Statements of Changes in Partners' Capital for the years ended December
   31, 1994 and 1993......................................................  F-33
  Statements of Cash Flows for the years ended December 31, 1994 and 1993.  F-34
  Notes to Financial Statements...........................................  F-35
L.J. MELODY & COMPANY
 JUNE 30, 1996 (UNAUDITED)
  Consolidated Balance Sheet as of June 30, 1996..........................  F-38
  Consolidated Statement of Operations and Retained Earnings for the six
   months ended June 30, 1996.............................................  F-39
  Consolidated Statement of Cash Flows for the six months ended June 30,
   1996...................................................................  F-40
  Notes to Consolidated Financial Statements..............................  F-41
 DECEMBER 31, 1995
  Report of Independent Public Accountants................................  F-45
  Consolidated Balance Sheet as of December 31, 1995......................  F-46
  Consolidated Statement of Operations and Retained Earnings for the year ended December 31, 1995................................................  F-47
  Consolidated Statement of Cash Flows for the year ended December 31,
   1995...................................................................  F-48
  Notes to Consolidated Financial Statements..............................  F-49

                                                                          PAGE
                                                                          ----
L.J. MELODY & COMPANY OF CALIFORNIA
 JUNE 30, 1996 (UNAUDITED)
  Balance Sheet as of June 30, 1996...................................... F-53
  Statement of Operations for the six months ended June 30, 1996......... F-54
  Statement of Shareholders' Equity for the six months ended June 30,
   1996.................................................................. F-55
  Statement of Cash Flows for the six months ended June 30, 1996......... F-56
  Notes to Financial Statements.......................................... F-57
 DECEMBER 31, 1995
  Report of Independent Public Accountants............................... F-60
  Balance Sheet as of December 31, 1995.................................. F-61
  Statement of Operations for the year ended December 31, 1995........... F-62
  Statement of Shareholders' Equity for the year ended December 31, 1995. F-63
  Statement of Cash Flows for the year ended December 31, 1995........... F-64
  Notes to Financial Statements.......................................... F-65

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CB Commercial Holdings, Inc.:

  We have audited the accompanying consolidated balance sheets of CB Commercial Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CB Commercial Holdings, Inc. and subsidiaries as of December 31, 1995, and 1994, and the results of their operations and their cash flows for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Los Angeles, California                                     Arthur Andersen LLP
January 31, 1996 (Except with respect to certain matters discussed in Notes 1, 2 and 13, as to which the date is November 11, 1996)

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,
                                             SEPTEMBER 30, --------------------
                                                 1996        1995       1994
                                             ------------- ---------  ---------
                                              (UNAUDITED)
                              ASSETS
Current Assets:
 Cash and cash equivalents.................    $  24,903   $  23,045  $  28,770
 Receivables, less allowance of $3,959,
  $4,400 and $4,544 for doubtful accounts
  at September 30, 1996, December 31, 1995
  and 1994, respectively...................       30,741      28,322     23,723
 Deferred taxes............................        3,983         765        --
 Prepaid expenses and other................        7,498       4,889      3,682
                                               ---------   ---------  ---------
  Total current assets.....................       67,125      57,021     56,175
Property and equipment, net................       41,795      44,500     47,140
Goodwill, net of accumulated amortization
 of $6,949, $5,194 and $3,672 at September
 30, 1996, December 31, 1995 and 1994......       62,999      59,491     22,251
Other intangible assets, net of accumulated
 amortization of $251,690, $249,726 and
 $245,722 at September 30, 1995 and 1994...       12,138      10,783      6,192
Inventoried property.......................        7,355       7,355      7,355
Deferred taxes.............................       34,562         --         --
Other assets, net..........................        6,601      11,804     10,987
                                               ---------   ---------  ---------
  Total assets.............................    $ 232,575   $ 190,954  $ 150,100
                                               =========   =========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Compensation and employee benefits........    $  28,489   $  28,324  $  26,989
 Accounts payable and accrued expenses.....       17,931      19,245     19,429
 Senior revolving credit lines.............        8,000         --         --
 Reserve for bonus and profit sharing......       11,292      12,997     11,573
 Current maturities of long-term debt......       16,541       8,250      4,500
 Current portion of capital lease obliga-
  tions....................................        2,669       2,592      1,493
                                               ---------   ---------  ---------
  Total current liabilities................       84,922      71,408     63,984
                                               ---------   ---------  ---------
Long-term debt, less current maturities:
 Senior term loans.........................      142,101     160,394    160,390
 Senior subordinated term loans............       78,462      78,963     63,694
 Inventoried property loan.................        7,470       7,470      7,470
 Other long-term debt......................        3,953       3,315      2,017
                                               ---------   ---------  ---------
  Total long-term debt.....................      231,986     250,142    233,571
                                               ---------   ---------  ---------
Other long-term liabilities................       22,561      24,092     17,093
                                               ---------   ---------  ---------
  Total liabilities........................      339,469     345,642    314,648
                                               ---------   ---------  ---------
Commitments and contingencies
Stockholders' Equity (Deficit):
 Preferred stock, $.01 par value...........           40          40         40
 Common stock, $.01 par value..............          101          93         89
 Additional paid-in capital................      117,826     110,326    108,002
 Notes receivable from sale of stock.......       (5,109)        --         --
 Accumulated deficit.......................     (219,752)   (265,147)  (272,679)
                                               ---------   ---------  ---------
  Total stockholders' equity (deficit).....     (106,894)   (154,688)  (164,548)
                                               ---------   ---------  ---------
  Total liabilities and stockholders' eq-
   uity (deficit)..........................    $ 232,575   $ 190,954  $ 150,100
                                               =========   =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                          ----------------------  --------------------------------
                             1996        1995        1995       1994       1993
                          ----------  ----------  ---------- ---------- ----------
                               (UNAUDITED)
Revenue.................  $  390,863  $  324,890  $  468,460 $  428,988 $  392,037
Costs and Expenses:
 Commissions, fees and
  other incentives......     195,465     167,569     239,018    225,085    206,070
 Operating, administra-
  tive and other........     159,196     134,839     187,968    170,234    160,073
 Depreciation and amor-
  tization..............       9,749       8,173      11,631      8,091     49,606
                          ----------  ----------  ---------- ---------- ----------
Operating income (loss).      26,453      14,309      29,843     25,578    (23,712)
Interest income.........       1,035       1,228       1,674      1,109        915
Interest expense........      17,883      16,944      23,267     17,362     14,240
                          ----------  ----------  ---------- ---------- ----------
Income (loss) before
 provision for income
 tax....................       9,605      (1,407)      8,250      9,325    (37,037)
Provision for income tax       4,610         238         841        152        112
Reduction of valuation
 allowances.............     (40,400)        --          --         --         --
                          ----------  ----------  ---------- ---------- ----------
Net provision (benefit)
 for income tax.........     (35,790)        238         841        152        112
                          ----------  ----------  ---------- ---------- ----------
Net income (loss).......  $   45,395  $   (1,645) $    7,409 $    9,173 $  (37,149)
                          ==========  ==========  ========== ========== ==========
Per share data:
 Net income (loss) per
  common and common
  equivalent share
  outstanding...........  $     3.28  $    (0.14) $     0.55 $     0.69 $    (3.21)
                          ==========  ==========  ========== ========== ==========
 Weighted average common
  and common equivalent
  shares outstanding....  13,858,176  11,908,995  13,591,420 13,355,997 11,555,523
                          ==========  ==========  ========== ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                 NINE MONTHS
                             ENDED SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                             --------------------  ----------------------------
                               1996       1995       1995      1994      1993
                             ---------  ---------  --------  --------  --------
                                 (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).........  $  45,395  $  (1,645) $  7,409  $  9,173  $(37,149)
 Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities:
  Depreciation and amorti-
   zation excluding de-
   ferred financing fees...      9,749      8,173    11,631     8,091    49,606
  Amortization of deferred
   financing costs.........      1,065      1,018     1,392     1,551     1,784
  Equity interest in (earn-
   ings) loss of unconsoli-
   dated subsidiaries......        --         --        180       (44)      (35)
  Provision for (reversal
   of) doubtful accounts...        (44)        71       306       696     3,525
  Deferred interest........      6,515      4,946     7,738     2,338       --
  Deferred compensation....      1,672      1,286     1,762       877       --
  Deferred taxes...........    (36,906)       --        --        --        --
 (Decrease) increase in re-
  ceivables................     (2,242)    (1,110)   (1,778)    1,534    (6,319)
 Decrease (increase) in
  prepaid expenses and
  other assets.............       (158)       236       396      (885)    1,179
 (Decrease) increase in
  compensation and employee
  benefits payable.........       (147)    (5,537)    3,276     7,222     5,841
 (Decrease) increase in
  other operating liabili-
  ties.....................       (729)    (6,887)   (1,680)      865     1,177
                             ---------  ---------  --------  --------  --------
  Net cash provided by op-
   erating activities......     24,170        551    30,632    31,418    19,609
                             ---------  ---------  --------  --------  --------
Cash flows from investing
 activities:
 Purchases of property and
  equipment................     (2,302)    (1,798)   (2,143)   (4,250)   (4,841)
 Proceeds from collections
  on notes receivable......      2,721        205       215       445       121
 Disposition of property
  and equipment............         10         94       128       195       107
 Acquisitions of businesses
  including net assets ac-
  quired, intangibles and
  goodwill.................     (8,625)   (20,049)  (22,376)      --        --
 Other investing activi-
  ties, net................     (1,321)      (412)     (712)     (255)   (1,016)
                             ---------  ---------  --------  --------  --------
  Net cash used in invest-
   ing activities..........     (9,517)   (21,960)  (24,888)   (3,865)   (5,629)
                             ---------  ---------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from senior re-
  volving credit line......     21,000     14,000    14,000    11,000     9,038
 Repayment of senior re-
  volving credit line......    (13,000)    (4,000)  (14,000)  (11,000)  (23,038)
 Repayment of senior term
  loans....................    (18,233)   (14,797)  (18,997)   (4,100)      --
 Proceeds from inventoried
  property loan............        --         --        --        --        270
 Repayment of capital
  leases...................     (2,167)    (1,524)   (2,167)      --        --
 Proceeds from senior sub-
  ordinated loan...........        --      10,000    10,000       --        --
 Other financing activi-
  ties, net................       (395)      (198)     (305)     (823)     (932)
                             ---------  ---------  --------  --------  --------
  Net cash provided by
   (used in) financing ac-
   tivities................    (12,795)     3,481   (11,469)   (4,923)  (14,662)
                             ---------  ---------  --------  --------  --------
Net increase (decrease) in
 cash and cash equivalents.      1,858    (17,928)   (5,725)   22,630      (682)
Cash and cash equivalents,
 at beginning of period....     23,045     28,770    28,770     6,140     6,822
                             ---------  ---------  --------  --------  --------
Cash and cash equivalents,
 at end of period..........  $  24,903  $  10,842  $ 23,045  $ 28,770  $  6,140
                             =========  =========  ========  ========  ========
Supplemental disclosures of
 cash flow information:
 Cash paid during the pe-
  riod for:
  Interest (none capital-
   ized)...................  $   9,981  $   9,585  $ 14,410  $ 12,172  $ 12,610
  Federal and state income
   taxes...................  $     622  $     364  $    497  $    152  $    162
 Non-cash investing and fi-
  nancing activities:
  Portion of Westmark ac-
   quisition financed by
   notes payable...........  $     --   $  20,283  $ 20,283  $    --   $    --
  Portion of L.J. Melody
   acquisition financed by
   notes payable...........  $   3,667  $     --   $    --   $    --   $    --
  Equipment acquired under
   capital leases..........  $   1,255  $   2,658  $  3,347  $  4,569  $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                    NOTES
                                          COMMON STOCK ADDITIONAL RECEIVABLE
                         PREFERRED COMMON   OPTIONS     PAID-IN   FROM SALE  ACCUMULATED
                           STOCK   STOCK  OUTSTANDING   CAPITAL    OF STOCK    DEFICIT     TOTAL
                         --------- ------ ------------ ---------- ---------- ----------- ---------
Balance, December 31,
 1992...................   $ 40     $ 86      $260      $105,945   $   --     $(244,687) $(138,356)
 Net loss...............    --       --        --            --        --       (37,149)   (37,149)
 Common stock issued for
  bonus and profit
  sharing...............    --         2       --            668       --           --         670
 Common stock options
  granted...............    --       --         34           --        --           --          34
 Foreign currency
  translation
  adjustment............    --       --        --            --        --           (59)       (59)
                           ----     ----      ----      --------   -------    ---------  ---------
Balance, December 31,
 1993...................     40       88       294       106,613       --      (281,895)  (174,860)
 Net income.............    --       --        --            --        --         9,173      9,173
 Common stock issued for
  deferred compensation,
  bonuses and profit
  sharing...............    --         1       --          1,095       --           --       1,096
 Foreign currency
  translation
  adjustment............    --       --        --            --        --            43         43
                           ----     ----      ----      --------   -------    ---------  ---------
Balance, December 31,
 1994...................     40       89       294       107,708       --      (272,679)  (164,548)
 Net income.............    --       --        --            --        --         7,409      7,409
 Common stock issued for
  deferred compensation.    --         4       --          2,322       --           --       2,326
 Common stock options
  exercised.............    --       --        (31)           33       --           --           2
 Foreign currency
  translation
  adjustment............    --       --        --            --        --           123        123
                           ----     ----      ----      --------   -------    ---------  ---------
Balance, December 31,
 1995...................     40       93       263       110,063       --      (265,147)  (154,688)
 Net income (unaudited).    --       --        --            --        --        45,395     45,395
 Common stock issued for
  deferred compensation,
  bonuses and profit
  sharing (unaudited)...    --         8       --          7,404       --           --       7,412
 Common stock options
  exercised.............    --       --         (4)          100       --           --          96
 Notes receivable from
  sale of stock.........    --       --        --            --     (5,109)         --      (5,109)
                           ----     ----      ----      --------   -------    ---------  ---------
Balance, September 30,
 1996
 (unaudited)............   $ 40     $101      $259      $117,567   $(5,109)   $(219,752) $(106,894)
                           ====     ====      ====      ========   =======    =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
     (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 IS
                                  UNAUDITED)

1. ORGANIZATION AND ACQUISITIONS

  ORGANIZATION. CB Commercial Holdings, Inc. ("CB Holdings") was organized to acquire Coldwell Banker Commercial Group, Inc. and had no operations prior to the acquisition on April 19, 1989 (the "Acquisition"). In 1991 Coldwell Banker Commercial Group, Inc. was renamed CB Commercial Real Estate Group, Inc. CB Holdings is a holding company that conducts its operations solely through CB Commercial Real Estate Group, Inc. and its subsidiaries (collectively, the "Company"). Concurrently with the closing of the IPO (as defined in Note 13, below), CB Holdings will be renamed CB Commercial Real Estate Services Group, Inc. (see Note 13). The results of operations for interim periods are not necessarily indicative of results for a full year.

  NATURE OF OPERATIONS. The Company provides a full range of services to commercial real estate tenants, owners, and investors including: (i) brokerage (facilitating sales and leases), investment properties (acquisitions and sales on behalf of investors), corporate services, property management, and real estate market research (collectively, "Property and User Services"), and (ii) mortgage banking (mortgage loan origination and servicing), investment management and advisory services and valuation and appraisal services (collectively, "Investor Services"). The Company's diverse client base includes local, national and multinational corporations, financial institutions, pension funds and other tax exempt entities, local, state and national governmental entities, and individuals.

  A significant portion of the Company's revenue is transactional in nature and seasonal. Historically, this seasonality has caused the Company's revenue, operating income and net income to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year ending December 31, 1996 or for any future period.


  ACQUISITIONS. Effective July 1, 1996, CB Commercial Mortgage Company, Inc. ("CB Mortgage"), a wholly-owned subsidiary of the Company, acquired all of the outstanding capital stock of L.J. Melody & Company, a Texas corporation, and L.J. Melody & Company of California, a Texas corporation ("LJMCal"). On July 9, 1996, CB Mortgage merged into L.J. Melody & Company. As a result, LJMCal is a wholly-owned subsidiary of L.J. Melody & Company. L.J. Melody & Company and LJMCal (collectively "L.J. Melody") are commercial mortgage banking firms engaged in mortgage loan origination and loan servicing. L.J. Melody is headquartered in Houston, Texas. The purchase consideration for L.J. Melody was $15.0 million, including a $2.3 million note to the principal seller bearing 10.0% interest with principal payments starting in 1998, $9.0 million in cash and $3.7 million in additional notes to the sellers. The notes bear interest of 10.0% per annum, with maturities through June 2001. The $2.3 million note will be accounted for as compensation over the term of the note as the payment of this note is contingent upon the principal seller's continued employment with the Company.

  The acquisition was accounted for as a purchase. The Company allocated approximately $3.7 million of the total purchase price to identifiable intangible assets, consisting of loan servicing and asset management contracts, trade name, a covenant not to compete and other intangibles. The remaining $9.0 million and a $1.5 million deferred tax liability resulting from the acquisition were recorded to goodwill. The intangibles are being amortized over their estimated useful lives or the lives of the underlying contracts, as applicable, over periods ranging from three to 13 years. Goodwill is being amortized on a straight line basis over 30 years.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  On June 30, 1995, CB Commercial Real Estate Group, Inc., through a general partnership ("WREAP") in which it directly or indirectly owns all of the partnership interests, acquired Westmark Realty Advisors L.L.C. ("Westmark"). Westmark is an investment management and advisory business headquartered in Los Angeles. The purchase price consisted of an aggregate initial purchase price of $37.5 million plus $2.9 million in net liabilities assumed and an additional $1.0 million in costs related to the Westmark acquisition. Approximately $20.0 million of the $37.5 million is payable to the sellers ("Westmark Senior Notes") over periods ranging from one to five years. The sellers may also be entitled to a supplemental purchase price based on the operating results of Westmark payable over a period of six years and subject to a maximum aggregate payment of $18.0 million. The supplemental purchase price will be recorded as additional goodwill, if and when earned. As of December 31, 1995, approximately $0.9 million was earned and was paid to the sellers on March 31, 1996. Approximately $17.5 million of the purchase price was paid in cash using $7.5 million contributed to WREAP by CB Commercial Real Estate Group, Inc. and $10.0 million of proceeds from a senior subordinated loan ("Westmark Senior Subordinated Loan"). In November 1996, the terms of the Westmark Senior Subordinated Loan were amended to provide for interest to be payable quarterly on a current basis at a rate of 11.0%, effective June 30, 1995, and to provide for quarterly amortization payments by the Company of $500,000. As amended, interest will accrue on the Westmark Senior Subordinated Loan at the original interest rate of 20.0%, but interest in excess of 11.0% will be forgiven upon the payment of the Westmark Senior Subordinated Loan in full. If the Company defaults on its payment obligations under the loan at any time, such excess interest will not be forgiven and the Westmark Senior Subordinated Loan will bear interest at the rate of 20.0% from June 30, 1995. The terms of the Westmark Senior Subordinated Loan originally provided for the interest to be deferred until the debt payable to the Westmark sellers was paid or cash collateralized in full.

  The acquisition was accounted for as a purchase. The Company has allocated approximately $6.9 million of the total purchase price of $41.4 million to identifiable intangible assets acquired, consisting of asset management contracts, employment agreements, and trade name and the remaining $34.5 million was recorded as goodwill. The intangibles will be amortized over their estimated useful lives of 6 years, 5 years, and 10 years, respectively. Based on the nature of the business, Westmark's market position, its workforce and other factors, management estimates that the goodwill resulting from this acquisition has a useful life of approximately 30 years and will be amortized on a straight line basis over this period. Based upon future experience, this useful life could be decreased. In that event, the charge for intangibles and goodwill would be increased and earnings decreased. (See Note 6).

  On April 11, 1995, the Company acquired certain assets of Langdon Rieder Corporation ("Langdon Rieder"), a tenant advisory business. The purchase price consisted of a closing payment of $1.5 million cash and a deferred payment of $1.9 million payable over three years ($633,333 payable on each of January 2, 1997, 1998 and 1999), plus interest on the entire outstanding portion of the deferred payment at an annual rate of 8.0%. The deferred payment is subject to forfeiture under certain circumstances. The purchase price has largely been allocated to intangibles and goodwill, which will be amortized on a straight line basis over their useful lives ranging from three to seven years.

  The assets and liabilities of Westmark and Langdon Rieder, along with the related goodwill, intangibles and indebtedness resulting from the acquisitions, are reflected in the accompanying consolidated financial statements as of December 31, 1995. The results of operations of the acquired companies are included in the consolidated results from the dates they were acquired, and were not material to the Company's results for the year ended December 31, 1995. The pro forma results of operations of the Company for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994,

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  assuming the Westmark and Langdon Rieder acquisitions had occurred on January 1, 1994, and the L.J. Melody acquisition had occurred on January 1, 1995 would have been as follows:

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                     -----------------  -----------------------
                                       1996     1995       1995        1994
                                     -------- --------  ----------- -----------
                                                    (UNAUDITED)
                                      (AMOUNTS IN THOUSANDS EXCEPT PER SHARE
                                                       DATA)
   Revenue.......................... $394,280 $337,041  $   489,684 $   452,284
   Net income (loss)................   44,190   (5,681)       4,903       4,092
   Net income (loss) per common and
    common equivalent share
    outstanding.....................     3.19    (0.48)        0.36        0.31

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  INTERIM FINANCIAL INFORMATION

  The accompanying unaudited consolidated financial statements as of September 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles and the requirements of Regulation S-X for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The Company provides for income taxes during interim periods based on the estimated annual effective tax rate.

  PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of less than three months.

  INTANGIBLE ASSETS AND GOODWILL

  The Company had approximately $214.0 million of intangible assets (other than goodwill) arising from the Acquisition, comprised of a covenant not to compete, a trademark, deferred financing costs and other items, which had been substantially amortized through December 31, 1993 partly through shortening of their estimated lives. The change in useful lives resulted in a $16.5 million increase in depreciation and amortization in 1993. Of the remaining intangibles of approximately $10.8 million at December 31, 1995, approximately $4.8 million relates to deferred financing costs, and $6.0 million are intangibles stemming from the Westmark and Langdon Rieder acquisitions. (See Note 1) Other intangible assets at September 30, 1996 include approximately $3.7 million of deferred financing costs and $8.5 million of intangibles stemming from the Westmark, Langdon Rieder and L.J. Melody acquisitions.

  Goodwill of $63.0 million and $59.5 million at September 30, 1996 and December 31, 1995, respectively, consists of $21.1 million and $21.6 million, respectively, related to the Acquisition and $41.9 million and $37.9 million, respectively, related to Westmark and other acquisitions. Goodwill related to the Acquisition

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995
  is being amortized over an estimated useful life of 40 years. Goodwill related to the Westmark and other acquisitions is being amortized over an estimated useful life of 30 years.

  The Company periodically evaluates the recoverability of the carrying amount of goodwill and other intangible assets. In this assessment, the Company considers macro market conditions and trends in the Company's relative market position, its capital structure, lender relationships and the estimated undiscounted future cash flows associated with these assets. If any of the significant assumptions inherent in this assessment change in a material way due to market, economic and/or other factors, the recoverability is assessed based on the revised assumptions and resultant undiscounted cash flows. If such analysis indicates impairment, it would be recorded in the period such changes occur based on the fair value of the goodwill and other intangible assets.

  INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

  Investments in unconsolidated subsidiaries in which the Company does not have majority control are accounted for under the equity method. (See Note
  4)

  INCOME RECOGNITION

  Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income upon date of occupancy. Realty advisor incentive fees are recognized when earned under the provisions of the related advisory agreements. Other commissions and fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of its financial condition and results of operations.

  CERTAIN SIGNIFICANT ESTIMATES

  DEFERRED TAXES. The Company has net deferred tax assets of approximately $87.5 million at December 31, 1995 all of which has been reserved through a valuation allowance. The valuation allowance is based on management's conclusion regarding the realizability of this asset on a more likely than not basis, as defined in SFAS No. 109. In reaching this conclusion management considered the Company's past operating results, the current year events and trends, including the impact if any, of the acquisitions that were concluded during the year and other factors. Management will continue to evaluate the appropriateness of all or part of this valuation allowance on a periodic basis and if its conclusions change with respect to realizability, any necessary adjustments will be made at that time. The impact of these adjustments, if any, could be material to the Company's financial statements. (See Note 9)

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  PER SHARE INFORMATION

  Earnings per share is calculated based on weighted average common shares and dilutive stock options outstanding. This calculation includes all issuances of stock and stock options made within the last twelve months as promotional shares for all periods presented. When the Company is in a net loss position for a particular reporting period, the Class C-1 and Class C-R shares, as well as the stock options outstanding, are excluded as they are anti-dilutive. This may result in variations in the weighted average number of shares outstanding between periods.

  Weighted average common and common equivalent shares outstanding are comprised of the following:

                           NINE MONTHS ENDED
                             SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                         --------------------- --------------------------------
                            1996       1995       1995       1994       1993
                         ---------- ---------- ---------- ---------- ----------
   Preferred stock:
    Series A-1..........  1,000,000  1,000,000  1,000,000  1,000,000  1,000,000
    Series A-2..........  2,000,000  2,000,000  2,000,000  2,000,000  2,000,000
    Series A-3..........  1,000,000  1,000,000  1,000,000  1,000,000  1,000,000
   Common stock:
    Class B-1...........  1,854,113  1,850,000  1,850,034  1,850,000  1,850,000
    Class B-2...........  6,079,259  5,636,550  5,678,262  5,442,839  5,283,078
    Class C-1...........    800,000        --     800,000    800,000        --
    Class C-R...........    800,000        --     800,000    800,000        --
   Promotional shares...    288,204    422,445    422,445    422,445    422,445
   Stock options........     36,600        --      40,679     40,713        --
                         ---------- ---------- ---------- ---------- ----------
                         13,858,176 11,908,995 13,591,420 13,355,997 11,555,523
                         ========== ========== ========== ========== ==========

  NEW ACCOUNTING PRONOUNCEMENTS

  The Company adopted Statement of Financial Accounting Standards ("'SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," SFAS No. 122, "Accounting for Mortgage Servicing Rights" and SFAS No. 123, "Accounting for Stock-Based Compensation," on January 1, 1996. These statements did not have a material impact on the financial statements (see Note 13).

  In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement is required to be adopted by the Company in 1997 and applies only to the operations of L.J. Melody. Under SFAS No. 125, the Company will be required to recognize, at fair value, financial and servicing assets it has acquired control over and related liabilities it has incurred and amortize them over the period of estimated net servicing income or loss. Write-off of the asset is required when control is surrendered and of the liability when extinguished. The Company does not currently recognize the value of financial and servicing assets when loans are originated. The adoption of the new statement will result in the recognition of amortization cost along with income from servicing as services are performed and the recognition of gains or losses at the time servicing rights are sold. Management of the Company has not yet determined the impact, if any, that the adoption of this standard will have on the Company's financial position or results of operations.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  RESTATEMENT

  Certain reclassifications, which do not have any effect on net income, have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation and to the September 30, 1995 financial statements and to the December 31, 1995 balance sheet to conform to the September 30, 1996 presentation.

3. PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
   Land..................................................... $ 11,843  $ 11,843
   Buildings and improvements...............................   26,553    26,646
   Furniture and equipment..................................   35,828    34,057
   Equipment under capital leases...........................    7,916     4,569
                                                             --------  --------
                                                               82,140    77,115
   Accumulated depreciation and amortization................  (37,640)  (29,975)
                                                             --------  --------
   Property and equipment, net.............................. $ 44,500  $ 47,140
                                                             ========  ========

  The Company capitalizes expenditures that materially increase the life of the related assets and charges the costs of maintenance and repairs to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is included in income.

  Depreciation is computed primarily using the straight-line method over estimated useful lives ranging from 3 to 45 years. Leasehold improvements are amortized over the term of the leases, excluding options to renew. Equipment under capital leases is depreciated over the related term of the leases.

4. OTHER ASSETS

  Included in other assets at December 31, 1995 and 1994 are $1.7 million and $2.4 million, respectively, of investments in limited partnerships managed for a fee for institutional investors. The Company has a 1% general partner interest in each of the limited partnerships which is accounted for under the equity method. Although the Company is the general partner of each limited partnership, it does not have majority control over investment decisions in any of the limited partnerships. Management fee income from the partnerships was approximately $11.0 million, $4.8 million and $5.7 million for the years ended December 31, 1995, 1994, and 1993, respectively. The limited partnerships' total assets were approximately $1.27 billion and $259.6 million and total liabilities were approximately $162.4 million and $19.3 million as of December 31, 1995 and 1994, respectively. The partnerships' net income (loss) for the years ended December 31, 1995, 1994, and 1993 was approximately $22.0 million, $(18.3) million and $2.5 million, respectively.

  The general partner capital contributions for four of the partnerships are in the form of unsecured notes payable totaling approximately $3.2 million and $2.0 million at December 31, 1995 and 1994, respectively. (See Note 6)

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  Also included in other assets are investments in four and five unconsolidated commercial real estate broker subsidiaries as of December 31, 1995 and 1994, respectively: 25% interest in CB Commercial Real Estate Group Canada Inc.; 40% interest in CB Comercial de Mexico, S.A. de C.V.; 19% interest in DTZ Leung Pte Ltd.; and 50% interest in CB Commercial/Hampshire L.L.C. On August 31, 1995, the Company increased its interest in CB Commercial Real Estate Group of Hawaii, Inc., from 35.04% to 76%, thus making it a consolidated subsidiary. Investments in and advances to (from) unconsolidated subsidiaries are as follows (in thousands):

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1994
                                                                 ------  ------
   CB Commercial Real Estate Group Canada Inc................... $1,604  $1,523
   CB Comercial de Mexico, S.A. de C.V..........................   (294)   (221)
   DTZ Leung Pte Ltd............................................    210     --
   CB Commercial/Hampshire L.L.C................................     22     --

  Equity interest in earnings (losses) of the unconsolidated subsidiaries of $180,000, $(44,000) and $35,000 for the years ended December 31, 1995, 1994 and 1993, respectively, have been included in "Operating, administrative and other" on the Consolidated Statements of Operations.

  In addition, included in other assets were notes receivable aggregating $5.0 million and $5.2 million at December 31, 1995 and 1994, respectively. During the second quarter of 1996, payment in full on the 9.0% note totaling $2.7 million was received. The remaining 9.5% note has been reclassified to current and is secured by a first mortgage lien on hotel properties. Unpaid principal is due at maturity in July 1997.

5. EMPLOYEE BENEFIT PLANS

  OPTION PLANS. One million shares of Class B-2 common stock have been reserved for issuance under the CB Commercial Holdings, Inc. 1990 Stock Option Plan. Options for 1,000,000 shares, at an exercise price of $10 per share, were granted pursuant to the plan and vest over one to four year periods, expiring at various dates through September 2001. Options for 960,000 Class B-2 shares were outstanding as of December 31, 1995. Options for 920,000 Class B-2 shares were outstanding as of September 30, 1996.

  A total of 600,000 shares of Class B-1 common stock have been reserved for issuance under the CB Commercial Holdings, Inc. 1991 Service Providers Stock Option Plan to enable the Company to pay certain service providers with options to purchase shares of the Company's common stock instead of with cash. In 1993 below market options were granted to certain directors in partial payment of director fees. All options vested at grant date and expire at various dates through October 2003. During 1996 and 1995, options to purchase 467 and 4,106 shares, respectively, of Class B-1 common stock were exercised. As of December 31, 1995, options to purchase 36,607 shares of Class B-1 common stock were outstanding at $262,500. As of September 30, 1996, options to purchase 36,140 shares of Class B-1 common stock were outstanding at $258,750. In October 1996, options to purchase 30,000 shares were granted to certain directors at the IPO price and vest over a three-year period (see Note 13).

  A total of 90,750 shares of Class B-2 common stock have been reserved for issuance under the L.J. Melody Acquisition Stock Option Plan, which was adopted by the Board of Directors in September 1996. Options for all such shares have been issued at an exercise price of $10 per share and vest over a period of five years at the rate of five percent per quarter. Options for 90,750 shares of Class B-2 common stock were outstanding as of September 30, 1996.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  STOCK PURCHASE PLAN. The Company has a restricted stock purchase plan covering certain key employees including senior management. A total of 550,000 shares of Class B-2 common stock have been reserved for issuance under the 1996 Equity Incentive Plan of CB Holdings. The shares may be issued to senior executives for a purchase price equal to the greater of $10 per share or fair market value. The purchase price for shares under this plan must be paid either in cash or by delivery of a full recourse promissory note. As of September 30, 1996, the Company issued 510,906 shares of Class B-2 stock to certain key employees at $10 per share. The related promissory notes are also included in stockholders' equity.

  BONUSES. The Company has bonus programs covering certain key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $10.2 million, $10.3 million and $8.7 million for the years ended December 31, 1995, 1994, and 1993, respectively.

  CAPITAL ACCUMULATION PLAN (THE "CAP PLAN"). The Cap Plan is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company's only such plan. Under the Cap Plan, each participating employee may elect to defer a portion of his or her earnings and the Company may make additional contributions from the Company's current or accumulated net profits to the Cap Plan in such amounts as determined by the Board of Directors. The Company expensed, in connection with the Cap Plan, $1.0 million, $1.0 million and $0.9 million for the years ended December 31, 1995, 1994, and 1993, respectively. (See Note 8)

  DEFERRED COMPENSATION PLAN (THE "DCP"). In the last quarter of 1993, the Company's Board of Directors approved the adoption and implementation of the DCP effective January 1, 1994. Under the DCP, a select group of management and highly compensated employees can defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive amounts deferred at a future date either in cash, which accrues at a rate of interest determined in accordance with the DCP and is an unsecured long term liability of the Company, or in newly issued shares of Class B-2 common stock of the Company which elections are recorded as additions to Stockholders' Equity. For the year ended December 31, 1995 approximately $0.7 million (including interest) and $1.1 million has been deferred in cash and stock, respectively, all of which was charged to expense in 1995. The accumulated deferrals as of December 31, 1995 were approximately $1.0 million in cash (including interest) and $1.6 million in stock for a total of $2.6 million. The accumulated deferrals at September 30, 1996 were approximately $1.5 million in cash (including interest) and $2.8 million in stock, for a total of $4.3 million all of which was charged to expense in the period of deferral.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

6.LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
   Senior Term Loans, with interest at variable rates based
    on LIBOR plus 2.5% (7% and 6.98% weighted average at
    December 31, 1995 and 1994, respectively)
    Senior Term Loan due in quarterly installments of $1,500
     commencing June 30, 1995, $2,250 commencing June 30,
     1996, and $2,750 commencing June 30, 1997, with the
     remaining balance due March 31, 1999...................  $130,021 $146,820
    Mortgage Term Loan due in full March 31, 1999...........    18,340   18,070
   Westmark Senior Notes, with interest at 12%, $1 million
    due January 2, 1997, $5,722 million due June 30, 1998,
    with the remaining balance due June 30, 2000............    20,283      --
   Senior Subordinated Term Loan, with interest at LIBOR
    plus .25%
    (6% and 6.5625% at December 31, 1995 and 1994,
    respectively)
    due in full on July 23, 2000............................    67,896   63,694
   Westmark Senior Subordinated Loan, with interest at 20%,
    due in full July 31, 2001...............................    11,067      --
   Inventoried Property Loan, secured by inventoried
    property, with interest at
    short-term commercial paper borrowing rate plus 3.5%
    (9.37% and 8.5% at December 31, 1995 and 1994,
    respectively) due in full April 30, 1997................     7,470    7,470
   Other Loans, secured by computer equipment with interest
    at the prime rate plus .5% (9.25% at December 31, 1995).       164      --
   Unsecured Notes Payable, with fixed interest ranging from
    6% to 13% and variable interest at the higher of the
    Applicable Federal Rate or Consumer Price Index plus 6%
    (Note 4)................................................     3,151    2,017
                                                              -------- --------
    Total...................................................   258,392  238,071
    Less current maturities.................................     8,250    4,500
                                                              -------- --------
                                                              $250,142 $233,571
                                                              ======== ========

  Annual aggregate maturities of long-term debt as of December 31, 1995 are as follows (in thousands): 1996--$8,250; 1997--$18,970; 1998--$16,722;
  1999--$124,671; 2000--$75,561; and $14,218 thereafter.

  The Company has two Senior Revolving Credit Lines of $10.0 million and $20.0 million expiring in December 1996 and March 1999, respectively. Commitment fees of 0.5% and 0.375% per annum are payable quarterly in arrears on the unused portion of the lines. As of December 31, 1995, there were no amounts outstanding under the lines. Up to $10.0 million of the Senior Revolving Credit Lines may be used to secure letters of credit. As of December 31, 1995, $1.0 million of letters of credit have been issued.

  During 1994, the terms of the Senior Term Loans and Senior Subordinated Term Loan were modified. Under the modified terms, the Company has the right to invest a portion of its excess cash flow discretionarily and is required to apply a portion of excess cash flow not available for investments to the prepayment of principal. The other key provisions of the debt modifications include: 1) lower scheduled principal payments on the senior debt consisting of $1.5 million per quarter for four quarters, commencing June 1995, increasing to $2.25 million for four quarters and then increasing to $2.75 million per quarter until maturity; and 2) interest on the senior secured indebtedness of LIBOR plus 2.5% and on the senior

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  subordinated indebtedness of LIBOR plus 0.25%. A portion of the interest payments on the Senior Term Loans is deferred until maturity. All of the interest on the Senior Subordinated Term Loan is deferred until repayment of the Senior Term Loans. Deferred interest amounts are included in the reported outstanding principal balances. These interest rates are effective through the maturity of both the senior and the subordinated debt, in 1999 and 2000, respectively.

  The Senior Term Loans, Mortgage Term Loan and the Senior Revolving Credit Lines are secured by substantially all of the personal and real property assets of CB Commercial Real Estate Group, Inc. and its subsidiaries. Collectively these loans are guaranteed by CB Commercial Real Estate Group, Inc. and all the common stock of CB Commercial Real Estate Group, Inc. is pledged to secure the guarantee. The Senior Subordinated Term Loan is secured by a second priority lien on the common stock of CB Commercial Real Estate Group, Inc.

  The Senior Term Loan agreement contains numerous restrictive covenants that, among other things, limit the Company's ability to incur or repay other indebtedness, make advances or loans to subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell its assets, or declare dividends. As of December 31, 1995, the Company did not have any dividend payment capacity based on the terms of its loan covenants. In addition, the Company is required to meet certain ratios relating to its adjusted net worth, level of indebtedness, fixed charges and interest coverage. The Company is in compliance with all covenants as of December 31, 1995.

  The Company had an interest rate swap agreement on $50.0 million of its Senior Subordinated Term Loan for the period from December 27, 1990 to December 27, 1994 under which the Company made payments at the fixed rate of 12.35% and received payments at a variable rate of LIBOR plus 4.0%. During 1994, the net effect was to increase interest expense by approximately 4.1 percentage points.

  See Note 1 for indebtedness regarding the Westmark acquisition and Note 13 for contemplated amendments to the Company's long-term debt.

7. COMMITMENTS AND CONTINGENCIES

  The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Management believes that any liability to the Company that may result from disposition of these lawsuits will not have a material effect on the consolidated financial position or results of operations of the Company.

  Future minimum rental commitments for noncancelable operating leases at December 31, 1995 are as follows (in thousands): 1996--$18,767; 1997-- $15,781; 1998--$13,505; 1999--$10,822; 2000--$8,448; and $14,430
  thereafter.

  Future minimum lease commitments for noncancelable capital leases at December 31, 1995 are as follows (in thousands): 1996--$2,820; 1997-- $2,044; 1998--$482; 1999--$30; and $0 thereafter. The interest portion of these payments totals $362. Capital lease payments due within one year are classified as current liabilities.

  Substantially all leases require the Company to pay maintenance, insurance and property taxes, and generally may be renewed for five year periods. Total rental expense under noncancelable operating leases was $22.5 million, $21.3 million and $22.2 million for the years December 31, 1995, 1994, and 1993, respectively.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

8. STOCKHOLDERS' EQUITY

  Stockholders' equity by class of stock as of December 31, 1995 and 1994 is as follows:

                                  VOTES              SHARES    ORIGINAL PURCHASE
                                   PER    SHARES   ISSUED AND   PRICE OF SHARES
                                  SHARE AUTHORIZED OUTSTANDING    OUTSTANDING
                                  ----- ---------- ----------- -----------------
   DECEMBER 31, 1995
   Preferred stock:
    Series A-1...................    2   2,000,000  1,000,000     $10,000,000
    Series A-2...................    1   4,000,000  2,000,000      20,000,000
    Series A-3...................   --   2,000,000  1,000,000      10,000,000
                                        ----------  ---------     -----------
                                         8,000,000  4,000,000     $40,000,000
                                        ==========  =========     ===========
   Common stock:
    Class B-1....................    1   4,000,000  1,854,106     $18,532,892
    Class B-2....................    1  12,000,000  5,836,142      55,483,519
    Class C-1....................   --   1,600,000    800,000           8,000
    Class C-R....................   --   1,600,000    800,000           8,000
    Class J......................   --           2          2             --
                                        ----------  ---------     -----------
                                        19,200,002  9,290,250     $74,032,411
                                        ==========  =========     ===========
   DECEMBER 31, 1994
   Preferred stock:
    Series A-1...................    2   2,000,000  1,000,000     $10,000,000
    Series A-2...................    1   4,000,000  2,000,000      20,000,000
    Series A-3...................   --   2,000,000  1,000,000      10,000,000
                                        ----------  ---------     -----------
                                         8,000,000  4,000,000     $40,000,000
                                        ==========  =========     ===========
   Common stock:
    Class B-1....................    1   4,000,000  1,850,000     $18,500,000
    Class B-2....................    1  12,000,000  5,480,235      53,055,852
    Class C-1....................   --   1,600,000    800,000           8,000
    Class C-R....................   --   1,600,000    800,000           8,000
    Class J......................   --           2          2             --
                                        ----------  ---------     -----------
                                        19,200,002  8,930,237     $71,571,852
                                        ==========  =========     ===========

  The preferred stock has a 10.0% preferential dividend which became cumulative upon the earlier of the date on which certain thresholds were met or January 2, 1992. Unpaid dividends were to bear interest at 12.0% if such thresholds were met. Effective January 1, 1991 the Preferred Stockholders waived their rights to dividends and agreed that no dividends would accrue until such time as all amounts under the Senior Term Loans and Senior Subordinated Term Loan are paid in full (See Note 13).

  Extraordinary distributions to stockholders, if any, and any proceeds available to stockholders from any sale of all or substantially all of the Company's assets, or a merger or liquidation of the Company, will be applied first to pay accumulated but unpaid preference dividends, should they exist, and thereafter to the return of the original purchase price of the shares outstanding to all stockholders on a pro rata basis, regardless of class or series. After payment in full of the original purchase price, additional distributions, if any, will be made on a share-for-share basis, but each share of preferred stock will be counted as 60.0% of a share.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  The Company's Class J common stock does not participate in any dividends or liquidation proceeds and has no voting rights except for the nomination and election of Class J Directors or as required by law.

  The Class C-1 and C-R common shares are non-voting (other than as required by law) and upon liquidation do not share in the return of the first $10 of capital to stockholders to the extent of their par value of $.01 per share but participate fully in proceeds in excess of $10 per share and in all dividends declared on common stock.

  In 1996 the Company issued 125,389 shares of its Class B-2 common stock with a stated value of approximately $1.0 million to the Cap Plan for the year ended December 31, 1995, 8,501 shares to sales professionals who elected to receive a portion of their annual premium on earnings payments in stock rather than cash and 96,917 shares in connection with the DCP (including bonuses deferred in stock). In 1995 the Company issued 159,432 shares of its Class B-2 common stock to the Cap Plan in connection with the profit sharing contribution, 33,636 shares to sales professionals who elected to receive a portion of their annual premium on earnings payments in stock rather than cash and 162,839 shares in connection with the DCP, for a total of 355,907 Class B-2 common shares issued in 1995. In 1994 the Company issued 134,270 shares of its Class B-2 stock in connection with the profit sharing contribution. (See Note 5)

  As of September 30, 1996, 6,620,154 shares of Class B-2 common stock were outstanding.

9. INCOME TAXES

  The regular federal tax return loss carryforward is $202.5 million as of September 30, 1996, expiring in the years 2004 through 2008 as follows:
  $11.6 million--2004; $61.9 million--2005; $76.2 million--2006;
  38.0 million--2007; and $14.8 million--2008. The loss carryforward for federal alternative tax purposes is $196.0 million as of September 30, 1996 due to depreciation differences. Use of the federal alternative tax loss carryforward is limited to the lesser of 90.0% of the year's alternative minimum taxable income or the remaining alternative minimum tax loss carryforward. The current federal tax includes alternative minimum tax paid, for which credit carryforwards are available, totaling $0.6 million as of September 30, 1996. Loss carryforwards for state income tax purposes expire in various states beginning in 1995.

  The tax provision for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                       NINE MONTHS
                                          ENDED      YEAR ENDED DECEMBER 31,
                                       SEPTEMBER 30, -------------------------
                                           1996       1995     1994     1993
                                      -------------- -------  -------  -------
   Federal:
     Current.........................    $    388    $   503  $    47  $   --
     Deferred tax....................       3,549      1,231   (3,563)   7,758
     Reduction of valuation allow-
      ances..........................     (40,400)    (1,231)   3,563   (7,758)
                                         --------    -------  -------  -------
                                         $(36,463)   $   503  $    47  $   --
   State:
     Current.........................         419        338      105      112
     Deferred........................         254        209     (773)   1,683
     Reduction of valuation allow-
      ances..........................         --        (209)     773   (1,683)
                                         --------    -------  -------  -------
                                              673        338      105      112
                                         --------    -------  -------  -------
                                         $(35,790)   $   841  $   152  $   112
                                         ========    =======  =======  =======

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  The following is a reconciliation, stated as a percentage of pre-tax income, of the U.S. statutory federal income tax rate to the Company's effective tax rate on income (loss) from operations:

                                        NINE MONTHS   YEAR ENDED DECEMBER
                                            ENDED             31,
                                        SEPTEMBER 30, --------------------------
                                            1996       1995      1994      1993
                                        ------------- ------    ------    ------
   Federal statutory tax rate.........        35 %        34 %      35 %     (35)%
   Permanent differences, including
    goodwill, meals and entertainment.         8          14         9         1
   State taxes, net of federal bene-
    fit...............................         5           3         6        (4)
   Utilization of previously unrecog-
    nized net operating losses........       --          (41)      (48)      --
   Valuation allowance for net operat-
    ing losses and other deferred tax
    assets............................      (421)        --        --         38
                                            ----      ------    ------    ------
   Effective tax rate.................      (373)%        10 %       2 %       0 %
                                            ====      ======    ======    ======

  Beginning in 1992 the Company implemented Statement of Financial Accounting Standards No. 109, the modified liability method of accounting for income taxes. Until the third quarter of 1996, the resulting net deferred tax asset had been fully reserved except for utilization against earnings as realized. Such asset was being recognized to the extent of the tax effect of current taxable earnings. Cumulative tax effects of temporary differences are shown below as of September 30, 1996, December 31, 1995 and December 31, 1994 (in thousands):

                                                              DECEMBER 31,
                                              SEPTEMBER 30, ------------------
                                                  1996        1995      1994
                                              ------------- --------  --------
   ASSET (LIABILITY)
   Property and equipment....................   $  2,823    $  1,289  $  1,655
   Reserves for bad debts, building write
    down, legal expenses.....................      3,785       3,860     3,628
   Intangible amortization...................         75       1,213     4,211
   Bonus, unexercised restricted stock, de-
    ferred compensation......................      2,047       1,901     1,819
   Partnership income........................        608         608       705
   Debt modification.........................      1,599       1,549     1,470
   Net operating loss carryforwards..........     71,169      77,600    79,832
                                                --------    --------  --------
    Total deferred tax assets................     82,106      88,020    93,320
   Unconsolidated affiliates.................       (218)       (218)     (218)
   All other, net............................      1,170        (273)     (200)
                                                --------    --------  --------
    Total deferred tax liabilities...........       (952)       (491)     (418)
                                                --------    --------  --------
   Net deferred tax assets...................     83,058      87,529    92,902
   Valuation allowances......................    (44,513)    (87,529)  (92,902)
                                                --------    --------  --------
                                                $ 38,545    $    --   $    --
                                                ========    ========  ========

  Management evaluates the appropriateness of all or part of these valuation allowances on a periodic basis and if the Company concludes there is a change with respect to realizability, any necessary adjustments are made at that time. As of September 30, 1996, the Company has experienced continuing profitability due to a variety of reasons, including the strength of the commercial real estate markets. In addition, the Company has operated Westmark for one full year since acquiring Westmark in June 1995, and as a result has

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  concluded that Westmark should make a positive contribution to the Company's consolidated taxable income. Finally, the acquisition of L.J. Melody in July 1996 should make a positive contribution to the Company's consolidated taxable income. As a result of these factors, management has determined that it now has sufficient reliable information to conclude that part of the Company's net operating loss carryforwards ("NOLs") are realizable on a more likely than not basis. During the third quarter of 1996, the Company projected, on a more likely than not basis, that a portion of the NOLs would be realizable in future periods and, accordingly, reduced its existing deferred tax asset valuation allowances by $45.7 million of which $5.3 million has been allocated to the purchase price of L.J. Melody based on its estimated future potential to generate taxable income, and the remaining $40.4 million has been recorded as a tax benefit (a reduction in income tax provision). With the recognition of deferred tax assets, the current and future period provisions for income tax will be recorded at the full effective tax rate excluding the impact of other adjustments, if any, to valuation allowances. For the nine months ended September 30, 1996, a $4.6 million provision for income taxes has been recorded. Net income for the nine months ended September 30, 1996 was $45.4 million ($3.28 per share of common stock), which includes the $40.4 million tax benefit. The $40.4 million recognized tax benefit has a material effect on the reported net income for the nine months ended September 30, 1996.

  The ability of the Company to utilize NOLs may also be limited in the future if an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, were deemed to occur. Such an ownership change may be deemed to occur if the Company engages in certain transactions involving the issuance of shares of Common Stock, including the issuance of shares of Common Stock in connection with an acquisition or otherwise or by reason of a sale of capital stock by an existing shareholder. If an ownership change were to occur, Section 382 would impose an annual limit on the amount of NOLs the Company could utilize. The Company believes that the Offering and Recapitalization will not result in an ownership change. An ownership change may not be within the control of the Company, however, and therefore there is no assurance that an ownership change will not occur in the future. The availability of NOLs is, in any event, subject to uncertainty since their validity is not reviewed by the Internal Revenue Service until such time as they are utilized to offset income.

10. FIDUCIARY FUNDS

  The consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $28.4 million and $24.2 million as of December 31, 1995 and 1994, respectively.

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  NOTES RECEIVABLE. The Company has determined that it is not practicable to estimate the fair value of the notes receivable due to the cost involved in developing the information as such notes are not publicly traded.

  LONG-TERM DEBT. The Senior Term Loans, the Senior Subordinated Term Loan, the Senior Revolving Credit Lines and the Westmark Senior Notes, including their respective maturities, are discussed in Note 6. Estimated fair values for these liabilities are not presented because the Company believes that the unique circumstances that include the Company's leverage, the terms of its loans, the timing of the interest and principal payments, the relative priorities of the senior and subordinated indebtedness and other terms and conditions associated with these loans require the expertise of an investment banker to determine the fair values. The Company does not consider it practicable to incur the excessive costs to engage an investment banker to perform a fair value analysis of these liabilities.

  The effective interest rates associated with these loans at December 31, 1995 were: 7.8% for the Senior Term Loans, 6.4% for the Senior Subordinated Term Loan and 12.0% for the Westmark Senior Notes. No balances were outstanding under the Senior Revolving Credit Lines.

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  The fair value of the Inventoried Property Loan discussed in Note 6 is not materially different from the carrying value of the debt.

  The Unsecured Notes Payable discussed in Note 6, which represent the Company's share of unfunded equity participation, are not considered financial instruments.

12. INDUSTRY SEGMENTS

  The Company operates in two business segments--Property and User Services and Investor Services. Property Services including brokerage (facilitating sales and leases), investment properties (acquisitions and sales on behalf of investors), corporate services, property management and real estate market research. Investor Services includes mortgage banking (loan origination and servicing), investment management and advisory services, and valuation and appraisal services.

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1994     1993
                                                     -------- -------- --------
   Revenue
    Property and User Services.....................  $422,833 $400,250 $364,172
    Investor Services..............................    45,627   28,738   27,865
                                                     -------- -------- --------
                                                     $468,460 $428,988 $392,037
                                                     ======== ======== ========
   Operating income (loss)
    Property and User Services.....................  $ 26,142 $ 25,118 $(19,915)
    Investor Services..............................     3,701      460   (3,797)
                                                     -------- -------- --------
                                                       29,843   25,578  (23,712)
   Interest income.................................     1,674    1,109      915
   Interest expense................................    23,267   17,362   14,240
                                                     -------- -------- --------
   Income (loss) before provision for income taxes.  $  8,250 $  9,325 $(37,037)
                                                     ======== ======== ========
   Depreciation and amortization
    Property and User Services.....................  $  8,889 $  7,485 $ 44,268
    Investor Services..............................     2,742      606    5,338
                                                     -------- -------- --------
                                                     $ 11,631 $  8,091 $ 49,606
                                                     ======== ======== ========
   Capital expenditures (purchases)
    Property and User Services.....................  $  1,987 $  3,984 $  4,509
    Investor Services..............................       156      266      332
                                                     -------- -------- --------
                                                     $  2,143 $  4,250 $  4,841
                                                     ======== ======== ========

                                                                    AS OF
                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
  Identifiable assets
   Property and User Services................................ $ 85,182 $ 89,011
   Investor Services.........................................   58,800   10,682
   Corporate.................................................   46,972   50,407
                                                              -------- --------
                                                              $190,954 $150,100
                                                              ======== ========

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

  Identifiable assets by industry segment are those assets used in the Company operations in each segment. Corporate identified assets are principally made up of cash and cash equivalents, inventoried property, general prepaids and deferred taxes.

13. SUBSEQUENT EVENTS

  STOCK OFFERING. During September 1996 the Company announced its intent to provide liquidity to its common stockholders by publicly registering its common stock and to raise additional capital in an initial public offering ("IPO"). The proceeds from the IPO will be used to repay a portion of the Company's senior secured and subordinated indebtedness. The Company also announced a recapitalization which will be contingent upon and executed in conjunction with the IPO and which will help to provide liquidity to its common stockholders. The following summarizes the terms of the recapitalization:

  . Class B-1 and B-2 common stock of the Company will be converted into the common stock to be issued in the IPO ("Common Stock") on a one-for-one basis;

  . Class C-1 common stock of the Company will be converted into Common Stock at a conversion ratio based on the initial public offering price per share;

  . The Company will acquire all issued and outstanding shares of the Class C-R and Class J common stock at $.01 per share;

  . The Preferred Stock will be convertible into Common Stock at the holder's option after the completion of the IPO at a ratio based upon the per share market price of the Common Stock, ranging from .60 shares of Common Stock per share of Preferred Stock at a market price of $30.00 or more per share of Common Stock to .78 shares of Common Stock per share of Preferred Stock at a market price of $10.00 to $21.99 per share of Common Stock. No conversion of the Preferred Stock is permitted when the market price of the Common Stock is below $10.00 per share.

  DEBT MODIFICATIONS. In connection with and conditional upon the IPO, the Company's senior secured lenders have agreed to amend the terms of the senior secured indebtedness effective upon consummation of the IPO.

  As amended, the senior secured indebtedness will bear interest at the rate of LIBOR plus 2.5%, all of which interest will be payable currently, will have a final maturity date of December 31, 2001 and will provide for quarterly principal repayments of $2.625 million with a final payment of $2.2 million on September 30, 2001. A $10.0 million line of credit will be established that can be used to fund acquisitions. It will bear interest at a rate equal to, at the Company's option, LIBOR plus 300 basis points or the prime rate plus 200 basis points payable quarterly. Quarterly principal payments are required but may be borrowed back in full until the line expires on December 31, 1999, at which time it must be repaid in full.

  The terms of the Company's senior subordinated indebtedness will also be amended effective upon consummation of the IPO. As amended, from January 1, 1997 through December 31, 1998, the senior subordinated indebtedness will bear interest at a rate of LIBOR plus 1.25%, all of which interest will be payable currently. The interest rate will increase to LIBOR plus 2.0% during 1999, LIBOR plus 3.0% during 2000 and LIBOR plus 4.0% during 2001 and subsequent periods. Interest in excess of LIBOR plus 1.25% would be deferred and added to the principal balance of the senior subordinated indebtedness until the final maturity of the senior subordinated indebtedness. The senior subordinated indebtedness will have a final

                 CB COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995
  maturity date of July 23, 2002. The senior subordinated indebtedness may be prepaid at any time without penalty.

  PRO FORMA INFORMATION (UNAUDITED)

  If the IPO had occurred at January 1, 1995, together with the acquisitions, the Company's earnings per share, on a pro forma basis, would have been $3.36 per share for the nine months ended September 30, 1996 and $0.35 per share for the year ended December 31, 1995.

  RECENT LITIGATION (UNAUDITED)

  In August 1993, a former commissioned salesperson of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996 a jury returned a verdict against the Company, awarding $6.5 million in general and punitive damages to the plaintiff. The Company has been advised by its in-house counsel that it has grounds to file motions for a new trial and a reversal of the verdict and, if these motions are not granted, to pursue an appeal of the verdict. Included in the Company's September 30, 1996 financial statements is an accrual of $800,000 with respect to this case. This accrual was initially established at $250,000 in 1994 and increased to $800,000 in 1995 and represented the Company's estimate of its loss exposure for this matter based on its assessment and analysis as of those dates. As a result of the verdict and the Company's intention to file such motions or pursue such appeal, management is in the early stages of gathering information to reassess its estimate of loss exposure. At this early stage of reassessment, management cannot make a reasonable estimate of the ultimate loss amount, if any, other than to estimate that the loss exposure as a result of the damage award ranges from no loss to a maximum of $6.5 million. At $6.5 million the loss could have a material impact on the Company's 1996 consolidated financial statements.

                        WESTMARK REALTY ADVISORS L.L.C.

                              STATEMENTS OF INCOME

                 SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1994
                                  (UNAUDITED)

                                                           1995        1994
                                                        ----------- -----------
Revenues:
 Fee income (note 2)................................... $10,873,613 $10,922,274
 Other.................................................      44,225      51,714
                                                        ----------- -----------
                                                         10,917,838  10,973,988
                                                        ----------- -----------
Expenses:
 Salaries and related expenses.........................   7,034,219   7,076,791
 General and administrative expenses
  (including interest expense of $61,088 in 1995 and
  $21,979 in 1994).....................................   1,324,877   1,085,573
 Occupancy expense (note 4)............................     569,546     676,671
 Business promotion, travel and advertising expense....     406,509     365,728
 Office expense........................................     269,447     298,679
                                                        ----------- -----------
                                                          9,604,598   9,503,442
                                                        ----------- -----------
  Net income........................................... $ 1,313,240 $ 1,470,546
                                                        =========== ===========

                See accompanying notes to financial statements.

                        WESTMARK REALTY ADVISORS L.L.C.

               STATEMENTS OF CHANGES IN OWNERS' EQUITY (DEFICIT)

                 SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1994
                                  (UNAUDITED)

                                                          1995         1994
                                                      ------------  -----------
Owners' equity at beginning of six-month periods
 ended June 30......................................   $ 2,108,326  $ 1,875,446
Net income..........................................     1,313,240    1,470,546
Cash distributions..................................    (2,550,000)  (1,055,000)
Noncash distribution................................    (2,177,244)         --
                                                      ------------  -----------
Owners' equity (deficit) at end of six-month periods
 ended June 30......................................  $ (1,305,678) $ 2,290,992
                                                      ============  ===========

                See accompanying notes to financial statements.

                        WESTMARK REALTY ADVISORS L.L.C.

                            STATEMENTS OF CASH FLOWS

                 SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1994
                                  (UNAUDITED)

                                                           1995         1994
                                                        -----------  ----------
Cash flows from operating activities:
 Net income...........................................  $ 1,313,240  $1,470,546
                                                        -----------  ----------
 Adjustments to reconcile net income to net cash pro-
  vided by operating activities:
  Depreciation and amortization.......................      162,692     173,359
  Distributions of income from TCW Realty Funds VB and
   VIB................................................       13,289      30,503
  Decrease in fee income receivable...................      247,144     646,819
  Increase in other assets............................       65,959      51,326
  Increase in accounts payable and other liabilities..      634,208     800,456
  Decrease in deferred leasing concessions............      (56,539)    (56,539)
                                                        -----------  ----------
    Total adjustments.................................    1,066,753   1,645,924
                                                        -----------  ----------
    Net cash provided by operating activities.........    2,379,993   3,116,470
                                                        -----------  ----------
Cash flows from investing activities--acquisition of
 property and equipment...............................     (148,268)    (10,083)
                                                        -----------  ----------
    Net cash used in investing activities.............     (148,268)    (10,083)
                                                        -----------  ----------
Cash flows from financing activities:
 Repayments of notes payable to bank..................      (69,437)    (81,480)
 Distributions to owners..............................   (2,550,000) (1,055,000)
                                                        -----------  ----------
    Net cash used in financing activities.............   (2,619,437) (1,136,480)
                                                        -----------  ----------
    Net (decrease) increase in cash...................     (387,712)  1,969,907
Cash at beginning of six-month period ended June 30...      492,039     105,044
                                                        -----------  ----------
Cash at end of six-month period ended June 30.........  $   104,327  $2,074,951
                                                        ===========  ==========
Supplemental disclosures of cash flow information--in-
 terest paid..........................................  $    21,088  $   21,979
                                                        ===========  ==========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:

  As of the close of business on June 30, 1995, the Company was acquired by CB Commercial Real Estate Group, Inc. In connection with such acquisition, a distribution totaling $2,177,244 to the former owners was declared. Such amount was paid by the Company subsequent to June 30, 1995.

                See accompanying notes to financial statements.

                        WESTMARK REALTY ADVISORS L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                            JUNE 30, 1995 AND 1994
                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

  Westmark Realty Advisors, a California general partnership, was formed on January 7, 1982 under the laws of the state of California and effective January 1, 1995 became a limited liability company known as Westmark Realty Advisors L.L.C. (hereinafter referred to as Westmark). The primary purpose of Westmark is to provide real estate investment and property management services. Effective as of the close of business on June 30, 1995, CB Commercial Real Estate Group, Inc. acquired ownership of Westmark Realty Advisors L.L.C.

  INVESTMENT IN TCW REALTY FUNDS VB AND VIB

  The equity method of accounting is used for Westmark's general partnership interests in TCW Realty Fund VB, a limited partnership, and TCW Realty Fund VIB, a limited partnership, as Westmark has significant influence as one of the two general partners of these limited partnerships.

  FEE INCOME

  Fee income is recorded in the period in which it is earned.

  PROPERTY AND EQUIPMENT

  Property and equipment is carried at cost, less accumulated depreciation and amortization.

  Depreciation of furniture and equipment is calculated using the straight-line method over the estimated useful lives (five years) of the assets. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the asset or remaining lease life.

  INCOME TAXES

  No income taxes are provided by Westmark since the owners' proportionate shares of Westmark's operating results are includable in the owner's respective income tax returns.

(2) FEE INCOME AND RECEIVABLE

  Westmark has an agreement with Trust Company of the West (TCW) to form real estate investment funds and to provide for the sale of participating interests to qualified pension and profit sharing trusts or other permitted investors for the purpose of investing in real estate or interests therein. TCW serves as trustee of the various real estate investment funds. In addition to providing real estate services to real estate investment funds, TCW and Westmark provide similar services to individual pension plans that invest in real estate.

  Westmark has been engaged by TCW to provide administrative services and act as investment consultant and portfolio manager. For these services, Westmark is paid consulting fees up to a maximum of 85% of the fees received by TCW from the real estate investment funds and pension plans.

                        WESTMARK REALTY ADVISORS L.L.C.

                            JUNE 30, 1995 AND 1996
                                  (UNAUDITED)


(3) INVESTMENT IN TCW REALTY FUNDS VB AND VIB AND NOTES PAYABLE TO TCW REALTY FUND VB

  Westmark and an affiliate of TCW are general partners in TCW Realty Fund VB, a limited partnership (Fund VB), and TCW Realty Fund VIB, a limited partnership (Fund VIB). Westmark's percentage interest is .85% for Fund VB and Fund VIB.

(4) LEASES

  In December 1991, Westmark moved its headquarters and the new landlord granted leasing concessions to Westmark, including assumption of all of Westmark obligations under the old lease and payment of a move-in bonus to Westmark. These amounts have been deferred as leasing concessions and will be amortized over the term of the lease.

  Rental expense related to Westmark's office leases totaled $672,530 and $779,655 for the six months ended June 30, 1995 and 1994, respectively, and income related to space subleased by Westmark to other tenants totaled $102,984 for the six months ended June 30, 1995 and June 30, 1994. Future minimum rental commitments, net of minimum sublease payments for office leases, are as follows:

                                                 MINIMUM   MINIMUM
                                                 RENTAL    SUBLEASE
                                                PAYMENTS   PAYMENTS     NET
                                               ----------- -------- -----------
   Year ending June 30:
    July through December 1995................ $   656,503 $131,820 $   524,683
    1996......................................   1,539,150  167,332   1,371,818
    1997......................................   1,539,150  157,152   1,381,998
    1998......................................   1,501,278  161,079   1,340,199
    1999......................................   1,540,524  172,860   1,367,664
    2000......................................   1,540,524   72,025   1,468,499
    Thereafter................................   6,289,998      --    6,289,998
                                               ----------- -------- -----------
                                               $14,607,127 $862,268 $13,744,859
                                               =========== ======== ===========

(5) FAIR VALUE OF FINANCIAL INSTRUMENTS

  CASH, RECEIVABLES AND ACCOUNTS PAYABLE

  The fair value of these financial instruments is approximately equal to the carrying value due to the short-term nature of the instruments.

  NOTES PAYABLE

  The fair value of the notes payable is approximately equal to the carrying value as the interest rates on the notes payable to banks are variable rates that are considered to be market rates, and the interest rates on the notes payable to Fund VB are considered to be approximately equal to current market rates for similar debt.

                         INDEPENDENT AUDITORS' REPORT

The Members of
 Westmark Realty Advisors L.L.C.
  (formerly Westmark Realty Advisors, a partnership):

  We have audited the accompanying balance sheets of Westmark Realty Advisors (a partnership) as of December 31, 1994 and 1993 and the related statements of income, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westmark Realty Advisors as of December 31, 1994 and 1993 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Los Angeles, California
February 25, 1995

                            WESTMARK REALTY ADVISORS
                                (A PARTNERSHIP)

                                 BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

                                                              1994       1993
                                                           ---------- ----------
                          ASSETS
Cash...................................................... $  492,039 $  105,044
Fee income receivable (note 2)............................  3,102,515  3,325,074
Property and equipment (note 3)...........................    623,311    788,333
Investment in TCW Realty Funds VB and VIB (note 4)........  1,446,127  1,457,991
Other assets..............................................    180,089    153,470
                                                           ---------- ----------
                                                           $5,844,081 $5,829,912
                                                           ========== ==========
            LIABILITIES AND PARTNERS' CAPITAL
Notes payable to bank (note 5)............................ $  381,430 $  531,813
Notes payable to TCW Realty Fund VB (note 4)..............    952,172    952,172
Accounts payable and other liabilities....................  1,046,117  1,001,442
                                                           ---------- ----------
 Total liabilities........................................  2,379,719  2,485,427
Deferred leasing concessions (note 6).....................  1,356,036  1,469,039
Partners' capital.........................................  2,108,326  1,875,446
                                                           ---------- ----------
                                                           $5,844,081 $5,829,912
                                                           ========== ==========

                See accompanying notes to financial statements.

                            WESTMARK REALTY ADVISORS
                                (A PARTNERSHIP)

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                           1994        1993
                                                        ----------- -----------
Revenues:
 Fee income (note 2)................................... $22,035,883 $22,944,148
 Other.................................................     151,293     378,683
                                                        ----------- -----------
                                                         22,187,176  23,322,831
                                                        ----------- -----------
Expenses:
 Salaries and related expenses.........................  13,884,136  14,233,320
 General and administrative expenses (including inter-
  est expense of
  $120,762 in 1994 and $95,688 in 1993)................   2,259,390   2,857,709
 Occupancy expense (note 6)............................   1,369,230   1,507,359
 Business promotion, travel and advertising expense....     813,143     978,012
 Office expense........................................     553,397     670,858
                                                        ----------- -----------
                                                         18,879,296  20,247,258
                                                        ----------- -----------
 Net income............................................ $ 3,307,880 $ 3,075,573
                                                        =========== ===========

                See accompanying notes to financial statements.

                            WESTMARK REALTY ADVISORS
                                (A PARTNERSHIP)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                          1994         1993
                                                       -----------  -----------
Balance at beginning of year.......................... $ 1,875,446  $ 2,042,274
Net income............................................   3,307,880    3,075,573
Cash distributions....................................  (3,075,000)  (3,242,401)
                                                       -----------  -----------
Balance at end of year................................ $ 2,108,326  $ 1,875,446
                                                       ===========  ===========

                See accompanying notes to financial statements.

                            WESTMARK REALTY ADVISORS
                                (A PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                         1994         1993
                                                      -----------  -----------
Cash flows from operating activities:
 Net income.......................................... $ 3,307,880  $ 3,075,573
                                                      -----------  -----------
 Adjustments to reconcile net income to net cash pro-
  vided by operating activities:
  Depreciation and amortization......................     335,632      444,647
  Equity in income from TCW Realty Funds VB and VIB..     (54,136)     (20,824)
  Distributions of income from TCW Realty Funds VB
   and VIB...........................................      66,000       17,000
  Decrease (increase) in fee income receivable.......     222,559     (256,124)
  Increase in other assets...........................     (26,619)     (51,396)
  Increase in accounts payable and other liabilities.      44,675      183,637
  Decrease in deferred leasing concessions...........    (113,003)    (113,003)
                                                      -----------  -----------
    Total adjustments................................     475,108      203,937
                                                      -----------  -----------
    Net cash provided by operating activities........   3,782,988    3,279,510
                                                      -----------  -----------
Cash flows from investing activities:
 Acquisition of property and equipment...............    (170,610)    (214,751)
 Investment in TCW Realty Fund VIB...................         --       (75,000)
                                                      -----------  -----------
    Net cash used in investing activities............    (170,610)    (289,751)
                                                      -----------  -----------
Cash flows from financing activities:
 Proceeds from notes payable to bank.................         --       400,000
 Repayments of notes payable to bank.................    (150,383)     (84,626)
 Distributions to partners...........................  (3,075,000)  (3,242,401)
                                                      -----------  -----------
    Net cash used in financing activities............  (3,225,383)  (2,927,027)
                                                      -----------  -----------
    Net increase in cash.............................     386,995       62,732
Cash at beginning of year............................     105,044       42,312
                                                      -----------  -----------
Cash at end of year.................................. $   492,039  $   105,044
                                                      ===========  ===========
Supplemental disclosures of cash flow information--
 interest paid....................................... $    38,000  $    23,000
                                                      ===========  ===========

                See accompanying notes to financial statements.

                           WESTMARK REALTY ADVISORS
                                (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

  Westmark Realty Advisors, a California general partnership, was formed on January 7, 1982 under the laws of the state of California and effective January 1, 1995 became a limited liability company known as Westmark Realty Advisors, L.L.C. (hereinafter referred to as Westmark). The primary purpose of Westmark is to provide real estate investment and property management services.

  INVESTMENT IN TCW REALTY FUNDS VB AND VIB

  The equity method of accounting is used for Westmark's general partnership interests in TCW Realty Fund VB, a limited partnership, and TCW Realty Fund VIB, a limited partnership, as Westmark has significant influence as one of the two general partners of these limited partnerships.

  FEE INCOME

  Fee income is recorded in the period in which it is earned.

  ALLOCATION OF INCOME AND LOSSES

  Net income and losses are allocated to the partners in accordance with the partnership agreement, in proportion to their respective ownership percentages.

  PROPERTY AND EQUIPMENT

  Property and equipment is carried at cost, less accumulated depreciation and amortization.

  Depreciation of furniture and equipment is calculated using the straight-line method over the estimated useful lives (five years) of the assets. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the asset or remaining lease life.

  INCOME TAXES

  No income taxes are provided by Westmark since the partners' proportionate shares of Westmark's operating results are includable in their respective income tax returns.

(2) FEE INCOME AND RECEIVABLE

  Westmark has an agreement with Trust Company of the West (TCW) to form real estate investment funds and to provide for the sale of participating interests to qualified pension and profit sharing trusts or other permitted investors for the purpose of investing in real estate or interests therein. TCW serves as trustee of the various real estate investment funds. In addition to providing real estate services to real estate investment funds, TCW and Westmark provide similar services to individual pension plans that invest in real estate.

  Westmark has been engaged by TCW to provide administrative services and act as investment consultant and portfolio manager. For these services, Westmark is paid consulting fees up to a maximum of 85% of the fees received by TCW from the real estate investment funds and pension plans.

                           WESTMARK REALTY ADVISORS
                                (A PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1994 AND 1993


(3) PROPERTY AND EQUIPMENT

  Property and equipment as of December 31 is summarized as follows:

                                                          1994         1993
                                                       -----------  -----------
   Furniture and equipment............................ $ 2,980,926  $ 2,853,643
   Leasehold improvements.............................      72,467       96,623
                                                       -----------  -----------
    Total cost........................................   3,053,393    2,950,266
   Less accumulated depreciation and amortization.....  (2,430,082)  (2,161,933)
                                                       -----------  -----------
                                                       $   623,311  $   788,333
                                                       ===========  ===========

(4) INVESTMENT IN TCW REALTY FUNDS VB AND VIB AND NOTES PAYABLE TO TCW REALTY FUND VB

  Westmark and an affiliate of TCW are general partners in TCW Realty Fund VB, a limited partnership (Fund VB), and TCW Realty Fund VIB, a limited partnership (Fund VIB). Westmark's percentage interest is .85% for Fund VB and Fund VIB. The general partner capital contributions for Fund VB are in the form of notes payable. As of December 31, 1994 and 1993, Westmark has 21 notes payable outstanding totaling $952,172 with interest rates ranging from 8.25% to 9.01%. The interest, and then the principal, will be paid as Westmark receives cash distributions of operating cash flow from Fund VB. Any unpaid interest and principal will be due on December 31, 1997.

(5) NOTES PAYABLE TO BANK

  Notes payable to bank as of December 31 consists of the following:

                                                              1994     1993
                                                            -------- --------
    Principal of $6,667, payable monthly, and remaining
     principal balance due on December 1, 1998. Interest
     payable monthly at the prime rate (8.5% and 6.0% at
     December 31, 1994 and 1993, respectively) plus .5%.... $321,222 $400,000
    Principal of $6,021, payable monthly, and remaining
     principal balance due on November 1, 1995. Interest
     payable monthly at the prime rate (8.5% and 6.0% at
     December 31, 1994 and 1993, respectively) plus 1%.....   60,208  131,813
                                                            -------- --------
                                                            $381,430 $531,813
                                                            ======== ========

  Principal payments are as follows:

       1995............................................................ $140,208
       1996............................................................   80,000
       1997............................................................   80,000
       1998............................................................   81,222
                                                                        --------
         Total......................................................... $381,430
                                                                        ========

                           WESTMARK REALTY ADVISORS
                                (A PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1994 AND 1993


(6) LEASES

  In December 1991, Westmark moved its headquarters and the new landlord granted leasing concessions to Westmark, including assumption of all of Westmark obligations under the old lease and payments of a move-in bonus to Westmark. These amounts have been deferred as leasing concessions and will be amortized over the term of the lease.

  Rental expense related to Westmark's office leases totaled $1,568,698 and $1,575,241 for the years ended December 31, 1994 and 1993, respectively, and income related to space subleased by Westmark to other tenants totaled $199,468 and $68,508 for the years ended December 31, 1994 and 1993, respectively. Future minimum rental commitments, net of minimum sublease payments for office leases, are as follows:

                                                 MINIMUM   MINIMUM
                                                 RENTAL    SUBLEASE
                                                PAYMENTS   PAYMENTS     NET
                                               ----------- -------- -----------
   Year ending December 31:
    1995...................................... $ 1,313,007 $206,016 $ 1,106,991
    1996......................................   1,539,150  167,332   1,371,818
    1997......................................   1,539,150  157,152   1,381,998
    1998......................................   1,501,278  161,079   1,340,199
    1999......................................   1,540,524  172,860   1,367,664
    Thereafter................................   7,830,522   72,025   7,758,497
                                               ----------- -------- -----------
                                               $15,263,631 $936,464 $14,327,167
                                               =========== ======== ===========

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

  CASH RECEIVABLES AND ACCOUNTS PAYABLE

  The fair value of these financial instruments is approximately equal to the carrying value due to the short-term nature of the instruments.

  NOTES PAYABLE

  The fair value of the notes payable is approximately equal to the carrying value as the interest rates on the notes payable to banks are variable rates that are considered to be market rates, and the interest rates on the notes payable to Fund VB are considered to be approximately equal to current market rates for similar debt.

                             L.J. MELODY & COMPANY

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                                       1996
                                                                    ----------
CURRENT ASSETS:
 Cash and cash equivalents......................................... $  375,706
 Investment in mutual funds, at fair value.........................  2,403,590
 Accounts receivable and other current assets......................    480,178
 Short-term investment in note receivable..........................        --
                                                                    ----------
  Total current assets.............................................  3,259,474
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net..........................    147,590
NOTES RECEIVABLE FROM OFFICER......................................        --
OTHER ASSETS, net..................................................     44,856
                                                                    ----------
  TOTAL ASSETS..................................................... $3,451,920
                                                                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accrued employee benefits......................................... $  159,735
 Accounts payable and accrued expenses.............................    127,575
 Warehouse credit line.............................................        --
                                                                    ----------
  Total current liabilities........................................    287,310
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, par value $100 per share, 3,000 shares authorized,
  1,350 shares issued
  and outstanding..................................................    135,000
 Unrealized depreciation on investment in mutual funds.............    (75,021)
 Retained earnings.................................................  3,104,631
                                                                    ----------
                                                                     3,164,610
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................... $3,451,920
                                                                    ==========

                             L.J. MELODY & COMPANY

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                       1996
                                                                    -----------
REVENUES:
 Loan placement and brokerage...................................... $   958,096
 Loan servicing and asset management...............................     987,016
 Other income......................................................     350,846
                                                                    -----------
                                                                      2,295,958
EXPENSES:
 Salaries and other compensation...................................   2,536,662
 General and administrative........................................     920,922
 Depreciation and amortization.....................................      35,711
                                                                    -----------
                                                                      3,493,295
NET LOSS...........................................................  (1,197,337)
RETAINED EARNING AT BEGINNING OF PERIOD............................   4,766,968
DISTRIBUTIONS TO SHAREHOLDERS......................................    (465,000)
                                                                    -----------
RETAINED EARNINGS AT END OF PERIOD................................. $ 3,104,631
                                                                    ===========

                             L.J. MELODY & COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                      1996
                                                                  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................................ $ (1,197,337)
 Adjustments to reconcile net loss to net cash used in operating activities--
  Depreciation and amortization..................................       35,711
  Equity in loss of joint venture................................       22,187
  Loss on disposal of equipment..................................      148,877
  Reinvestment of dividends on investment in mutual funds........      (62,375)
  Origination of multifamily mortgage loans for sale.............  (20,550,000)
  Proceeds from sales of multifamily mortgage loans..............   27,950,000
 Changes in operating assets and liabilities--
  Accounts receivable and other current assets...................      244,998
  Accrued employee benefits......................................     (344,335)
  Accounts payable and accrued expenses..........................     (473,141)
                                                                  ------------
 Net cash provided by (used in) operating activities.............    5,774,585
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment...........................................          --
 Payments received on notes receivable from officers.............      361,749
 Purchase of other assets........................................       (4,092)
                                                                  ------------
 Net cash provided by (used in) investing activities.............      357,657
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to shareholders...................................     (465,000)
 Payment of dividends............................................          --
 Advances on warehouse line......................................   20,550,000
 Payments on warehouse line......................................  (27,950,000)
                                                                  ------------
 Net cash provided by (used in) financing activities.............   (7,865,000)
                                                                  ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS........................   (1,732,758)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.................    2,108,464
                                                                  ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....................... $    375,706
                                                                  ============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the period for interest........................ $    218,967
 Cash paid during the period for state income taxes.............. $     43,192

                             L.J. MELODY & COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING MATTERS:

  L.J. Melody & Company (the Company) is a commercial mortgage banker and is registered with the Securities and Exchange Commission as an investment adviser. The Company services commercial mortgages and manages real estate investments for institutional clients. As of June 30, 1996, the Company was servicing loans for others with principal balances aggregating approximately $1.9 billion. During the six-month period ended June 30, 1996, approximately 25 percent of loan servicing and asset management fees and 40 percent of loan placement and brokerage fees were earned from one of the Company's clients. In addition, approximately 45 percent of loan servicing and asset management fees and 10 percent of loan placement and brokerage fees were earned from two separate clients. The Company primarily operates in the southwestern United States; however, it pursues mortgage banking operations in other areas of the country as they arise. L.J. Melody Investments, Inc., a majority-owned subsidiary, operates as a commercial mortgage broker doing business in Colorado. The following is a summary of significant accounting matters.

  BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. Minority interest amounts relating to such subsidiary are not material to the financial statements. All significant intercompany transactions and balances have been eliminated upon consolidation. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position and results of operation.

  The consolidated financial statements for the interim period have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information not misleading.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." Effective January 1, 1996, the Company adopted SFAS No. 121 and 122. The adoption of these standards did not have a material effect on the Company's financial position or results of operations.

  In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Under SFAS No. 125, the Company will be required to recognize, at fair value, financial and servicing assets it has acquired control over and related liabilities it has incurred

                             L.J. MELODY & COMPANY

                                 JUNE 30, 1996
                                  (UNAUDITED)

  and amortize them over the period of estimated net servicing income or loss. Write-off of the asset is required when control is surrendered and of the liability when extinguished. The Company does not currently recognize the value of financial and servicing assets when loans are originated. The adoption of the new statement will result in the recognition of amortization cost along with income from servicing as services are performed and the recognition of gains or losses at the time servicing rights are sold. This statement is required to be adopted by the Company in 1997. Management of the Company has not yet determined the impact, if any, that the adoption of this standard will have on the Company's financial position or results of operations.

  CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of cash and money market mutual funds, the fair value of which approximates cost. The Company considers all investments with an original maturity of less than three months to be cash equivalents.

  INVESTMENTS IN MUTUAL FUNDS

  The Company accounts for its investments in mutual funds in accordance with SFAS No. 115, "Accounting for Investments in Debt and Equity Securities," whereby investments classified as "available for sale" are reported at fair value, with unrealized appreciation and depreciation excluded from earnings and reported as a separate component of shareholders' equity. During the six months ended June 30, 1996, interest received on the Company's investments of $62,375 was reinvested in the mutual funds. Additionally, unrealized appreciation/depreciation on investments reflected as a separate component of shareholders' equity decreased $101,711 during the six months ended June 30, 1996.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are carried at cost. Direct costs incurred in connection with software development for internal use are capitalized. Depreciation and amortization are computed using the straight-line or double-declining methods over the assets' estimated useful lives, which range from three to ten years.

  LOAN PLACEMENT AND BROKERAGE REVENUES

  Revenue from loan placement and brokerage is recognized at the time that a noncontingent commitment is obtained and the Company has no significant remaining obligations for performance in connection with the transaction. Loan placement and brokerage expenses are charged to income as incurred.

  LOAN SERVICING AND ASSET MANAGEMENT REVENUES

  Loan servicing revenue represents a participation in interest collections on loans serviced for investors, normally based upon a stipulated percentage of the outstanding monthly principal balance of such loans. These revenues are credited to income as monthly principal and interest payments are collected from mortgagors, and expenses of loan servicing are charged to income as incurred.

                             L.J. MELODY & COMPANY

                                 JUNE 30, 1996
                                  (UNAUDITED)


  FEDERAL INCOME TAXES

  The Company operates under Subchapter S of the Internal Revenue Code and, consequently, is not subject to federal income tax. The shareholders include the Company's taxable income or loss in their individual tax returns.

2. INVESTMENT IN JOINT VENTURE:

  In June 1994 the Company entered into a joint venture with W. L. Case Holding Company (Case), an Ohio corporation, to form WLC Real Estate Finance L.L.C. (WLC), a Delaware limited liability company. WLC was formed for the purpose of developing and originating mortgage loans under programs developed by certain lenders. The Company and Case each contributed $100,000 for 50 percent interests in WLC. Case applied to Freddie Mac and received approval as a Multifamily Program Plus Seller/Servicer. In connection therewith, the Company signed an agreement effectively guaranteeing the performance of Case to Freddie Mac of any and all obligations, as defined, up to a maximum amount of $1,000,000. WLC has entered into an exclusive mortgage correspondent agreement dated December 1, 1994, whereby WLC will serve as Case's exclusive mortgage correspondent in connection with the origination, underwriting and closing of commercial and multifamily mortgage loans for certain lenders.

  WLC is jointly managed by Case and the Company and, accordingly, is accounted for under the equity method of accounting. During the six months ended June 30, 1996, the Company recorded equity in losses of WLC of approximately $22,000, representing its pro rata share of WLC's net loss. Such amount has been included as a component of other income on the accompanying consolidated statements of operations while the Company's net investment in the joint venture of approximately $13,000 at June 30, 1996, has been included as a component of other assets in the accompanying consolidated balance sheet.

3. WAREHOUSE CREDIT LINE:

  During 1994, the Company entered into a warehouse credit line (the Line) with a bank to provide funding for 99 percent of the principal balance of multifamily loans originated and warehoused for sale to Freddie Mac. Under the terms of the Line, interest is paid on outstanding borrowings at the Freddie Mac-required net yield as specified in the Freddie Mac purchase contract issued to the Company and borrowings are repaid upon purchase of the notes receivable from Freddie Mac. The Line includes covenants which require the Company to meet certain ratios and levels of tangible net worth and debt coverage and maintain a minimum loan servicing portfolio. As of June 30, 1996, the Company was in compliance with the covenants contained in the Line. At June 30, 1996, no amount was outstanding under the line.

4. RELATED-PARTY TRANSACTIONS:

  At June 30, 1995, the Company had unsecured notes receivable from two officers (who are also shareholders of the Company) in the amounts of $363,245 and $16,622. The outstanding borrowings have maturity dates ranging from December 31, 1995, to December 31, 1999, and bear interest ranging from 7.5 percent to 9 percent payable annually in arrears. The Company recognized $14,622 of interest income on these notes for the six months ended June 30, 1996. In May 1996 the notes, including accrued interest, were repaid in full.

                             L.J. MELODY & COMPANY

                                 JUNE 30, 1996
                                  (UNAUDITED)

  L.J. Melody & Company of California (LJMCal) is owned 99 percent by one of the shareholders of the Company. The Company provides loan servicing on certain loans obtained by LJMCal for which services the Company earned $130,608 during the six months ended June 30, 1996. The Company also provides accounting and other administrative services for LJMCal for which the Company received $36,000 during the six months ended June 30, 1996.

5. REGULATORY REQUIREMENTS:

  The Company is a Department of Housing and Urban Development (HUD) approved Title II mortgagee as well as a Freddie Mac-approved Multifamily Program Plus Seller/Servicer. The Company is subject to the minimum net worth requirements of HUD and Freddie Mac. At June 30, 1996, the Company's net worth, as calculated in accordance with HUD and Freddie Mac guidelines, was in excess of the minimum required net worth. Additionally, as of June 30, 1996, the Company carried errors and omission insurance coverage of $5,000,000 and fidelity bond insurance coverage of $4,000,000, which are in excess of the minimum required insurance coverage of each program.

  As a Freddie Mac Multifamily Program Plus Seller/Servicer, the Company is obligated to advance funds to ensure the timely payment of insurance and taxes on loans serviced on behalf of Freddie Mac. Advances are recovered through subsequent collections from the borrower or from Freddie Mac in the event of default by the borrower. At June 30, 1996, no amount was outstanding for advances made by the Company for insurance and taxes on behalf of Freddie Mac.

6. SUBSEQUENT EVENT:

  Effective July 1, 1996, CB Commercial Mortgage Company, Inc. (CB Mortgage), a wholly owned subsidiary of CB Commercial Real Estate Group, Inc., acquired all of the outstanding capital stock of the Company and of LJMCal. Concurrent with this transaction the Company distributed approximately
  $3.9 million of assets to its shareholders. On July 9, 1996, CB Mortgage merged into the Company, with the Company surviving the merger. As a result of the merger, LJMCal became a wholly owned subsidiary of the Company, and it is intended that at the end of 1996 LJMCal will be merged into the Company.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 L.J. Melody & Company:

  We have audited the accompanying consolidated balance sheet of L.J. Melody & Company (a Texas corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.J. Melody & Company and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Houston, Texas                                              Arthur Andersen LLP
March 18, 1996 (except with
 respect to the matter discussed
 in Note 10, as to which the date
 is July 12, 1996)

                             L.J. MELODY & COMPANY

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995

                              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents......................................... $ 2,108,464
 Investment in mutual funds, at fair value.........................   2,442,926
 Accounts receivable and other current assets......................     725,176
 Short-term investment in notes receivable.........................   7,400,000
                                                                    -----------
  Total current assets.............................................  12,676,566
EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
 Furniture and fixtures............................................     558,879
 Computer hardware and software....................................     750,672
 Leasehold improvements............................................     229,404
                                                                    -----------
                                                                      1,538,955
 Less--Accumulated depreciation and amortization...................  (1,206,777)
                                                                    -----------
                                                                        332,178
NOTES RECEIVABLE FROM OFFICER......................................     361,749
OTHER ASSETS, net..................................................      62,951
                                                                    -----------
  Total assets..................................................... $13,433,444
                                                                    ===========
               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accrued employee benefits......................................... $   504,070
 Accounts payable and accrued expenses.............................     600,716
 Warehouse credit line.............................................   7,400,000
                                                                    -----------
  Total current liabilities........................................   8,504,786
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
 Common stock, par value $100 per share, 3,000 shares authorized,
  1,350 shares issued and outstanding..............................     135,000
 Unrealized appreciation on investment in mutual funds.............      26,690
 Retained earnings.................................................   4,766,968
                                                                    -----------
                                                                      4,928,658
                                                                    -----------
  Total liabilities and shareholders' equity....................... $13,433,444
                                                                    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             L.J. MELODY & COMPANY

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

REVENUES:
 Loan placement and brokerage....................................... $4,395,956
 Loan servicing and asset management................................  2,035,147
 Other income.......................................................    643,002
                                                                     ----------
                                                                      7,074,105
EXPENSES:
 Salaries and other compensation....................................  4,453,309
 General and administrative.........................................  1,416,630
 Depreciation and amortization......................................    164,897
                                                                     ----------
                                                                      6,034,836
NET INCOME.......................................................... $1,039,269
                                                                     ==========
RETAINED EARNINGS AT BEGINNING OF YEAR.............................. $4,254,490
DISTRIBUTIONS TO SHAREHOLDERS.......................................   (526,791)
NET INCOME..........................................................  1,039,269
                                                                     ----------
RETAINED EARNINGS AT END OF YEAR.................................... $4,766,968
                                                                     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             L.J. MELODY & COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income....................................................... $ 1,039,269
 Adjustments to reconcile net income to net cash used in operating activities--
   Depreciation and amortization..................................     164,897
   Equity in loss of joint venture................................      37,403
   Reinvestment of dividends on investment in mutual funds........    (128,474)
   Origination of multifamily mortgage loans for sale............. (33,169,500)
   Proceeds from sales of multifamily mortgage loans..............  25,769,500
   Changes in operating assets and liabilities--
    Accounts receivable and other current assets..................     133,598
    Accrued employee benefits.....................................     192,229
    Accounts payable and accrued expenses.........................    (196,138)
                                                                   -----------
     Net cash used in operating activities........................  (6,157,216)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment............................................    (103,747)
 Payments received on notes receivable from officers..............      18,118
 Purchase of other assets.........................................     (13,499)
                                                                   -----------
     Net cash used in investing activities........................     (99,128)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to shareholders....................................    (526,791)
 Advances on warehouse line.......................................  33,169,500
 Payments on warehouse line....................................... (25,769,500)
                                                                   -----------
     Net cash provided by financing activities....................   6,873,209
                                                                   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................     616,865
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....................   1,491,599
                                                                   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................... $ 2,108,464
                                                                   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the year for interest........................... $   247,425
                                                                   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             L.J. MELODY & COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SIGNIFICANT ACCOUNTING MATTERS:

  L.J. Melody & Company (the Company) is a commercial mortgage banker and is registered with the Securities and Exchange Commission as an investment adviser. The Company services commercial mortgages and manages real estate investments for institutional clients. As of December 31, 1995, the Company was servicing loans for others with principal balances aggregating approximately $2.1 billion. Approximately 28 percent of loan servicing and asset management fees and 41 percent of loan placement and brokerage fees were earned from one of the Company's clients. In addition, approximately 44 percent of loan servicing fees and asset management fees and approximately 11 percent of loan placement and brokerage fees were earned from two separate clients. The Company primarily operates in the southwestern United States; however, it pursues mortgage banking operations in other areas of the country as they arise. L.J. Melody Investments, Inc., a majority-owned subsidiary, operates as a commercial mortgage broker doing business in Colorado. The following is a summary of significant accounting matters.

  PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. Minority interest amounts relating to such subsidiary are not material to the financial statements. All significant intercompany transactions and balances have been eliminated upon consolidation.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement established the recognition and measurement standards related to the impairment of long-lived assets. Effective January 1, 1996, the Company adopted SFAS No. 121. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

  In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. This statement is required to be adopted by the Company in 1996. Management of the Company has not yet determined the impact, if any, that the adoption of this statement will have on the Company's financial position or results of operations.

  CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of cash and money market mutual funds, the fair value of which approximates cost.

                             L.J. MELODY & COMPANY

                               DECEMBER 31, 1995

  INVESTMENTS IN MUTUAL FUNDS

  The Company accounts for its investments in mutual funds in accordance with SFAS No. 115, "Accounting for Investments in Debt and Equity Securities," whereby investments classified as "available for sale" are reported at fair value, with unrealized appreciation and depreciation excluded from earnings and reported as a separate component of shareholders' equity. During the year ended December 31, 1995, interest received on the Company's investments of $128,474 was reinvested in the mutual funds. Additionally, unrealized appreciation/depreciation on investments reflected as a separate component of shareholders' equity increased $216,874 during the year ended December 31, 1995.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are carried at cost. Direct costs incurred in connection with software development for internal use are capitalized. Depreciation and amortization are computed using the straight-line or double-declining methods over the assets' estimated useful lives, which range from three to ten years.

  LOAN PLACEMENT AND BROKERAGE REVENUES

  Revenue from loan placement and brokerage is recognized at the time that a noncontingent commitment is obtained and the Company has no significant remaining obligations for performance in connection with the transaction. Loan placement and brokerage expenses are charged to income as incurred.

  LOAN SERVICING AND ASSET MANAGEMENT REVENUES

  Loan servicing revenue represents a participation in interest collections on loans serviced for investors, normally based upon a stipulated percentage of the outstanding monthly principal balance of such loans. These revenues are credited to income as monthly principal and interest payments are collected from mortgagors, and expenses of loan servicing are charged to income as incurred. Also included in loan servicing are fees earned under asset management contracts. At December 31, 1995, escrow funds of $38,297,945, held in connection with servicing activities, were on deposit in bank accounts held in trust for investors and are not included in the accompanying balance sheet.

  FEDERAL INCOME TAXES

  The Company operates under Subchapter S of the Internal Revenue Code and, consequently, is not subject to federal income tax. The shareholders include the Company's taxable income or loss in their individual tax returns.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments are either carried at fair value or cost. The carrying amounts of financial instruments reported at cost approximate their fair values because of the short maturity, short lapse of time between their issuance and year-end, and market interest rates, as applicable, of those instruments.

                             L.J. MELODY & COMPANY

                               DECEMBER 31, 1995

2. ACCOUNTS RECEIVABLE AND OTHER CURRENT ASSETS:

  The components of accounts receivable and other current assets at December 31, 1995 are as follows:

   Loan placement and brokerage fees receivable....................... $512,529
   Asset management fees receivable...................................   29,222
   Other receivables..................................................  170,087
   Other current assets...............................................   13,338
                                                                       --------
                                                                       $725,176
                                                                       ========

3. SHORT-TERM INVESTMENT IN NOTES RECEIVABLE:

  On December 20, 1995, the Company originated and funded two notes receivable for $2,300,000 and $5,100,000, respectively, through advances on its warehouse credit line (see Note 4). The Company had received purchase commitments from the Federal Home Loan Mortgage Corporation (Freddie Mac) as of the date of origination and subsequently sold the notes receivable to Freddie Mac on January 19, 1996, and February 28, 1996, respectively.

4. INVESTMENT IN JOINT VENTURE:

  In June 1994, the Company entered into a joint venture with W. L. Case Holding Company (Case), an Ohio corporation, to form WLC Real Estate Finance L.L.C. (WLC), a Delaware limited liability company. WLC was formed for the purpose of developing and originating mortgage loans under programs developed by certain lenders. The Company and Case each contributed $100,000 for 50 percent interests in WLC. Case applied to Freddie Mac and received approval as a Multifamily Program Plus Seller/Servicer. In connection therewith, the Company signed an agreement effectively guaranteeing the performance of Case to Freddie Mac of any and all obligations, as defined, up to a maximum amount of $1,000,000. WLC has entered into an exclusive mortgage correspondent agreement dated December 1, 1994, whereby WLC will serve as Case's exclusive mortgage correspondent in connection with the origination, underwriting and closing of commercial and multifamily mortgage loans for certain lenders.

  WLC is jointly managed by Case and the Company and, accordingly, is accounted for under the equity method of accounting. During the period ended December 31, 1995, the Company recorded equity in losses of WLC of approximately $37,000 representing its pro rata share of WLC's net loss. Such amount has been included as a component of other income on the accompanying consolidated statement of operations while the Company's net investment in the joint venture of approximately $36,000 at December 31, 1995, has been included as a component of other assets in the accompanying consolidated balance sheet.

5. WAREHOUSE CREDIT LINE:

  During 1994, the Company entered into a warehouse credit line (the Line) with a bank to provide funding for 99 percent of the principal balance of multifamily loans originated and warehoused for sale to Freddie Mac. Under the terms of the Line, interest is paid on outstanding borrowings at the Freddie Mac-required net yield as specified in the Freddie Mac purchase contract issued to the Company and borrowings are repaid upon purchase of the notes receivable from Freddie Mac (see Note 2). The Line includes covenants which require the Company to meet certain ratios and levels of tangible net worth and debt coverage and maintain a minimum loan servicing portfolio. As of December 31, 1995, the Company was in compliance with the covenants contained in the Line. At December 31, 1995, $7,400,000 was outstanding under the line.

                             L.J. MELODY & COMPANY

                               DECEMBER 31, 1995

6. PROFIT-SHARING PLANS:

  The Company has a 401(k) profit-sharing plan under which all employees of the Company and its affiliates are eligible for participation after completing six months of service. Participating employees can elect to make contributions to the plan on a pretax salary deduction basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, the Company may make discretionary matching contributions. The Company's contribution to the plan in 1995 was $94,300.

7. RELATED-PARTY TRANSACTIONS:

  At December 31, 1995, the Company had unsecured notes receivable from one officer (who is also a shareholder) in the amounts of $31,749 and $330,000. The outstanding borrowings have a maturity date of December 31, 1999, and bear interest ranging from 7.5 percent to 9 percent payable annually in arrears. The Company recognized $27,742 of interest income on these notes in 1995.

  L.J. Melody & Company of California (LJMCal) is owned 99 percent by one of the shareholders of the Company. The Company provides loan servicing on certain loans obtained by LJMCal for which services the Company earned $261,246 during 1995. The Company also provides accounting and other administrative services for LJMCal for which the Company received $72,000 during 1995.

8. LEASES:

  Future minimum lease payments for noncancelable operating leases for office space and equipment approximate $304,000, $49,000, $48,000, $19,000 and $0 for the years ended December 31, 1996 through 2000, respectively. Rent expense under these operating leases aggregated approximately $327,000 for the year ended December 31, 1995.

9. REGULATORY REQUIREMENTS:

  The Company is a Department of Housing and Urban Development (HUD) approved Title II mortgagee as well as a Freddie Mac-approved Multifamily Program Plus Seller/Servicer. The Company is subject to the minimum net worth requirements of HUD and Freddie Mac. At December 31, 1995, the Company's net worth, as calculated in accordance with HUD and Freddie Mac guidelines, was in excess of the minimum required net worth. Additionally, as of December 31, 1995, the Company carried errors and omission insurance coverage of $5,000,000 and fidelity bond insurance coverage of $4,000,000, which are in excess of the minimum required insurance coverage of each program.

  As a Freddie Mac Multifamily Program Plus Seller/Servicer, the Company is obligated to advance funds to ensure the timely payment of insurance and taxes on loans serviced on behalf of Freddie Mac. Advances are recovered through subsequent collections from the borrower or from Freddie Mac in the event of default by the borrower. At December 31, 1995, there were no advances outstanding for insurance and taxes.

10. SUBSEQUENT EVENT:

  On July 1, 1996, CB Commercial Mortgage Company, Inc. (CB Mortgage), a wholly owned subsidiary of CB Commercial Real Estate Group, Inc., acquired all of the outstanding capital stock of the Company and of LJMCal. Concurrent with this transaction the Company distributed approximately $3.1 million of assets to its shareholders. On July 9, 1996, CB Mortgage merged into the Company, with the Company surviving the merger. As a result of the merger, LJMCal became a wholly owned subsidiary of the Company, and it is intended that, at the end of 1996, LJMCal will be merged into the Company.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                                 BALANCE SHEET

                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                                       1996
                                                                    ----------
CURRENT ASSETS:
 Cash and cash equivalents......................................... $  257,892
 Accounts receivable and other current assets......................     78,753
                                                                    ----------
  Total current assets.............................................    336,645
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net..........................    169,060
OTHER ASSETS:
 Employment agreements and covenants not to compete, net...........     63,787
 Purchased loan servicing rights and related assets, net...........    372,135
                                                                    ----------
  TOTAL ASSETS..................................................... $  941,627
                                                                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accrued employee benefits......................................... $  197,491
 Accounts payable and accrued expenses.............................     69,755
                                                                    ----------
  TOTAL CURRENT LIABILITIES........................................    267,246

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Voting common stock, par value $1 per share, 3,000 shares autho-
  rized, $1,000 shares issued and outstanding......................      1,000
 Non-voting common stock, par value $1 per share, 1,000 shares au-
  thorized, 1 share issued and held in treasury....................        --
 Additional paid-in capital........................................  1,179,974
 Retained earnings.................................................   (506,593)
                                                                    ----------
                                                                       674,381
                                                                    ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................... $  941,627
                                                                    ==========

                      L.J. MELODY & COMPANY OF CALIFORNIA

                            STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                        1996
                                                                     ----------
REVENUES:
 Loan placement and brokerage....................................... $  942,981
 Loan servicing.....................................................    326,798
 Other income (loss)................................................     (3,350)
                                                                     ----------
                                                                      1,266,429
EXPENSES:
 Salaries and other compensation....................................  1,074,529
 General and administrative.........................................    624,358
 Depreciation and amortization......................................    128,382
                                                                     ----------
                                                                      1,827,269
  NET LOSS.......................................................... $ (560,840)
                                                                     ==========

                      L.J. MELODY & COMPANY OF CALIFORNIA

                       STATEMENT OF SHAREHOLDERS' EQUITY

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                      VOTING ADDITIONAL  RETAINED
                                      COMMON  PAID-IN    EARNINGS
                                      STOCK   CAPITAL    (DEFICIT)    TOTAL
                                      ------ ----------  ---------  ----------
Balance, December 31, 1995........... $1,000 $1,407,247  $  54,247  $1,462,494
Distributions to or on behalf of
 shareholders........................    --    (227,273)       --     (227,273)
Net loss.............................    --         --    (560,840)   (560,840)
                                      ------ ----------  ---------  ----------
Balance, June 30, 1996............... $1,000 $1,179,974  $(506,593) $  674,381
                                      ====== ==========  =========  ==========

                      L.J. MELODY & COMPANY OF CALIFORNIA

                            STATEMENT OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                       1996
                                                                     ---------
OPERATING ACTIVITIES:
 Net Loss........................................................... $(560,840)
 Adjustments to reconcile net loss to net cash used in operating activties--
  Depreciation and amortization.....................................   128,382
  Loss on disposal on equipment.....................................    28,626
  Changes in operating assets and liabilities--
   Accounts receivable and other current assets..................... 1,089,436
   Accrued employee benefits........................................  (227,116)
   Accounts payable and accrued expenses............................   (60,860)
                                                                     ---------
 Net cash provided by (used in) operating activities................   397,628

INVESTING ACTIVITIES:
 Purchase of other assets...........................................       --
 Purchase of equipment..............................................   (93,863)
                                                                     ---------
 Net cash used in investing activities..............................   (93,863)

FINANCING ACTIVITIES:
 Repurchase of non-voting common stock..............................       --
 Distributions to shareholders......................................  (227,273)
                                                                     ---------
 Net cash used in financing activities..............................  (227,273)
                                                                     ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................    76,492
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....................   181,400
                                                                     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................... $ 257,892
                                                                     =========

                      L.J. MELODY & COMPANY OF CALIFORNIA

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING MATTERS:

  L.J. Melody & Company of California (the Company) is a commercial mortgage banker and servicer of commercial mortgages. As of June 30, 1996, the Company was servicing loans for others with principal balances aggregating approximately $1.6 billion. Approximately 50 percent of loan placement and brokerage revenue and 70 percent of loan servicing revenue were earned from one client. In addition, approximately 10 percent of loan placement and brokerage revenue and 25 percent of loan servicing revenue were earned from two separate clients. The Company primarily operates in southern California and Arizona; however, it pursues mortgage banking operations in other areas of the country as they arise. The following is a summary of the Company's significant accounting matters.

  BASIS OF PRESENTATION

  The financial statements for the interim period have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information not misleading. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position and results of operation.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement established the recognition and measurement standards related to the impairment of long-lived assets. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." Effective January 1, 1996, the Company adopted SFAS No. 121 and 122. The adoption of these standards did not have a material effect on the Company's financial position or results of operations.

  In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Under SFAS No. 125, the Company will be required to recognize, at fair value, financial and servicing assets it has acquired control over and related liabilities it has incurred and amortize them over the period of estimated net servicing income or loss. Write-off of the asset is required when control is surrendered and of the liability when extinguished. The Company does not currently recognize the value of financial and servicing assets when loans are originated. The adoption of the new statement will result in the recognition of amortization cost along with income from servicing as services are performed and the recognition of gains or losses at the time servicing rights are sold. This

                      L.J. MELODY & COMPANY OF CALIFORNIA

                                 JUNE 30, 1996
                                  (UNAUDITED)
  statement is required to be adopted by the Company in 1997. Management of the Company has not yet determined the impact, if any, that the adoption of this standard will have on the Company's financial position or results of operations.

  CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of cash and money market mutual funds. Cash equivalents are carried at cost, which approximates fair value. The Company considers all investments with an original maturity of less than three months to be cash equivalents.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are carried at cost. Depreciation and amortization are computed using the straight-line or double declining balance methods over the assets' estimated useful lives, which range from three to ten years.

  PURCHASED LOAN SERVICING RIGHTS

  The cost of purchased loan servicing rights is being amortized in proportion to and over the period of estimated servicing income and on a straight-line basis. Adjustments are made for unexpected loan prepayments as they occur.

  EMPLOYMENT AGREEMENTS AND COVENANTS NOT TO COMPETE

  Capitalized costs relating to employment agreements and covenants not to compete are amortized on a straight-line basis over the term of the related agreement.

  LOAN PLACEMENT AND BROKERAGE

  Revenue from loan placement and brokerage is recognized at the time that a noncontingent commitment is obtained and the Company has no significant remaining obligations for performance in connection with the transaction. Related expenses are charged to income as incurred.

  LOAN SERVICING

  Loan servicing revenue represents a participation in interest collections on loans serviced for investors, normally based upon a stipulated percentage of the outstanding monthly principal balance of such loans. These revenues are credited to income as monthly principal and interest payments are collected from mortgagors, and expenses of loan servicing are charged to income as incurred.

  INCOME TAXES

  The Company operates under Subchapter S of the Internal Revenue Code and, consequently, is not subject to federal income tax. The shareholders include the Company's taxable income or loss in their individual tax returns. For California state income tax purposes, the Company is taxed under Subchapter S status.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                                 JUNE 30, 1996
                                  (UNAUDITED)

2. RELATED-PARTY TRANSACTIONS:

  L.J. Melody & Company provides loan servicing on certain loans obtained by the Company and also provides administrative services for which the Company paid $130,608 during the six months ended June 30, 1996.

3. SUBSEQUENT EVENT:

  Effective July 1, 1996, CB Commercial Mortgage Company, Inc. (CB Mortgage), a wholly owned subsidiary of CB Commercial Real Estate Group, Inc., acquired all of the outstanding capital stock of the Company and of L.J. Melody & Company (LJMCo), an affiliate of the Company. Concurrent with this transaction the Company distributed approximately $66,000 of assets to its shareholders. On July 9, 1996, CB Mortgage merged into LJMCo, with the LJMCo surviving the merger. As a result of the merger, the Company became a wholly owned subsidiary of LJMCo, and it is intended that at the end of 1996 the Company will be merged into LJMCo.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 L.J. Melody & Company of California:

  We have audited the accompanying balance sheet of L.J. Melody & Company of California (a Texas corporation) as of December 31, 1995, and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.J. Melody & Company of California as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Houston, Texas
March 18, 1996 (except with                               Arthur Andersen LLP
 respect to the matter discussed
 in Note 6, as to which the date
 is July 12, 1996)

                      L.J. MELODY & COMPANY OF CALIFORNIA

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......................................... $  181,400
 Accounts receivable and other current assets.......................  1,168,189
                                                                     ----------
  Total current assets..............................................  1,349,589

EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
 Furniture and fixtures.............................................    135,796
 Computer hardware and software.....................................     23,744
 Leasehold improvements.............................................     65,665
                                                                     ----------
                                                                        225,205
 Less--Accumulated depreciation and amortization....................   (103,625)
                                                                     ----------
                                                                        121,580
OTHER ASSETS:
 Employment agreements and covenants not to compete,
  net of accumulated amortization of $427,816.......................    111,624
 Purchased loan servicing rights and related assets,
  net of accumulated amortization of $540,490.......................    434,923
                                                                     ----------
  Total assets...................................................... $2,017,716
                                                                     ==========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accrued employee benefits.......................................... $  424,607
 Accounts payable and accrued expenses..............................    130,615
                                                                     ----------
  Total current liabilities.........................................    555,222

COMMITMENTS AND CONTINGENCIES (Note 4)
SHAREHOLDERS' EQUITY:
 Voting common stock, par value $1 per share, 3,000 shares
  authorized, 1,000 shares issued and outstanding...................      1,000
 Nonvoting common stock, par value $1 per share, 1,000 shares
  authorized, 1 share issued and held in treasury...................        --
 Additional paid-in capital.........................................  1,407,247
 Retained earnings..................................................     54,247
                                                                     ----------
                                                                      1,462,494
                                                                     ----------
  Total liabilities and shareholders' equity........................ $2,017,716
                                                                     ==========

   The accompanying notes are an integral part of these financial statements.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

REVENUES:
 Loan placement and brokerage....................................... $2,776,119
 Loan servicing.....................................................    693,926
 Other income.......................................................      8,970
                                                                     ----------
                                                                      3,479,015
EXPENSES:
 Salaries and other compensation....................................  2,093,064
 General and administrative.........................................    975,849
 Depreciation and amortization......................................    273,393
                                                                     ----------
                                                                      3,342,306
                                                                     ----------
NET INCOME.......................................................... $  136,709
                                                                     ==========

   The accompanying notes are an integral part of these financial statements.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                       STATEMENT OF SHAREHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             VOTING NONVOTING ADDITIONAL  RETAINED
                             COMMON  COMMON    PAID-IN    EARNINGS
                             STOCK    STOCK    CAPITAL    (DEFICIT)    TOTAL
                             ------ --------- ----------  ---------  ----------
BALANCE, December 31, 1994.. $1,000    $ 1    $1,205,025  $(81,268)  $1,124,758
DISTRIBUTIONS TO OR ON BE-
 HALF OF SHAREHOLDERS.......     --     --       (25,000)       --      (25,000)
CAPITAL CONTRIBUTIONS.......     --     --       227,222        --      227,222
NET INCOME..................     --     --            --   136,709      136,709
REPURCHASE OF NONVOTING
 COMMON STOCK...............     --     (1)           --    (1,194)      (1,195)
                             ------    ---    ----------  --------   ----------
BALANCE, December 31, 1995.. $1,000    $--    $1,407,247  $ 54,247   $1,462,494
                             ======    ===    ==========  ========   ==========

   The accompanying notes are an integral part of these financial statements.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

OPERATING ACTIVITIES:
 Net income......................................................... $ 136,709
 Adjustments to reconcile net income to net cash used in operating activities--
  Depreciation and amortization.....................................   273,393
  Changes in operating assets and liabilities--
   Accounts receivable and other current assets.....................  (991,917)
   Accrued employee benefits........................................   176,847
   Accounts payable and accrued expenses............................    59,031
                                                                     ---------
    Net cash used in operating activities...........................  (345,937)

INVESTING ACTIVITIES:
 Proceeds from sale of equipment....................................     1,577
 Purchase of equipment..............................................   (69,483)
 Purchase of loan servicing rights and related assets...............   (41,124)
                                                                     ---------
    Net cash used in investing activities...........................  (109,030)

FINANCING ACTIVITIES:
 Capital contributions..............................................   227,222
 Distributions to shareholders......................................   (25,000)
 Repurchase of nonvoting common stock...............................    (1,195)
                                                                     ---------
    Net cash provided by financing activities.......................   201,027
                                                                     ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...........................  (253,940)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................   435,340
                                                                     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................ $ 181,400
                                                                     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the year for state income taxes................... $     800
                                                                     =========

   The accompanying notes are an integral part of these financial statements.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SIGNIFICANT ACCOUNTING MATTERS:

  L.J. Melody & Company of California (the Company) is a commercial mortgage banker and servicer of commercial mortgages. As of December 31, 1995, the Company was servicing loans for others with principal balances aggregating approximately $1.4 billion. Approximately 52 percent of loan placement and brokerage revenue and 71 percent of loan servicing revenue were earned from one investor. In addition, 12 percent of loan placement and brokerage revenue and 25 percent of loan servicing revenue were earned from two separate investors. The Company primarily operates in Southern California and Arizona; however, it pursues mortgage banking operations in other areas of the country as they arise. The following is a summary of the Company's significant accounting matters.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement established the recognition and measurement standards related to the impairment of long-lived assets. In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. Effective January 1, 1996, the Company adopted SFAS No. 121 and 122. The adoption of these standards did not have a material effect on the Company's financial position or results of operations.

  CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of cash and money market mutual funds. Cash equivalents are carried at cost, which approximates fair value.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements are carried at cost. Depreciation and amortization are computed using the straight-line or double declining balance methods over the assets' estimated useful lives, which range from three to ten years.

  PURCHASED LOAN SERVICING RIGHTS

  The cost of purchased loan servicing rights is being amortized in proportion to and over the period of estimated servicing income and on a straight-line basis. Adjustments are made for unexpected loan prepayments as they occur.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                               DECEMBER 31, 1995

  EMPLOYMENT AGREEMENTS AND COVENANTS NOT TO COMPETE

  Capitalized costs relating to employment agreements and covenants not to compete are amortized on a straight-line basis over the term of the related agreement.

  LOAN PLACEMENT AND BROKERAGE

  Revenue from loan placement and brokerage is recognized at the time that a noncontingent commitment is obtained and the Company has no significant remaining obligations for performance in connection with the transaction. Related expenses are charged to income as incurred.

  LOAN SERVICING

  Loan servicing revenue represents a participation in interest collections on loans serviced for investors, normally based upon a stipulated percentage of the outstanding monthly principal balance of such loans. These revenues are credited to income as monthly principal and interest payments are collected from mortgagors, and expenses of loan servicing are charged to income as incurred. As of December 31, 1995, escrow funds of $6,691,225, held in conjunction with servicing activities, were on deposit in bank accounts held in trust for investors and are not included in the accompanying balance sheet.

  INCOME TAXES

  The Company operates under Subchapter S of the Internal Revenue Code and, consequently, is not subject to federal income tax. The shareholders include the Company's taxable income or loss in their individual tax returns. For California state income tax purposes, the Company is taxed under Subchapter S status.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments are either carried at fair value or cost. The carrying amounts of financial instruments reported at cost approximate their fair values because of the short maturity, short lapse of time between their issuance and year-end, and market interest rates, as applicable, of those instruments.

2. ACCOUNTS RECEIVABLE AND OTHER CURRENT ASSETS:

  The components of accounts receivable and other current assets at December 31, 1995 are as follows:

   Loan placement and brokerage fees receivable..................... $1,063,766
   Other receivables................................................     51,715
   Other current assets.............................................     52,708
                                                                     ----------
                                                                     $1,168,189
                                                                     ==========

3. RELATED-PARTY TRANSACTIONS:

  L.J. Melody & Company provides loan servicing on certain loans obtained by the Company and also provides administrative services for which the Company paid $261,246 and $72,000, respectively, during 1995.

                      L.J. MELODY & COMPANY OF CALIFORNIA

                               DECEMBER 31, 1995

4. LEASES:

  Future minimum lease payments for noncancelable operating leases for office space and equipment approximate $241,000, $230,000, $223,000, $207,000 and
  $213,000 for the years ended December 31, 1996 through 2000, respectively. Rent expense under these operating leases aggregated approximately $247,000 for the year ended December 31, 1995.

5. PROFIT-SHARING PLANS:

  The Company has a 401(k) profit-sharing plan under which all employees are eligible for participation after completing six months of service. Participating employees can elect to make contributions to the plan on a pretax salary deduction basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, the Company may make discretionary matching contributions. The Company's contribution to the plan in 1995 was $42,867.

6. SUBSEQUENT EVENT:

  On July 1, 1996, CB Commercial Mortgage Company, Inc. (CB Mortgage), a wholly owned subsidiary of CB Commercial Real Estate Group, Inc., acquired all of the outstanding capital stock of the Company and of L.J. Melody & Company (LJMCo), an affiliate of the Company. On July 9, 1996, CB Mortgage merged into LJMCo, with LJMCo surviving the merger. As a result of the merger, the Company became a wholly owned subsidiary of LJMCo, and it is intended that, at the end of 1996, the Company will be merged into LJMCo.

                         Graphic on Inside Back Cover

           Circular Diagram of arrows illustrating the integration
         of all of the Company's commercial real estate services with the needs of real estate owners and investors.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE OR, TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
The Company...............................................................   17
Use of Proceeds...........................................................   17
Price Range of Common Stock and Dividend Policy...........................   18
Capitalization............................................................   19
Selected Consolidated Financial and Other Data............................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   38
Management................................................................   52
Certain Transactions......................................................   61
Principal Stockholders....................................................   63
Description of Capital Stock..............................................   66
The Company's Credit Agreements...........................................   70
Shares Eligible For Future Sale...........................................   71
Underwriting..............................................................   74
Legal Matters.............................................................   75
Experts...................................................................   75
Additional Information....................................................   75
Pro Forma Financial Statements............................................  P-1
Financial Statements......................................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,347,000 SHARES

           [LOGO OF CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.]

                           CB COMMERCIAL REAL ESTATE
                              SERVICES GROUP, INC.

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.
                             MONTGOMERY SECURITIES

                                       , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                     PAYABLE BY
                                                                     REGISTRANT
                                                                     ----------
   SEC registration fee............................................. $   39,205
   National Association of Securities Dealers, Inc. filing fee......     12,250
   Nasdaq Stock Market Listing Fee..................................     49,000
   Blue Sky fees and expenses.......................................     20,000
   Accounting fees and expenses.....................................    365,000
   Legal fees and expenses..........................................    300,000
   Printing and engraving expenses..................................    250,000
   Registrar and Transfer Agent's fees..............................     15,000
   Miscellaneous fees and expenses..................................     60,545
                                                                     ----------
       Total........................................................ $1,111,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article Six of the Registrant's Fourth Amended Restated Certificate of Incorporation (Exhibit 3(i).2 hereto) provides for the indemnification of the Company's directors and officers to the extent and under the circumstances permitted by the Delaware General Corporation Law.

  The Purchase Agreement (Exhibit 1.1) will provide for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since January 1, 1996, the Company has sold 510,906 shares of Common Stock to eight executive officers of the Company under the Company's 1996 Equity Incentive Plan at $10.00 per share. These sales were made by private placement in reliance on the exemption from registration provisions provided for in
Section 4(2) of the Securities Act.

  The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

        EXHIBIT
        NUMBER                        DESCRIPTION OF DOCUMENT
        -------                       -----------------------
         1.1++     Form of Purchase Agreement.

      3(i).1*      Third Restated Certificate of Incorporation of Registrant
                    filed as Exhibit 3.1 to Registrant's Annual Report on Form
                    10-K for the year ended December 31, 1989.
      3(i).2*      Form of Fourth Restated Certificate of Incorporation of
                    Registrant to be filed after the effective date of this
                    Registration Statement filed as Exhibit A to Proxy
                    Statement dated October 4, 1996 relating to Special Meeting of Stockholders held October 30, 1996.
     3(ii).1*      Second Amended and Restated Bylaws of the Registrant filed as Exhibit 3.4 to Registrant's Post-Effective Amendment No.
                    1 to its Form S-1 Registration Statement, File No. 33-
                    29410.
     3(ii).2*      Form of Third Amended and Restated Bylaws of the Registrant
                    to be adopted after the effective date of this Registration
                    Statement filed as Exhibit B to the Registrant's Proxy
                    Statement dated October 4, 1996 relating to a Special
                    Meeting of Stockholders held on October 30, 1996.
         4.1++     Specimen Form of Common Stock Certificate.
         4.2*      Form of CB Commercial Holdings, Inc. Restricted Stock
                    Agreement between CB Commercial Holdings, Inc. and CB
                    Commercial Holdings, Inc.'s Officer or Employee, filed as
                    Exhibit 4.8 to the Registrant's Form S-1 Registration
                    Statement, File No. 33-29410.
         4.3*      First Amendment to CB Commercial Holdings, Inc. Restricted
                    Stock Agreement filed as Exhibit 4.9 to the Registrant's
                    Annual Report on Form 10-K for the year ended December 31,
                    1989.
         4.4++     Agreement by and between CB Commercial Holdings, Inc. and
                    Kajima U.S.A., Inc., Fukoku Mutual Life Insurance Company,
                    Kasen Development, Inc. and S.R.E.S.--Fifth Avenue, Inc.
                    dated August 30, 1996.
         5.1++     Opinion of Pillsbury Madison & Sutro LLP.
        10.1(i)*   CB Commercial Holdings, Inc. Omnibus Stock and Incentive
                    Plan filed as Exhibit 10.13 to the CB Commercial Holdings,
                    Inc. Post-Effective Amendment No. 1 to the Registrant's
                    Form S-1 Registration Statement, File No. 33-29410.
        10.1(ii)*  First Amendment to the CB Commercial Holdings, Inc. Omnibus
                    Stock and Incentive Plan filed as Exhibit 10.16 to the
                    Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1990.
        10.1(iii)* Second Amendment to the CB Commercial Holdings, Inc. Omnibus
                    Stock and Incentive Plan filed as Exhibit 10.16 (iii) to
                    the Registrant's Annual Report on Form 10-K for the year
                    ended December 31, 1993.
        10.1(iv)*  Third Amendment to the CB Commercial Holdings, Inc. Omnibus
                    Stock and Incentive Plan filed as Exhibit 10.4 (iv) to the
                    Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1994.
        10.2(i)*   1990 Stock Option Plan filed as Exhibit 4(a) to the
                    Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990.
        10.2(ii)*  First Amendment to the 1990 Stock Option Plan, filed as
                    Exhibit 10.15(ii) to the Registrant's Annual Report on Form
                    10-K for the year ended December 31, 1992.

      EXHIBIT
       NUMBER                       DESCRIPTION OF DOCUMENT
      -------                       -----------------------
     10.2(iii)* Second Amendment to the 1990 Stock Option Plan filed as Exhibit
                 10.8 (iii) to the Registrant's Annual Report on Form 10-K for
                 the year ended December 31, 1993.
     10.2(iv)*  Third Amendment to the 1990 Stock Option Plan filed as Exhibit
                 10.5 (iv) to the Registrant's Annual Report on Form 10-K for
                 the year ended December 31, 1994.
     10.3*      Form of Incentive Stock Option Agreement filed as Exhibit 4(b)
                 to the Registrant's Quarterly Report on Form 10-Q for the
                 quarter ended June 30, 1990.
     10.4*      Form of Nonstatutory Stock Option Agreement filed as Exhibit
                 4(c) to the Registrant's Quarterly Report on Form 10-Q for the
                 quarter ended June 30, 1990.
     10.5(i)*   Second Amended and Restated Senior Secured Credit Agreement,
                 dated as of June 30, 1994 between CB Commercial Real Estate
                 Group, Inc. and The Sumitomo Bank, Limited filed as Exhibit
                 10.9 to the Registrant's Annual Report on Form 10-K for the
                 year ended December 31, 1994.
     10.5(ii)*  Limited Waiver, Consent and Amendment No. 1 dated as of June
                 30, 1995 to Second Amended and Restated Senior Secured Credit
                 Agreement dated as of June 30, 1995 between CB Commercial Real
                 Estate Group, Inc. and The Sumitomo Bank, Limited, filed as
                 Exhibit 10.6(ii) to the Registrant's Annual Report on Form 10-
                 K for the year ended December 31, 1995.
     10.5(iii)* Amendment No. 2 dated as of June 30, 1996, to Second Amended and Restated Senior Secured Credit Agreement dated as of June
                 30, 1994, between CB Commercial Real Estate Group, Inc. and
                 The Sumitomo Bank, Limited filed as Exhibit 10.6(iii) to the
                 Registrant's Quarterly Report on 10-Q for the quarter ended
                 June 30, 1996.
     10.5(iv)++ Form of Third Amended and Restated Senior Secured Credit
                 Agreement between CB Commercial Real Estate Group, Inc. and
                 The Sumitomo Bank, Limited.
     10.6(i)*   Senior Subordinated Credit Agreement among Coldwell Banker
                 Commercial Group, Inc., CB Commercial Holdings, Inc. and
                 certain subsidiaries of Coldwell Banker Commercial Group,
                 Inc., as guarantors and Sumitomo Finance (Dublin) Limited, dated July 20, 1990 (the "Senior Subordinated Credit
                 Agreement") filed as Exhibit 4(e) to the Registrant's
                 Quarterly Report on Form 10-Q for the quarter ended June 30,
                 1990.
     10.6(ii)*  Amendment No. 1 to Senior Subordinated Credit Agreement dated as of October 10, 1991 among CB Commercial Real Estate Group,
                 Inc., as borrower, CB Commercial Holdings, Inc. and certain subsidiaries of CB Commercial Real Estate Group, Inc., as
                 guarantors, and Sumitomo Finance (Dublin) Limited, as lender filed as Exhibit 10.19 to the Registrant's Current Report on
                 Form 8-K dated March 27, 1992.
     10.6(iii)* Amendment No. 2 to Senior Subordinated Credit Agreement dated as of June 30, 1994 among CB Commercial Real Estate Group,
                 Inc., as borrower, CB Commercial Holdings, Inc. and certain subsidiaries of CB Commercial Real Estate Group, Inc., as
                 guarantors, and Sumitomo Finance (Dublin) Limited, as lender, filed as Exhibit 10.11 to the Registrant's Annual Report on
                 Form 10-K for the year ended December 31, 1994.

      EXHIBIT
       NUMBER                       DESCRIPTION OF DOCUMENT
      -------                       -----------------------
     10.6(iv)*  Limited Waiver, Consent and Amendment No. 3 dated as of June
                 30, 1995 to Senior Subordinated Credit Agreement dated as of
                 October 10, 1991 among CB Commercial Real Estate Group, Inc., as borrower, the Registrant, and certain subsidiaries of CB
                 Commercial Real Estate Group, Inc., as guarantors, and
                 Sumitomo Finance (Dublin) Limited, as lender, filed as exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
     10.6(v)*   Amendment No. 4 dated as of June 30, 1996, to Senior
                 Subordinated Credit Agreement dated as of October 10, 1991, among CB Commercial Real Estate Group, Inc. as borrower, the
                 Registrant and certain subsidiaries of CB Commercial Real
                 Estate Group, Inc., as guarantors, and Sumitomo Finance
                 (Dublin) Limited, as lender filed as Exhibit 10.7(v) to the
                 Registrant's Quarterly Report on Form 10-Q for the Quarter
                 Ended June 30, 1996.
     10.6(vi)++ Form of Amended and Restated Senior Subordinated Credit
                 Agreement dated as of November   , 1996 among CB Commercial
                 Real Estate Group, Inc., the Registrant and certain
                 subsidiaries of CB Real Estate Group, Inc., as guarantors, and
                 Sumitomo Finance (Dublin) Limited.
     10.7*      CB Commercial Holdings, Inc. 1991 Service Providers Stock
                 Option Plan filed as Exhibit 10.27 to the Registrant's Current
                 Report on Form 8-K dated April 1, 1992.
     10.8(i)*   CB Commercial Holdings, Inc. Deferred Compensation Plan filed as Exhibit 10.21 to the Registrant's Annual Report on Form 10-
                 K for the year ended December 31, 1993.
     10.8(ii)*  First Amendment to the CB Commercial Holdings, Inc. Deferred
                 Compensation Plan filed as Exhibit 10.13 (ii) to the
                 Registrant's Annual Report on Form 10-K for the year ended
                 December 31, 1994.
     10.8(iii)* Second Amendment to the CB Commercial Holdings, Inc. Deferred
                 Compensation Plan, filed as exhibit to the Registrant's Annual
                 Report on Form 10-K for the year ended December 31, 1995.
     10.9*      1996 Equity Incentive Plan of CB Commercial Holdings, Inc.,
                 filed as exhibit to the Registrant's Annual Report on Form 10-
                 K for the year ended December 31, 1995.
     10.10*     Form of Indemnification Agreement between CB Commercial
                 Holdings, Inc., CB Commercial Real Estate Group, Inc. and
                 directors and officers, filed as Exhibit 10.29 to the
                 Registrant's Annual Report on Form 10-K for the year ended
                 December 31, 1992.
     10.11*     Purchase Agreement dated as of May 15, 1995 among CB Commercial
                 Real Estate Group, Inc., Westmark Real Estate Acquisition
                 Partnership, L.P., and certain individuals signatory thereto, filed as Exhibit 10.1 to the Registrant's Current Report on
                 Form 8-K dated June 30, 1995.
     10.12*     Employment Agreement between the Registrant and Lawrence J.
                 Melody dated July 1, 1996.
     10.13++    Registration Rights Agreement among the Registrant and Kajima
                 U.S.A., Inc., Fukoko Mutual Life Insurance Company, Kasen
                 Development, Inc. and S.R.E.S.-Fifth Avenue, Inc., to be dated as of the closing date 1996.
     10.14++    Amended and Restated Senior Subordinated Credit Agreement,
                 dated as of November   , 1996, between Westmark Real Estate
                 Acquisition Partners and 399 Venture Partners.

     EXHIBIT
     NUMBER                       DESCRIPTION OF DOCUMENT
     -------                      -----------------------
     12. ++  Computation of Ratio of Earnings to Fixed Charges.
     21.1++  Subsidiaries of the Company.
     23.1    Consent of Arthur Andersen LLP regarding Registrant.
     23.2    Consent of Arthur Andersen LLP regarding L.J. Melody.
     23.3    Consent of KPMG Peat Marwick LLP.
     23.4++  Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).
     24.1++  Power of Attorney.

--------
*  Incorporated by reference.

++ Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

                                                                            PAGE
                                                                            ----
   Opinion of Arthur Anderson LLP.......................................... S-1
    I--Condensed Financial Information of Registrant....................... S-2
   II--Valuation and Qualifying Accounts................................... S-3

  All other schedules are not submitted because either they are not applicable, not required or the information required is included in the Consolidated Financial Statements, including the notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, ON THE 25TH DAY OF NOVEMBER, 1996.

                                          CB Commercial Holdings, Inc.

                                                 /s/ Walter V. Stafford
                                          By: _________________________________
                                                    WALTER V. STAFFORD
                                              SENIOR EXECUTIVE VICE PRESIDENT
                                                    AND GENERAL COUNSEL

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                NAME                           TITLE                 DATE

                  *                    Chief Executive
-------------------------------------   Officer (Principal       November 25,
           JAMES J. DIDION              Executive Officer)        1996
                                        and Director

                  *                    Senior Executive
-------------------------------------   Vice President,          November 25,
          DAVID A. DAVIDSON             Chief Financial           1996
                                        Officer, Treasurer
                                        (Principal
                                        Financial Officer)

                  *                    Executive Vice
-------------------------------------   President                November 25,
         RONALD J. PLATISHA             (Principal                1996
                                        Accounting Officer)

                  *                    Director
-------------------------------------                            November 25,
         STANTON D. ANDERSON                                      1996

                  *                    Director
-------------------------------------                            November 25,
            GARY J. BEBAN                                         1996

                  *                    Director
-------------------------------------                            November 25,
           RICHARD C. BLUM                                        1996

                NAME                            TITLE                DATE

                                        Director
-------------------------------------                          November , 1996
          FRANK C. CARLUCCI

                  *                     Director
-------------------------------------                            November 25,
        RICHARD C. CLOTFELTER                                     1996

                                        Director
-------------------------------------                            November   ,
         DANIEL A. D'ANIELLO                                      1996

                                        Director
-------------------------------------                            November   ,
           HIROAKI HOSHINO                                        1996

                  *                     Director
-------------------------------------                            November 25,
            PAUL C. LEACH                                         1996

                  *                     Director
-------------------------------------                            November 25,
          GEORGE J. KALLIS                                        1996

                  *                     Director
-------------------------------------                            November 25,
           TAKAYUKI KOHRI                                         1996

                  *                     Director
-------------------------------------                            November 25,
          FREDERIC V. MALEK                                       1996

                  *                     Director
-------------------------------------                            November 25,
         LAWRENCE J. MELODY                                       1996

                  *                     Director
-------------------------------------                            November 25,
          JEFFREY S. MORGAN                                       1996

                  *                     Director
-------------------------------------                            November 25,
          RICHARD A. POGUE                                        1996

                NAME                            TITLE                DATE

                                        Director
-------------------------------------                            November   ,
         PETER V. UEBERROTH                                       1996

                  *                     Director
-------------------------------------                            November 25,
           GARY L. WILSON                                         1996

      /s/ Walter V. Stafford
*By: ________________________________
         WALTER V. STAFFORD
          ATTORNEY-IN-FACT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CB Commercial Holdings, Inc.

  We have audited in accordance with generally accepted auditing standards, the financial statements of CB Commercial Holdings, Inc. included in this Registration statement and have issued our report thereon dated January 31, 1996. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The Schedule of Condensed Financial Information of the Company and the Schedule of Valuation and Qualifying Accounts of the Company are for purposes of complying with the Securities Exchange Commission rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                            ARTHUR ANDERSEN LLP

January 31, 1996
Los Angeles, California

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (AMOUNTS IN THOUSANDS)

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
BALANCE SHEET
Advances to CB Commercial.................................... $ 42,918 $ 40,682
Investment in CB Commercial and subsidiaries.................   62,124   62,124
                                                              -------- --------
  Total assets............................................... $105,042 $102,806
                                                              ======== ========
Stockholders' Equity......................................... $105,042 $102,806
                                                              ======== ========

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                              1995  1994  1993
                                                              ----  ----  ----
INCOME STATEMENT
Expenses--other.............................................. $ 39  $(45)   47
Provision for income taxes...................................   51    --     1
                                                              ----  ----  ----
  Net income (loss).......................................... $(90) $ 45  $(48)
                                                              ====  ====  ====

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                              1995  1994  1993
                                                              ----  ----  ----
STATEMENT OF CASH FLOWS
Net income (loss)............................................ $(90) $ 45  $(48)
Adjustments to reconcile net income (loss) to net cash used
 in operating activities.....................................   --    --    --
 Advances to CB Commercial...................................   90   (45)   48
                                                              ----  ----  ----
 Net cash provided by operating activities...................   --    --    --
Cash flows from investing activities.........................   --    --    --
Cash flows from financing activities.........................   --    --    --
Net change in cash and cash equivalents......................   --    --    --
Cash and cash equivalents, at beginning of period............   --    --    --
                                                              ----  ----  ----
Cash and cash equivalents, at end of period.................. $ --  $ --  $ --
                                                              ====  ====  ====

NOTES TO CONDENSED FINANCIAL INFORMATION

Note 1--In connection with the Acquisition, the Company, together with all other CB Commercial subsidiaries, has guaranteed any and all obligations of CB Commercial.

        CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)

                                                  RESERVE FOR ALLOWANCE
                                                   EMPLOYEE    FOR BAD   LEGAL
                                                     LOANS      DEBTS   RESERVE
                                                  ----------- --------- -------
Balance, December 31, 1992.......................   $   --     $1,238   $1,226
 Charges to expense..............................    1,810      4,275    1,500
 Write-offs......................................      (42)      (975)    (117)
                                                    ------     ------   ------
Balance, December 31, 1993.......................    1,768      4,538    2,609
 Charges to expense..............................       --      1,096    1,250
 Write-offs......................................      (23)    (1,090)    (404)
                                                    ------     ------   ------
Balance, December 31, 1994.......................    1,745      4,544    3,455
 Charges to expense..............................       --        346       --
 Write-offs......................................     (210)      (490)      --
                                                    ------     ------   ------
Balance, December 31, 1995.......................   $1,535     $4,400   $3,455
                                                    ======     ======   ======


                                      S-3